    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 1999


                                                      REGISTRATION NO. 333-81255
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                LEAR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                                13-3386776
    (STATE OR OTHER JURISDICTION OF INCORPORATION OR               (I.R.S. EMPLOYER IDENTIFICATION NO.)
                     ORGANIZATION)

                           AND SUBSIDIARY GUARANTORS:

                          LEAR OPERATIONS CORPORATION
                      LEAR CORPORATION AUTOMOTIVE HOLDINGS
     (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR RESPECTIVE CHARTERS)

                        DELAWARE                                                38-3265872
                        DELAWARE                                                11-2462850
    (STATE OR OTHER JURISDICTION OF INCORPORATION OR
                     ORGANIZATION)                                 (I.R.S. EMPLOYER IDENTIFICATION NO.)

                                      3714
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                                                         JOSEPH F. MCCARTHY, ESQ.
                                                                             LEAR CORPORATION
                  21557 TELEGRAPH ROAD                                     21557 TELEGRAPH ROAD
               SOUTHFIELD, MI 48086-5008                                SOUTHFIELD, MI 48086-5008
                     (248) 447-1500                                           (248) 447-1500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                       INCLUDING                                                 NUMBER,
AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)         INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:
                               JOHN L. MACCARTHY
                              DANIEL A. NINIVAGGI
                                WINSTON & STRAWN
                                200 PARK AVENUE
                               NEW YORK, NY 10166
                                 (212) 294-6700
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. LEAR MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 9, 1999


PROSPECTUS

                                 EXCHANGE OFFER
                                      FOR
                                ALL OUTSTANDING
                          7.96% SENIOR NOTES DUE 2005
                                      AND
                          8.11% SENIOR NOTES DUE 2009
                                       OF
                                LEAR CORPORATION
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
         NEW YORK CITY TIME, ON                , 1999, UNLESS EXTENDED

                          TERMS OF THE EXCHANGE OFFER

     - Lear is offering to exchange registered 7.96% Series B Senior Notes due 2005 for all of its original unregistered 7.96% Senior Notes due 2005 and registered 8.11% Series B Senior Notes due 2009 for all of its original unregistered 8.11% Senior Notes due 2009.

     - The terms of the exchange securities are identical in all respects to the terms of the original securities for which they are being exchanged, except that the registration rights and related liquidated damages provisions, and the transfer restrictions, applicable to the original securities are not applicable to the exchange securities.

     - Subject to the satisfaction or waiver of specified conditions, Lear will exchange the applicable exchange securities for all original securities that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     - You may withdraw tenders of original securities at any time prior to the expiration of the exchange offer.

     -   Lear will not receive any proceeds from the exchange offer.

     See "Risk Factors," beginning on page 8, for a discussion of certain factors that should be considered before tendering your original securities in the exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                  THIS PROSPECTUS IS DATED             , 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    8
Where You Can Find More Information.........................   12
Incorporation of Documents by Reference.....................   12
Forward-Looking Statements..................................   13
Use of Proceeds.............................................   13
Unaudited Pro Forma Financial Data..........................   14
Selected Consolidated Financial Data........................   17
Business....................................................   19
The Exchange Offer..........................................   31
Description of Other Material Indebtedness..................   39
Description of Exchange Securities..........................   42
United States Federal Income Tax Considerations.............   56
Plan of Distribution........................................   60
Legal Matters...............................................   60
Experts.....................................................   60

                                       (i)

                               PROSPECTUS SUMMARY

     This brief summary highlights selected information from the prospectus. It may not contain all of the information that is important to you. We urge you to carefully read and review the entire prospectus and the other documents to which it refers to fully understand the terms of the exchange securities and the exchange offer.

                                      LEAR

     When we use the terms "Lear," "we," "us" and "our," unless otherwise indicated or the context otherwise requires, we are referring to Lear Corporation and its consolidated subsidiaries, including UT Automotive, which we acquired in May 1999. When we use the term "UT Automotive," we are referring to UT Automotive, Inc. together with its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires. When we use the term "EMS," we are referring to the Electric Motor Systems business of UT Automotive. Unless otherwise indicated, pro forma information included in this prospectus gives effect to the following transactions as if they had occurred on January 1, 1998:

     - the acquisition of Delphi's automotive seating business,

     - the UT Automotive acquisition, the sale of EMS and the application of the proceeds therefrom,

     - the amendment and restatement of our prior senior credit facility in connection with the UT Automotive acquisition,

     - borrowings under our new credit facilities in connection with the UT Automotive acquisition, and

     - the offering of the original securities and the application of the proceeds therefrom.

GENERAL

     We are one of the ten largest independent automotive suppliers in the world. We are:

     - the leading supplier of automotive interior systems in the estimated $50 billion global automotive interior market;

     - the third largest supplier in the estimated $20 billion global automotive electrical distribution systems market;

     - the largest supplier in the estimated $24 billion global seat systems market; and

     - one of the four largest suppliers worldwide in each of the other North American automotive interior segments: door panels, headliners, floor and acoustic systems and instrument panels.

     We are the only supplier with the capability to integrate electronics and electrical distribution systems into all five automotive interior systems, providing us the opportunity to manufacture and supply fully integrated automotive interior modules to our customers globally. As of October 2, 1999, we employed approximately 115,000 people in 33 countries and operated 335 manufacturing, advanced technology, product engineering and administration facilities.

ACQUISITIONS AND EMS SALE

     Prior to August 1995, we primarily produced seat systems and components. In 1995 and 1996, we made three major acquisitions which provided us with significant capabilities in the other four principal segments comprising a total automotive interior. On May 4, 1999, we acquired UT Automotive for a purchase price of approximately $2.3 billion. UT Automotive is a leading independent supplier of automotive electrical distribution systems and produces a broad portfolio of automotive interior products, including instrument panels, headliners and door panels. With the acquisition of UT Automotive, we became the third largest supplier of automotive electrical distribution systems in the estimated $20 billion global automotive electrical distribution systems market.

     On June 25, 1999, we sold our recently acquired Electric Motor Systems business to Johnson Electric Holdings Limited for $310 million, subject to certain post-closing adjustments. The proceeds of the sale of EMS were used to repay indebtedness under our primary credit facilities. We acquired EMS on May 4, 1999 in our acquisition of UT Automotive. EMS is a supplier of industrial and automotive electric motors and starter motors for small gasoline engines. EMS had 1998 sales of $351 million and has approximately 3,300 employees operating at locations in 10 countries.
                            ------------------------

     Our principal executive offices are located at 21557 Telegraph Road, Southfield, Michigan 48086-5008. Our telephone number at that location is (248) 447-1500.


RECENT DEVELOPMENTS



     On October 26, 1999, the Company reported third quarter and nine month sales, operating income and net income for fiscal 1999.



     Net income for the quarter ended October 2, 1999 increased 82 percent to $39.3 million, or $.58 per share, compared with earnings of $21.6 million, or $.32 per share, last year. Operating income for the third quarter of 1999 increased 120 percent to $151.7 million, from $69.1 million in the third quarter of 1998.



     Net sales for the third quarter of 1999 rose approximately 57 percent to $3.0 billion from $1.9 billion last year. The increase was primarily attributable to both incremental revenues from Lear's recent acquisitions, as well as internal growth.



     Geographically, approximately 26 percent of the current quarter's $1.1 billion sales increase was attributable to Lear's operations outside of the U.S. and Canada. 1999 third quarter sales in Europe increased 45 percent to $920 million, while sales in other world regions increased 3 percent to $211 million. U.S. and Canadian sales in the 1999 third quarter rose 73 percent to over $1.9 billion.



     Net income for the nine months ended October 2, 1999 increased 22 percent to $164.4 million, or $2.42 per share, compared with earnings of $134.6 million, or $1.97 per share, last year. Operating income for the first nine months of 1999 advanced 45 percent to $462.9 million, from $319.4 million in last year's comparable period.



     Net sales for the nine months ended October 2, 1999 rose 46 percent to $9.0 billion from $6.2 billion in last year's comparable period. The increase was primarily attributable to incremental revenues from Lear's recent acquisitions, as well as internal growth.



     Geographically, approximately 30 percent of the sales increase for the first nine months of 1999 was attributable to Lear's operations outside of the U.S. and Canada. For the first nine months of 1999, European sales increased 45 percent to $2.8 billion, while sales in other world regions decreased approximately 5 percent to $575 million, primarily due to the weak economic situation in South America. U.S. and Canadian sales for the first nine months of 1999 increased approximately 54 percent to $5.6 billion.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

General.......................   On May 18, 1999, Lear completed a private
                                 offering of the original securities, which consist of $600,000,000 aggregate principal amount of its 7.96% Senior Notes due 2005 and $800,000,000 aggregate principal amount of its 8.11% Senior Notes due 2009. In connection with the private offering, Lear entered into a registration rights agreement in which it agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original securities.

The Exchange Offer............   Lear is offering to exchange up to $600,000,000
                                 aggregate principal amount of its 7.96% Series
                                 B Senior Notes due 2005 which have been
                                 registered under the Securities Act for a like aggregate principal amount of its original unregistered 7.96% Senior Notes due 2005 and up to $800,000,000 aggregate principal amount of its 8.11% Series B Senior Notes due 2009 which have been registered under the Securities Act for a like aggregate principal amount of its original unregistered 8.11% Senior Notes due
                                 2009.

                                 Original securities may be tendered only in $1,000 increments. Subject to the satisfaction or waiver of specified conditions, Lear will exchange the applicable exchange securities for all original securities that are validly tendered and not withdrawn prior to the expiration of the exchange offer. Lear will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resales.......................   Based on interpretations by the staff of the
                                 Securities and Exchange Commission, Lear believes that exchange securities issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you, without compliance with the registration and prospectus delivery requirements of the
                                 Securities Act, if:

                                 - you acquire the exchange securities in the
                                   ordinary course of your business;

                                 - you are not engaging in and do not intend to
                                   engage in a distribution of the exchange securities;

                                 - you do not have an arrangement or
                                   understanding with any person to participate in a distribution of the exchange securities; and

                                 - you are not an affiliate of Lear within the
                                   meaning of Rule 405 under the Securities Act.

                                 If you are an affiliate of Lear, or are
                                 engaging in or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange securities:

                                 - you cannot rely on the applicable
                                   interpretations of the staff of the
                                   Securities and Exchange Commission; and

                                 - you must comply with the registration and
                                   prospectus delivery requirements of the
                                   Securities Act in connection with any resale transaction.

                                 If you are a broker or dealer seeking to receive exchange securities for your own account in exchange for original securities that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, resale, or other transfer of the exchange securities that you receive in the exchange offer.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on                , 1999,
                                 unless extended by Lear.

Withdrawal....................   You may withdraw the tender of your original
                                 securities at any time prior to the expiration of the exchange offer. Lear will return to you any of your original securities that are not accepted for exchange for any reason, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange
Securities and the Original
  Securities..................   Each exchange note will accrue interest from
                                 the date of the completion of the exchange offer. Accrued and unpaid interest on the original notes exchanged in the exchange offer will be paid on the first interest payment date for the exchange notes to the holders on the relevant record date of the exchange notes issued in respect of the original notes being exchanged. Interest on the original notes being exchanged in the exchange offer shall cease to accrue on the date of the completion of the exchange offer.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions. Lear may assert or waive these conditions in its sole discretion. See "The
                                 Exchange Offer -- Conditions to the Exchange
                                 Offer."

Exchange Agent................   The Bank of New York is serving as exchange
                                 agent for the exchange offer.

Procedures for Tendering
Original Securities...........   Any holder of original securities that wishes
                                 to tender original securities must cause the following to be transmitted to and received by the exchange agent no later than 5:00 p.m., New
                                 York City time, on the expiration date:

                                 - The certificates representing the tendered
                                   original securities or, in the case of a book-entry tender, a confirmation of the book-entry transfer of the tendered original securities into the exchange agent's account at The Depository Trust Company, as book-entry transfer facility;

                                 - A properly completed and duly executed letter
                                   of transmittal in the form accompanying this prospectus or, at the option of the tendering holder in the case of a book-entry tender, an agent's message in lieu of such letter of transmittal; and

                                 - Any other documents required by the letter of
                                   transmittal.

Guaranteed Delivery
Procedures....................   Any holder of original securities that cannot
                                 cause the original securities or any other required documents to be transmitted to and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, may tender original securities according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of original
                                 securities that are registered in the name of your broker, dealer, commercial bank, trust company, or other nominee, and you wish to participate in the exchange offer, you should promptly contact the person through which you beneficially own your original securities and instruct that person to tender original securities on your behalf. See "The Exchange
                                 Offer -- Procedures for Tendering."

Representations of Tendering
Holders.......................   By tendering original securities pursuant to
                                 the exchange offer, each holder will make the representations to Lear described in "The
                                 Exchange Offer -- Procedures for Tendering."

Acceptance of Original
Securities and Delivery of
  Exchange Securities.........   Subject to the satisfaction or waiver of the
                                 conditions to the exchange offer, Lear will accept for exchange any and all original securities that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Lear will cause the exchange to be effected promptly after the expiration of the exchange offer.

U.S. Federal Income Tax
  Considerations..............   The exchange of original securities for
                                 exchange securities pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See "United
                                 States Federal Income Tax Considerations."

Use of Proceeds...............   Lear will not receive any proceeds from the
                                 issuance of exchange securities pursuant to the exchange offer. Lear will pay all expenses incident to the exchange offer.

     CONSEQUENCES OF EXCHANGING OR FAILURE TO EXCHANGE ORIGINAL SECURITIES
                         PURSUANT TO THE EXCHANGE OFFER

Holders that are not
Broker-Dealers................   Generally, if you are not an "affiliate" of
                                 Lear within the meaning of Rule 405 under the Securities Act, upon the exchange of your original securities for exchange securities pursuant to the exchange offer, you will be able to offer your exchange securities for resale, resell your exchange securities and otherwise transfer your exchange securities without compliance with the registration and prospectus delivery provisions of the
                                 Securities Act.

                                 This is true so long as you have acquired the exchange securities in the ordinary course of your business, you have no arrangement with any person to participate in a distribution of the exchange securities and neither you nor any other person is engaging in or intends to engage in a distribution of the exchange securities.

Holders that are
Broker-Dealers................   A broker-dealer who acquired original
                                 securities directly from us cannot exchange those original securities in the exchange offer.

                                 Otherwise, each broker-dealer that receives exchange securities for its own account in exchange for original securities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange securities. You should read "Plan of Distribution" for a more detailed discussion of these requirements.

Failure to Exchange...........   Upon consummation of the exchange offer,
                                 holders that were not prohibited from
                                 participating in the exchange offer and did not tender their original securities will not have any registration rights under the registration rights agreement with respect to such nontendered original securities. Accordingly, nontendered original securities will continue to be subject to the significant restrictions on transfer contained in the legend on them.

                SUMMARY OF THE TERMS OF THE EXCHANGE SECURITIES

     The exchange securities will evidence the same debt as the original securities for which they are being exchanged. The exchange securities and the original securities will be governed by the same indenture. Except where the context requires otherwise, references in this prospectus to "notes," or "securities" are references to both original notes and exchange notes or both original securities and exchange securities, as the case may be.

Securities Offered............   $600,000,000 principal amount of 7.96% Series B
                                 Senior Notes due 2005. $800,000,000 principal amount of 8.11% Series B Senior Notes due 2009.

Maturity Dates................   The 7.96% Series B Senior Notes due 2005 will
                                 mature on May 15, 2005. The 8.11% Series B
                                 Senior Notes due 2009 will mature on May 15,
                                 2009.

Interest Payment Dates........   May 15 and November 15 of each year, commencing
November 15, 1999.

Ranking.......................   The exchange notes will be senior unsecured
                                 obligations and will rank equal in right of payment with all of Lear's existing and future unsubordinated unsecured indebtedness.
                                 Indebtedness under our principal credit
                                 facilities is secured by the pledge of all or a portion of the capital stock of certain of our subsidiaries. The exchange notes will not have the benefit of such pledges. In addition, other secured creditors of Lear will have a claim on the assets which secure the related obligations of Lear prior to any claims of holders of the exchange notes against such assets.

Guarantees....................   The exchange notes will be guaranteed on a
                                 senior unsecured basis by each of our domestic subsidiaries that guarantee our principal credit facilities. In the event that any such subsidiary ceases to be a guarantor under our principal credit facilities, such subsidiary will be released as a guarantor of the exchange notes.

Optional Redemption...........   We may redeem all or part of each series of
                                 exchange notes, at our option, at any time, at the redemption price equal to the greater of:

                                 - 100% of the principal amount of the exchange
                                   notes to be redeemed, and

                                 - the sum of the present values of the
                                   remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date discounted to the redemption date on a semiannual basis at the Treasury Rate plus 50 basis points, in each case, together with any interest accrued but not paid to the date of redemption. See "Description of the Exchange
                                 Securities -- Optional Redemption."

Certain Covenants.............   The indenture governing the exchange securities
                                 contains covenants that limit our ability and the ability of our restricted subsidiaries to create liens and engage in sale and lease-back transactions. The indenture also limits Lear's ability to engage in mergers and consolidations or to transfer all or substantially all of our assets. See "Description of the Exchange
                                 Notes -- Certain Covenants."

                                  RISK FACTORS

     Prospective participants in the exchange offer should consider carefully all of the information contained in this prospectus in connection with the exchange offer. The risk factors set forth below, with the exception of the first risk factor, are generally applicable to the original notes as well as the exchange notes.

FAILURE TO EXCHANGE -- IF YOU FAIL TO EXCHANGE YOUR ORIGINAL SECURITIES FOR
                       EXCHANGE SECURITIES YOU WILL NO LONGER HAVE ANY REGISTRATION RIGHTS WITH RESPECT TO YOUR ORIGINAL SECURITIES.

     Upon the completion of the exchange offer, if you were not prohibited from participating in the exchange offer and you did not tender your original securities, you will no longer have any registration rights with respect to the original securities you still hold. These original securities are privately placed securities and will remain subject to the restrictions on transfer contained in the legend on the notes. In general, you cannot sell or offer to sell the original securities without complying with these restrictions, unless the original securities are registered under the Securities Act and applicable state securities laws. We do not intend to register the original securities under the Securities Act.

LEVERAGE -- WE HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH MAY HARM OUR FINANCIAL
            CONDITION, REQUIRE US TO USE A SIGNIFICANT PORTION OF OUR CASH FLOW TO SATISFY OUR DEBT OBLIGATIONS AND PREVENT US FROM MAKING PAYMENTS UNDER THE EXCHANGE NOTES.

     - WE HAVE DEBT THAT IS GREATER THAN OUR STOCKHOLDERS' EQUITY

     A significant portion of the funds needed to finance our recent acquisitions, including the UT Automotive acquisition, was raised through borrowings. As a result, we have debt that is greater than our stockholders' equity and a significant portion of our cash flow from operations will be used to satisfy our debt obligations. Therefore, a downturn in our business could limit our ability to make payments under the exchange notes. The following chart sets forth certain important information regarding our capitalization and is presented as of July 3, 1999 or, in the case of the ratio of earnings to fixed charges on a pro forma basis assuming we had completed the transactions on January 1, 1998:

                                             (IN MILLIONS, EXCEPT FOR RATIOS)
Total indebtedness..........................             $3,351.2
Stockholders' equity........................             $1,353.6
Total capitalization........................             $4,704.8
Debt to equity ratio........................                  2.5x
Pro forma ratio of earnings to fixed charges
  for the year ended December 31, 1998......                  1.2x

     - OUR INDEBTEDNESS MAY HARM OUR ABILITY TO MAKE PAYMENTS UNDER THE EXCHANGE NOTES.

     Our indebtedness could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to payments on our other indebtedness;

     - limit our ability to obtain other financing to fund future working capital, acquisitions, capital expenditures, research and development costs and other general corporate requirements;

     - limit our ability to take advantage of business opportunities as a result of various restrictive covenants in our indebtedness; and

     - place us at a competitive disadvantage compared to our main competitors that have less debt.

     - WE ARE VULNERABLE TO CHANGES IN INTEREST RATES.

     In addition, since a significant portion of our borrowings are at variable rates of interest, we will be vulnerable to increases in interests rates, which would reduce our profitability and make it more difficult for us to make payments under the exchange notes.

     See "Description of the Exchange Securities" and "Description of Other Material Indebtedness."

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND
                                   OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR
                                   SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER
                                   EXACERBATE THE RISKS DESCRIBED ABOVE. SECURED INDEBTEDNESS AND BORROWINGS BY SUBSIDIARIES THAT ARE NOT GUARANTORS WILL BE EFFECTIVELY SENIOR TO THE EXCHANGE NOTES.

     We and our subsidiaries may be able to incur additional indebtedness in the future. As of July 3, 1999, we had additional unused borrowing availability under our primary credit facilities of $1.6 billion, and additional borrowing availability under other working capital and revolving credit facilities of $316 million. If new debt is added to our current debt levels, the related risks that we and they now face could intensify.

     The exchange notes are unsecured and therefore will be effectively subordinated to any existing or future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the exchange notes will be effectively subordinated to the obligations of any of our subsidiaries that are not guarantors of the exchange notes. As of July 3, 1999, subsidiaries that will not be guarantors of the exchange notes had $233 million of indebtedness outstanding, including $126 million of indebtedness under our primary credit facilities. See "Selected Consolidated Financial Data," "Description of Other Material Indebtedness -- Primary Credit Facilities," and "Description of the Exchange Securities."

ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGE SECURITIES -- YOU CANNOT BE SURE
                                                         THAT AN ACTIVE TRADING
                                                         MARKET WILL DEVELOP FOR
                                                         THE EXCHANGE
                                                         SECURITIES.

     There is no established trading market for the exchange securities. We have no plans to list the exchange securities on a securities exchange. We have been advised by each of the initial purchasers in the private offering of the original securities that it presently intends to make a market in the exchange securities; however, none of them is obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason, without notice. If any initial purchaser ceases to act as a market maker for the exchange securities for any reason, we cannot assure you that another firm or person will make a market in the exchange securities. The liquidity of any market for the exchange securities will depend upon the number of holders of the exchange securities, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the exchange securities and other factors. An active or liquid trading market may not develop for the exchange securities.

FRAUDULENT CONVEYANCE -- A COURT MAY VOID THE GUARANTEES OF THE EXCHANGE NOTES
                         OR SUBORDINATE THE GUARANTEES TO OTHER OBLIGATIONS OF THE SUBSIDIARY GUARANTORS.

     Although standards may vary depending on the applicable law, generally under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the notes incurred the debt evidenced by its guarantee of the notes, such guarantor:

     - either:

       - was insolvent or rendered insolvent by reason of such incurrence;

       - was engaged or about to engage in a business or transaction for which that guarantor's remaining assets constituted unreasonably small capital;

       - was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment were unsatisfied; or

       - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

       and

       - that guarantor received less than reasonably equivalent value or fair consideration for the incurrence of such debt; or

       - incurred such debt or made related distributions or payments with the intent of hindering, delaying or defrauding creditors,

there is a risk that the guarantee of that guarantor could be voided by such court, or claims by holders of the notes under that guarantee could be subordinated to other debts of that guarantor. In addition, any payment by that guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the notes would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation; or

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

NATURE OF AUTOMOTIVE INDUSTRY -- A DECLINE IN AUTOMOTIVE SALES WOULD REDUCE OUR
                                 SALES AND COULD HARM OUR PROFITABILITY AND MAKE IT MORE DIFFICULT FOR US TO MAKE PAYMENTS UNDER THE EXCHANGE NOTES.

     Our operations are directly related to automotive vehicle production. Automotive sales and production are cyclical and can be affected by the strength of a country's general economy. In addition, automotive sales and production can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. A decline in automotive sales and production could result in a decline in our business and profitability and, accordingly make it more difficult for us to make payments under the exchange notes.

RELIANCE ON MAJOR CUSTOMERS AND SELECTED CAR MODELS -- THE LOSS IN BUSINESS FROM
                                                       A MAJOR CUSTOMER OR THE
                                                       DISCONTINUATION OF A
                                                       PARTICULAR CAR MODEL
                                                       COULD REDUCE OUR SALES
                                                       AND HARM OUR
                                                       PROFITABILITY, THEREBY
                                                       MAKING IT MORE DIFFICULT
                                                       FOR US TO MAKE PAYMENTS
                                                       UNDER THE EXCHANGE NOTES.

     Ford and General Motors, the two largest automotive manufacturers in the world, together accounted for approximately 50% of our pro forma net sales in 1998. A loss of significant business from Ford or General Motors could be harmful to our business and our profitability, thereby making it more difficult for us to make payments under the exchange notes. Although we have purchase orders from many of our customers, these purchase orders generally provide for the supply of a customer's annual requirements for a particular model or assembly plant, renewable on a year-to-year basis, rather than for the purchase of a specific quantity of products. The loss of business with respect to a significant automobile model could have a material adverse effect on our business and profitability.

     There is substantial and continuing pressure from automotive manufacturers to reduce costs, including costs associated with outside suppliers such as our company. We cannot assure you that we will be able to improve or maintain our profitability in light of these substantial and continuing pressures.

INTEGRATION OF ACQUIRED COMPANIES -- WE MAY NOT BE SUCCESSFUL IN INTEGRATING
                                     COMPANIES THAT WE ACQUIRE INTO OUR
                                     OPERATIONS, WHICH COULD HARM OUR
                                     PROFITABILITY AND FINANCIAL CONDITION.

     Part of our strategy is to grow through selected acquisitions of complementary businesses, such as the business acquired in the UT Automotive acquisition. We have been able to increase our net sales and profitability, in large part as a result of sixteen acquisitions completed during the last five years. Acquisitions involve risks. Potential problems include:

     - difficulties in integrating acquired businesses into our operations;

     - unanticipated problems, delays, liabilities or expenses, including potential environmental liabilities;

     - anticipated benefits may not be realized; and

     - a negative impact of acquired businesses on our operating results, liquidity and financial condition.

If we are unable to successfully integrate acquired businesses in the future, we may be less profitable which would make it more difficult for us to make payments under the exchange notes.

INTERNATIONAL OPERATIONS -- OUR SUBSTANTIAL INTERNATIONAL OPERATIONS MAKE US
                            VULNERABLE TO RISKS ASSOCIATED WITH DOING BUSINESS IN FOREIGN COUNTRIES.

     As a result of recent acquisitions and our business strategy, which includes plans for continued global expansion of operations, a significant portion of our revenues and expenses are denominated in currencies other than U.S. dollars. In addition, we have manufacturing and distribution facilities in many foreign countries. International operations are subject to certain risks inherent in doing business abroad, including:

     - exposure to local economic conditions;

     - expropriation and nationalization;

     - currency exchange rate fluctuations and currency controls;

     - withholding and other taxes on remittances and other payments by subsidiaries;

     - investment restrictions or requirements; and

     - export and import restrictions.

The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable but may have a material adverse effect on our business and our profitability, which would make it more difficult for us to make payments under the exchange notes.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such material at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Securities and Exchange Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning Lear can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where Lear's common stock is listed.

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our Securities and Exchange Commission filings at the Securities and Exchange Commission's website at http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following documents filed by us:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     2. Current Report on Form 8-K/A dated September 1, 1998, and filed with the Securities and Exchange Commission on November 17, 1998;

     3. Current Report on Form 8-K dated March 16, 1999, and filed with the Securities and Exchange Commission on March 19, 1999;

     4. Current Report on Form 8-K dated May 4, 1999, and filed with the Securities and Exchange Commission on May 6, 1999;

     5. Current Report on Form 8-K dated May 7, 1999, and filed with the Securities and Exchange Commission on May 11, 1999;

     6. Quarterly Report on Form 10-Q for the fiscal quarter ended April 3,
        1999;


     7. Current Report on Form 8-K dated June 25, 1999, and filed with the Securities and Exchange Commission on June 30, 1999;



     8. Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 1999; and



     9. Current Report on Form 8-K/A dated September 1, 1998, and filed with the Securities and Exchange Commission on October 19, 1999.


     In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated in this prospectus by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008, Attention: Investor Relations (248) 447-1684.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We typically use words such as "anticipate", "believe", "plan", "expect", "intend", "will", "may" and similar expressions to identify forward-looking statements. You are cautioned that actual results could differ materially from those anticipated in forward-looking statements. Any forward-looking statements, including statements regarding the intent, belief or current expectations of Lear or its management, are not guarantees of future performance and involve risks, uncertainties and assumptions about us and the industry in which we operate, including, among other things:

     - general economic conditions in the markets in which we operate;

     - fluctuations in worldwide or regional automobile and light truck production;

     - labor disputes involving us or our significant customers;

     - changes in practices and/or policies of our significant customers toward outsourcing automotive components, systems and modules;

     - fluctuations in currency exchange rates and other risks associated with doing business in foreign countries;

     - risks relating to the impact of the year 2000;

     - other risks detailed from time to time in our Securities and Exchange Commission filings; and

     - those items identified in "Risk Factors."

     All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not intend to update or revise any forward-looking statements that we may make in this prospectus or other documents, reports, filings or press releases, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy Lear's obligations under the registration rights agreement that Lear entered into in connection with the private offering of the original securities. Lear will not receive any cash proceeds from the issuance of the exchange securities. The original securities that are surrendered in exchange for the exchange securities will be retired and canceled and cannot be reissued. As a result, the issuance of the exchange securities will not result in any increase or decrease in Lear's indebtedness.

     Lear used the net proceeds from the private offering of the original securities to repay a $1.4 billion interim term loan under its primary credit facilities, which was used to fund a portion of the UT Automotive acquisition purchase price. At the time of such repayment, the interim term loan bore interest at a rate of approximately 7.75% per annum.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma consolidated statements of operations of Lear for the six months ended July 3, 1999 and the year ended December 31, 1998 were prepared to illustrate the effects of the completion of the pro forma transactions, as if such pro forma transactions had occurred on January 1, 1998.

     The pro forma transactions are:

     - the acquisition of Delphi's automotive seating business;

     - the UT Automotive acquisition;

     - the sale of EMS and the application of the proceeds therefrom;

     - the amendment and restatement of our prior senior credit facility in connection with the acquisition of UT Automotive;

     - borrowings under our new credit facilities in connection with the acquisition of UT Automotive; and

     - the offering of the original securities and the application of the net proceeds therefrom.

     The pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. We believe there are adjustments that could affect pro forma net income and EBITDA for the year ended December 31, 1998 related to the acquisition of Delphi's automotive seating business which have not been reflected in the pro forma financial information, as such adjustments represent adjustments to the historical operating results of Delphi. These adjustments primarily relate to costs incurred as a result of actions taken by the former owner prior to the date of acquisition and other cost allocations which we believe will not have a continuing impact on our results of operations. The adjustments were determined using allocation methods consistent with those used in deriving Delphi's audited financial statements and include:

     - operating losses of approximately $27.3 million related to plants closed by the former owner prior to the date of acquisition where Lear did not acquire or assume any of the related obligations;

     - a charge of approximately $15.3 million related to employee benefit obligations which were not assumed by Lear; and


     - charges of approximately $56.1 million related to a general corporate allocation which had previously been allocated by the former owner. Based upon our experience of operating Delphi Seating since September 1, 1998, we believe that a reasonable estimate of Delphi Seating's general corporate costs on a stand-alone basis would have been approximately $15.4 million.


     The Unaudited Pro Forma Financial Data and accompanying notes should be read in conjunction with the historical financial statements of Lear, UT Automotive and Delphi Seating, including the notes thereto, and the other financial information pertaining to us included elsewhere or incorporated by reference in this prospectus.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JULY 3, 1999

                                                                       OPERATING AND    ELIMINATION     OPERATING AND
                                             LEAR      UT AUTOMOTIVE     FINANCING         OF EMS         FINANCING
                                          HISTORICAL   HISTORICAL(1)    ADJUSTMENTS    HISTORICAL(10)    ADJUSTMENTS    PRO FORMA
                                          ----------   -------------   -------------   --------------   -------------   ---------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
Net sales...............................   $5,920.8      $1,091.1         $   --          $(114.9)          $  --       $6,897.0
Cost of sales...........................    5,362.9         891.6             --            (90.2)             --        6,164.3
                                           --------      --------         ------          -------           -----       --------
Gross profit............................      557.9         199.5             --            (24.7)             --          732.7
Selling, general and administrative
  expenses..............................      213.4         129.9             --            (12.2)             --          331.1
Amortization............................       33.3           4.4            7.6(3)          (1.1)             --           44.2
                                           --------      --------         ------          -------           -----       --------
Operating income........................      311.2          65.2           (7.6)           (11.4)             --          357.4
Interest expense........................       90.3           9.4           52.8(4)            --            (9.4)(11)     143.1
Other (income)/expense, net.............       15.2          (2.6)            --               --              --           12.6
                                           --------      --------         ------          -------           -----       --------
Income before income taxes..............      205.7          58.4          (60.4)           (11.4)            9.4          201.7
Income taxes............................       80.6          22.0          (18.5)(5)         (5.3)            3.3(12)       82.1
                                           --------      --------         ------          -------           -----       --------
Net income..............................   $  125.1      $   36.4         $(41.9)         $  (6.1)          $ 6.1       $  119.6
                                           ========      ========         ======          =======           =====       ========
Basic net income per share..............   $   1.87                                                                     $   1.79
Diluted net income per share............   $   1.85                                                                     $   1.77
Weighted average shares (in millions)...       66.8                                                                         66.8
Diluted shares outstanding (in
  millions).............................       67.7                                                                         67.7
OTHER DATA:
EBITDA (12).............................   $  461.3      $  111.0         $   --          $ (17.7)          $  --       $  554.6
Ratio of EBITDA to interest expense,
  net...................................                                                                                     3.9x
Ratio of earnings to fixed
  charges(13)...........................                                                                                     2.3x

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                    OPERATING AND       DELPHI
                          LEAR      UT AUTOMOTIVE     FINANCING        SEATING
                       HISTORICAL   HISTORICAL(1)    ADJUSTMENTS    HISTORICAL(2)
                       ----------   -------------   -------------   -------------
                             (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
Net sales............   $9,059.4      $2,900.3         $    --         $ 777.3
Cost of sales........    8,198.0       2,365.4              --           818.3
                        --------      --------         -------         -------
Gross profit.........      861.4         534.9              --           (41.0)
Selling, general and
  administrative
  expenses...........      337.0         362.7              --            97.6
Restructuring and
  other charges......      133.0            --              --              --
Amortization.........       49.2          13.0            23.1(3)           --
                        --------      --------         -------         -------
Operating income.....      342.2         159.2           (23.1)         (138.6)
Interest expense.....      110.5          22.2           161.0(4)           --
Other (income)/
  expense, net.......       22.3           (.6)             --            (6.1)
                        --------      --------         -------         -------
Income before income
  taxes..............      209.4         137.6          (184.1)         (132.5)
Income taxes.........       93.9          57.5           (56.3)(5)         1.4
                        --------      --------         -------         -------
Net income...........   $  115.5      $   80.1         $(127.8)        $(133.9)
                        ========      ========         =======         =======
Basic net income per
  share..............   $   1.73
Diluted net income
  per share..........   $   1.70
Weighted average
  shares outstanding
  (in millions)......       66.9
Diluted shares
  outstanding (in
  millions)..........       68.0
OTHER DATA:
EBITDA (13)..........   $  561.9      $  283.5              --         $(138.6)
Ratio of EBITDA to
  interest expense,
  net................
Ratio of earnings to
  fixed
  charges(14)........

                       OPERATING AND    ELIMINATION     OPERATING AND
                         FINANCING         OF EMS         FINANCING
                        ADJUSTMENTS    HISTORICAL(10)    ADJUSTMENTS    PRO FORMA
                       -------------   --------------   -------------   ---------
                            (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
Net sales............     $(108.3)        $(351.1)         $   --       $12,277.6
Cost of sales........      (130.6)(6)      (282.8)             --        10,968.3
                          -------         -------          ------       ---------
Gross profit.........        22.3           (68.3)             --         1,309.3
Selling, general and
  administrative
  expenses...........          --           (35.7)             --           761.6
Restructuring and
  other charges......          --              --              --           133.0
Amortization.........         3.2(7)         (3.4)             --            85.1
                          -------         -------          ------       ---------
Operating income.....        19.1           (29.2)             --           329.6
Interest expense.....         9.0(8)           --           (19.4)(11)      283.3
Other (income)/
  expense, net.......          --              --              --            15.6
                          -------         -------          ------       ---------
Income before income
  taxes..............        10.1           (29.2)           19.4            30.7
Income taxes.........       (49.7)(9)       (13.0)            6.8(12)        40.6
                          -------         -------          ------       ---------
Net income...........     $  59.8         $ (16.2)         $ 12.6       $    (9.9)
                          =======         =======          ======       =========
Basic net income per
  share..............                                                   $    (.15)
Diluted net income
  per share..........                                                   $    (.15)
Weighted average
  shares outstanding
  (in millions)......                                                        66.9
Diluted shares
  outstanding (in
  millions)..........                                                        68.0
OTHER DATA:
EBITDA (13)..........     $  31.2         $ (47.5)         $   --       $   690.5
Ratio of EBITDA to
  interest expense,
  net................                                                         2.4x
Ratio of earnings to
  fixed
  charges(14)........                                                         1.2x

-------------------------
 (1) The UT Automotive historical information represents amounts derived from the audited results of operations for the year ended December 31, 1998 and the unaudited results of operations for the period from January 1, 1999 through May 4, 1999, the date on which UT Automotive was acquired by Lear.

 (2) The Delphi Seating historical information represents amounts derived from the unaudited results of operations for the period from January 1, 1998 through September 1, 1998, the date on which Delphi Seating was acquired by Lear.

 (3) The adjustment to goodwill amortization represents the following:

                                                                                        SIX MONTHS
                                                                      YEAR ENDED          ENDED
                                                                   DECEMBER 31, 1998   JULY 3, 1999
                                                                   -----------------   ------------
                                                                            (IN MILLIONS)
     Amortization of goodwill from the acquisition of UT
       Automotive (over 40 years)................................       $ 32.7            $10.9
     Elimination of the historical goodwill amortization of UT
       Automotive, excluding the historical goodwill amortization
       of EMS....................................................         (9.6)            (3.3)
                                                                        ------            -----
                                                                        $ 23.1            $ 7.6
                                                                        ======            =====

 (4) The adjustment to interest expense represents the following:

                                                                                               SIX MONTHS
                                                                          YEAR ENDED             ENDED
                                                                       DECEMBER 31, 1998      JULY 3, 1999
                                                                       -----------------      ------------
                                                                                 (IN MILLIONS)
     Interest on the original securities at an average rate of
       8.05%.....................................................           $112.6               $37.5
     Interest on borrowings under our primary credit facilities to finance the portion of the UT Automotive acquisition
       purchase price and expenses not refinanced through the
       offering of the original securities. The effective
       interest rate used to calculate interest expense is 6.25%, which under the terms of the primary credit facilities is
       computed as LIBOR plus 1.25%..............................             58.6                19.5
     Other changes in interest expense, commitment fees and
       amortization of deferred finance fees due to the offering
       of the original securities, the new credit facilities and
       the amendment and restatement of our prior senior credit
       facility..................................................             10.1                 4.3
     Elimination of interest expense on UT Automotive
       intercompany debt retired upon acquisition................            (20.3)               (8.5)
                                                                            ------               -----
                                                                            $161.0               $52.8
                                                                            ======               =====

     The impact of a 1/8% change in interest rates would be a change in interest expense of approximately $1.2 million and $.6 million for the year ended December 31, 1998 and the six months ended July 3, 1999, respectively.

 (5) Reflects the income tax effects of the operating and financing adjustments.

 (6) The adjustment to cost of sales reflects the elimination of intercompany sales of $108.3 million between Lear and Delphi Seating and the capitalization of fixed asset purchases which were expensed by Delphi Seating of $31.2 million, offset by the recognition of depreciation expense on fixed assets which Delphi Seating had previously written off of $8.9 million.

 (7) The adjustment to goodwill amortization represents additional goodwill amortization resulting from the acquisition of Delphi Seating (over 40 years).

 (8) The adjustment to interest expense represents estimated interest on borrowings under our primary credit facilities to finance the Delphi Seating acquisition. The effective interest rate used to calculate interest expense is 6.25%, which under the terms of the primary credit facilities is computed as LIBOR plus 1.25%.

 (9) The adjustment reflects the income tax effects of the operating and financing adjustments and an adjustment to reflect the utilization of domestic Delphi losses against the Company's pre-tax income.

(10) The EMS historical information represents amounts derived from the unaudited results of operations for the six months ended July 3, 1999 and the fiscal year ended December 31, 1998. The EMS business was sold for an amount that was approximately equal to the fair value which had been allocated to the EMS business at the date of acquisition. As such, no gain or loss on the sale was recognized.

(11) The adjustment to interest expense represents the estimated reduction in interest expense incurred as a result of the application of the proceeds from the sale of EMS to reduce the borrowings under our primary credit facilities. The effective interest rate used to calculate interest expense is 6.25%, which under the terms of the primary credit facilities is computed as LIBOR plus 1.25%.

(12) The adjustment reflects the income tax effects of the reduction in interest expense incurred as a result of the sale of EMS.

(13) "EBITDA" is operating income plus depreciation and amortization. We believe that the operating performance of companies in our industry are measured, in part, by their ability to generate EBITDA. In addition, we use EBITDA as an indicator of our operating performance and as a measure of our cash generating capabilities. EBITDA does not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Further, EBITDA, as we calculate it, may not be comparable to calculations of similarly-titled measures by other companies. Excluding the $133.0 million restructuring and other charges recorded in 1998, EBITDA would have been $694.9 million for Lear on a historical basis and $823.5 on a pro forma basis.

(14) "Fixed charges" consist of interest on debt, amortization of deferred financing fees and that portion of rental expenses representative of interest (deemed to be one-third of rental expenses). "Earnings" consist of income before income taxes, fixed charges, undistributed earnings and minority interests.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Set forth below are certain selected historical financial data. This information should be read in conjunction with our financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference in this prospectus. The financial data for, and as of the end of, each of the five fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994 were derived from our audited financial statements. Our audited consolidated financial statements for each of the five fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994 have been audited by Arthur Andersen LLP. The financial data for, and as of the end of, the six months ended July 3, 1999 and June 27, 1998 are unaudited; however, in our opinion, they reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations of such periods. The results for the six months ended July 3, 1999 are not necessarily indicative of the results to be expected for the full fiscal year.

                                    AS OF OR FOR THE SIX
                                        MONTHS ENDED
                                    ---------------------            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                     JULY 3,     JUNE 27,    --------------------------------------------------------
                                      1999         1998      1998(1)       1997        1996        1995        1994
                                     -------     --------    -------       ----        ----        ----        ----
                                                                                 (IN MILLIONS(2))
OPERATING DATA:
Net sales.........................  $ 5,920.8    $4,207.1    $9,059.4    $7,342.9    $6,249.1    $4,714.4    $3,147.5
Gross profit......................      557.9      431.8        861.4       809.4       619.7       403.1       263.6
Selling, general and
  administrative expenses.........      213.4      158.5        337.0       286.9       210.3       139.0        82.6
Restructuring and other charges...         --         --        133.0          --          --          --          --
Amortization of goodwill..........       33.3       23.0         49.2        41.4        33.6        19.3        11.4
                                    ---------    --------    --------    --------    --------    --------    --------
Operating income..................      311.2      250.3        342.2       481.1       375.8       244.8       169.6
Interest expense, net.............       90.3       50.2        110.5       101.0       102.8        75.5        46.7
Other expense, net(3).............       15.2       13.5         22.3        28.8        19.6        12.0         8.1
                                    ---------    --------    --------    --------    --------    --------    --------
Income before income taxes and
  extraordinary items.............      205.7      186.6        209.4       351.3       253.4       157.3       114.8
Income taxes......................       80.6       73.6         93.9       143.1       101.5        63.1        55.0
                                    ---------    --------    --------    --------    --------    --------    --------
Income before extraordinary
  items...........................      125.1      113.0        115.5       208.2       151.9        94.2        59.8
Extraordinary items(4)............         --         --           --         1.0          --         2.6          --
                                    ---------    --------    --------    --------    --------    --------    --------
Net income........................  $   125.1    $ 113.0     $  115.5    $  207.2    $  151.9    $   91.6    $   59.8
BALANCE SHEET DATA:
Current assets....................  $ 3,201.9    $2,029.5    $2,198.0    $1,614.9    $1,347.4    $1,207.2    $  818.3
Total assets......................    8,703.4    5,115.9      5,677.3     4,459.1     3,816.8     3,061.3     1,715.1
Current liabilities...............    3,527.2    2,182.3      2,497.5     1,854.0     1,499.3     1,276.0       981.2
Long-term debt....................    3,273.3    1,277.8      1,463.4     1,063.1     1,054.8     1,038.0       418.7
Stockholders' equity..............    1,353.6    1,318.2      1,300.0     1,207.0     1,018.7       580.0       213.6
OTHER DATA:
EBITDA(5).........................  $   461.3    $ 356.8     $  561.9    $  665.5    $  518.1    $  336.8    $  225.7
Ratio of EBITDA to interest
  expense, net....................        5.1x       7.1x         5.1x        6.6x        5.0x        4.5x        4.8x
Ratio of earnings to fixed
  charges(6)......................        3.0x       4.2x         2.7x        4.1x        3.3x        2.9x        3.2x
Basic net income per share........  $    1.87    $  1.69     $   1.73    $   3.13    $   2.51    $   1.87    $   1.40
Diluted net income per share......  $    1.85    $  1.65     $   1.70    $   3.04    $   2.38    $   1.74    $   1.26
Cash flows from operating
  activities......................  $   309.5    $  34.0     $  285.4    $  449.4    $  462.6    $  132.8    $  155.7
Cash flows used in investing
  activities......................  $(2,130.2)   $(226.2)    $ (677.8)   $ (519.7)   $ (681.7)   $ (985.8)   $ (195.6)
Cash flows from financing
  activities......................  $ 1,808.8    $ 208.4     $  383.8    $   39.0    $  201.6    $  841.9    $   17.6
Number of facilities(7)...........        345        199          206         179         148         107          79
North American content per
  vehicle(8)......................  $     453    $   341     $    369    $    320    $    292    $    227    $    169
North American vehicle
  production(9)...................        8.5        7.9         15.5        15.6        15.0        14.9        15.2
Western Europe content per
  vehicle(10).....................  $     205    $   146     $    176    $    123    $    109    $     92    $     44
Western Europe vehicle
  production(11)..................        8.7        8.4         15.8        15.1        14.4        13.9        13.2
South American content per
  vehicle(12).....................  $      99    $   144     $    134    $    129    $     74    $      1         N/A
South American vehicle
  production(13)..................         .8        1.1          2.0         2.4         2.1         1.8         1.4

---------------
 (1) Results include the effect of the $133 million restructuring and other charges ($92.5 million after tax).

 (2) Except for ratios, per share data, number of facilities and content per vehicle.

 (3) Consists of foreign currency exchange gain or loss, minority interests in consolidated subsidiaries, equity in net income of affiliates, state and local taxes and other expense.

 (4) The extraordinary items resulted from the prepayment of debt.

 (5) "EBITDA" is operating income plus depreciation and amortization. We believe that the operating performance of companies in our industry are measured, in part, by their ability to generate EBITDA. In addition, we use EBITDA as an indicator of our operating performance and as a measure of our cash generating capabilities. EBITDA does not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Further, EBITDA, as we calculate it, may not be comparable to calculations of similarly-titled measures by other companies. Excluding the $133 million restructuring and other charges recorded in 1998, EBITDA would have been $694.9 million.

 (6) "Fixed charges" consist of interest on debt, amortization of deferred financing fees and that portion of rental expenses representative of interest (deemed to be one-third of rental expenses). "Earnings" consist of income before income taxes, fixed charges, undistributed earnings and minority interests.

 (7) Includes facilities operated by Lear's less than majority-owned affiliates and facilities under construction.

 (8) "North American content per vehicle" is Lear's net sales in North America divided by estimated total North American vehicle production.

 (9) "North American vehicle production" includes car and light truck production in the United States, Canada and Mexico estimated from industry sources.

(10) "Western Europe content per vehicle" is Lear's net sales in Western Europe divided by estimated total Western Europe vehicle production.

(11) "Western Europe vehicle production" includes car and light truck production in Austria, Belgium, France, Germany, Italy, The Netherlands, Portugal, Spain, Sweden, and the United Kingdom estimated from industry sources.

(12) "South American content per vehicle" is Lear's net sales in South America divided by estimated total South American vehicle production.

(13) "South American vehicle production" includes car and light truck production in South America estimated from industry sources.

                                    BUSINESS

GENERAL

     We are one of the ten largest independent automotive suppliers in the world. We are also the leading supplier of automotive interior systems in the estimated $50 billion global automotive interior market and the third largest supplier in the estimated $20 billion global automotive electrical distribution systems market. We have grown substantially over the last five years as a result of both internal growth and acquisitions. Our sales have grown from $3.1 billion in 1994 to $12.3 billion, on a pro forma basis, in 1998, a compound annual growth rate of 41.1%. Excluding the $133 million restructuring and other charges recorded in 1998, operating income and EBITDA have grown from $170 million and $226 million in 1994 to $463 million and $824 million, on a pro forma basis, in 1998. Our present customers include every major automotive manufacturer in the world. These customers include Ford, General Motors, DaimlerChrysler, Fiat, Volkswagen, BMW, Saab, Peugeot, Renault and Toyota.

     We have established in-house capabilities in all five principal segments of the automotive interior market: seat systems; flooring and acoustic systems; door panels; headliners; and instrument panels. We are the largest supplier in the estimated $24 billion global seat systems market. In North America, we are one of the two largest suppliers in each of the other principal automotive interior markets, except the instrument panels market in which we are the fourth largest supplier. With the acquisition of UT Automotive, we also are one of the leading global suppliers of automotive electrical distribution systems. As a result of these capabilities, we are able to offer our customers fully integrated modules, as well as design, engineering and project management support for the entire automotive interior, including electronics and electrical distribution systems. We believe that our ability to offer automotive interiors with integrated electrical distribution systems provides us with a competitive advantage as automotive manufacturers continue to reduce their supplier bases and cost structures and to demand improved quality and greater product integration and enhanced technology.

     We are focused on delivering high quality automotive interior systems and components to our customers on a global basis. Due to the opportunity for significant cost savings and improved product quality and consistency, automotive manufacturers have increasingly required their suppliers to manufacture automotive interior systems and components in multiple geographic markets. In recent years, we have followed our customers and expanded our operations significantly in Western Europe, as well as in Eastern Europe, South America, South Africa and the Asia/Pacific Rim region. As a result of our efforts to expand our worldwide operations, our sales outside the United States have grown from $1.3 billion in 1994 to $5.6 billion, on a pro forma basis, in 1998.

STRATEGY

     Our principal objective is to expand our position as the leading supplier of automotive interior systems in the world with the goal of capturing at least one-third of the principal markets in which we compete. We intend to build on our full service capabilities, strong customer relationships and worldwide presence to increase our share of the global automotive interior market. To this end, our strategy is to capitalize on three significant trends in the automotive industry:

     - the increasing emphasis on the automotive interior by automotive manufacturers as they seek to differentiate their vehicles in the marketplace;

     - the increasing demand for fully integrated modular assemblies, such as cockpits, overhead and door panel modules; and

     - the consolidation and globalization of the supply base of automotive manufacturers.

     These trends are rooted in the competitive pressures on automotive manufacturers to improve quality and reduce time to market, capital needs, labor costs, overhead and inventory. We believe that these trends will result in automotive manufacturers outsourcing entire modules or "chunks" of the interior and, ultimately, complete automotive interiors. We believe that the criteria for selection of automotive interior suppliers will include not only cost, quality and responsiveness, but will increasingly include worldwide presence and certain full-service capabilities, such as the capability to supply fully integrated systems and modules.

     Elements of our strategy include:

     - Enhance Strong Relationships with our Customers. We have developed strong relationships with our customers which allow us to identify business opportunities and anticipate customer needs in the early stages of vehicle design. We believe that working closely with our customers in the early stages of designing and engineering vehicle interior systems gives us a competitive advantage in securing new business. We maintain "Customer Focused Divisions" for most of our major customers. This organizational structure consists of several dedicated groups, most of which are focused on serving the needs of an individual customer and supporting that customer's programs and product development. Each division can provide all of the interior systems and components the customer needs, allowing that customer's purchasing agents, engineers and designers to have a single point of contact. We work to maintain an excellent reputation with our customers for timely delivery and customer service and for providing world class quality at competitive prices. As a result of our service and performance record, many of our facilities have won awards from automotive manufacturers with which we do business. For example, General Motors named us its "Supplier of the Year" in 1997 and 1998 for seat systems.

     - Capitalize on Module and Integration Opportunities. We believe that the same competitive pressures that led automotive manufacturers to outsource the individual interior components to independent suppliers, such as Lear, will cause our customers to demand delivery of fully integrated modules for new vehicle models. As automotive manufacturers continue to seek ways to improve quality and reduce costs, we believe customers will increasingly look to independent suppliers to:

     - supply fully integrated modules of the automotive interior; and

     - act as systems integrators, by managing the design, purchase and supply of the total automotive interior.

     Because electrical distribution systems and electrical/electronic products are an increasingly important part of interior systems, we believe that we will have a competitive advantage in securing new business and taking advantage of integration opportunities as a result of our acquisition of UT Automotive. The potential for integration opportunities can be seen in recent program awards:

     - In 1997 and 1998, we were named the interior systems integrator for a high profile Chrysler minivan program and we were awarded the total interior program for two North American produced vehicles and for the Mahindra & Mahindra Scorpio SUV program. In addition to designing and producing interior components for these new programs, we will be responsible for coordinating the activities of a number of the vehicle's other interior suppliers.

     - In 1998, UT Automotive was awarded the opportunity to supply the fully integrated cockpit assembly in North America for a General Motor's small car program. We will be responsible for the overall design, integration, assembly and sequential delivery of the cockpit assemblies. In addition, we will be responsible for supplying the basic instrument panel, the structural cross vehicle beam, numerous molded parts and a variety of electrical/electronic components.

     - Continue Global Expansion. Global expansion will continue to be an important element of our growth strategy. In 1998, approximately two-thirds of automotive interior production was made outside of North America. In recent years, automotive manufacturers in Western Europe have outsourced to a greater number of automotive suppliers than automotive manufacturers in North America. As a result, we believe that we have excellent opportunities for continued growth through supplier consolidation in Western Europe. Markets such as South America and the Asia/Pacific Rim region also present long-term growth opportunities as demand for automotive vehicles increases and automotive manufacturers expand production in these markets. As a result of our strong customer relationships and worldwide presence, we believe that we are well positioned to continue to grow with our customers as they expand their operations worldwide.

     - Invest in Product Technology and Design Capability. We intend to continue to make significant investments in technology and design capability to support our products. We maintain 6 advanced technology centers and 22 customer focused product engineering centers where we design and develop new products and conduct extensive product testing. We also have state-of-the-art acoustics testing, instrumentation and data analysis capabilities. With the acquisition of UT Automotive, we acquired numerous engineering and design facilities in North America, Europe and Asia.

     We believe that in order to effectively develop total interior systems, it is necessary to integrate the research, design, development, styling and validation of all interior subsystems concurrently. We recently expanded our advance technology center at our world headquarters in Southfield, Michigan. As a result, we are the only automotive supplier with engineering, research, development and validation capabilities for all five interior systems at one location. The five systems consist of seat systems, flooring and acoustic systems, door panels, headliners, and instrument panels. Our investments in research and development are consumer-driven and customer-focused. We conduct extensive analysis and testing of consumer responses to automotive interior styling and innovations. Because automotive manufacturers increasingly view the vehicle interior as a major selling point to their customers, the focus of our research and development efforts is to identify new interior features that make vehicles safer, more comfortable and attractive to consumers.

     - Increase Use of "Just-in-Time" Facility Network. We have established facilities that allow our customers to receive interior products on a "just-in-time" basis. The "just-in-time" manufacturing process minimizes inventories and fixed costs for both us and our customers and enables us to deliver products on as little as 90 minutes notice. Most of our "just-in-time" manufacturing facilities are dedicated to individual customers. In many cases, by carefully managing floor space and overall efficiency, we can move the final assembly and sequencing of other interior systems and components from centrally located facilities to our existing "just-in-time" facilities. We believe that combining our "just-in-time" manufacturing techniques with our systems integration capabilities provides us with an important competitive advantage in delivering total interior systems to automotive manufacturers. In addition, we believe that our "just-in-time" and asset management techniques can be instituted throughout the interior facilities acquired in the UT Automotive acquisition, resulting in operational efficiencies and reduced working capital requirements.

     - Growth Through Strategic Acquisitions. Strategic acquisitions have been an important element in our worldwide growth and in our efforts to capitalize on the globalization, integration and supplier consolidation trends. We intend to continue to review attractive acquisition opportunities that preserve our financing flexibility. We will focus on acquisitions:

     - that strengthen our relationships with automotive manufacturers;

     - enhance our existing product, process and technological capabilities;

     - lower our systems costs;

     - provide us with growth opportunities in new markets; and

     - provide attractive financial returns.

ACQUISITIONS

     To supplement our internal growth and implement our business strategy, we have made several strategic acquisitions. As a result of internal growth and acquisitions, our sales have grown from $3.1 billion in 1994 to $12.3 billion, on a pro forma basis, in 1998, a compound annual growth rate of 41%. Our acquisitions include the following:

UT Automotive Acquisition

     On May 4, 1999, we acquired UT Automotive for a purchase price of approximately $2.3 billion, subject to post-closing adjustments. UT Automotive is a leading independent supplier of automotive electrical distribution systems and produces a broad portfolio of automotive interior products, including instrument panels, headliners and door panels. With the acquisition of UT Automotive, we became the third largest supplier of automotive electrical distribution systems in the estimated $20 billion global automotive electrical distribution systems market. In addition, we significantly increased our presence in the headliner and instrument panel segments of the global automotive interiors market as a result of UT Automotive's position in North America as the second largest headliner supplier and the fourth largest instrument panel supplier. On June 25, 1999, we sold to Johnson Electric Holdings Limited the Electric Motor Systems business we acquired in the UT Automotive acquisition for $310 million, subject to certain post-closing adjustments. EMS is a supplier of industrial and automotive electric motors and starter motors for small gasoline engines. The EMS business had net sales, operating income and EBITDA of approximately $351 million, $29 million and $48 million, respectively, for the year ended December 31, 1998.

     Consumers are demanding more electronics in their vehicles, such as cellular phones, navigational equipment and keyless entry systems. At the same time, automotive manufacturers are continuing to seek ways to reduce costs and improve quality. As a result, we believe that we will be able to utilize UT Automotive's technical capabilities and products to secure new business and provide fully integrated interior systems and modules, thereby increasing our content per vehicle and providing us with a strong platform for future growth. In addition, we believe that the integration of UT Automotive's business into our own will provide significant opportunities to improve the combined business's operating performance. As we leverage our existing research and development efforts and reduce duplicative overhead costs, we believe that we will have the opportunity to realize significant operating synergies and cost savings.

Delphi Seating Acquisition

     In September 1998, we acquired the seating business of Delphi Automotive Systems, formerly a division of General Motors Corporation. Delphi Seating was a leading supplier of seat systems to General Motors with sixteen facilities located in ten countries. The Delphi Seating acquisition strengthened our relationship with General Motors and expanded our product lines, technological capabilities and market share. The aggregate purchase price for the Delphi Seating acquisition was approximately $247 million.

Borealis Acquisition

     In December 1996, we acquired Borealis Industrier, a leading Western European supplier of instrument panels, door panels and other automotive components. The Borealis acquisition provided us with the technology and facilities to manufacture instrument panels, giving us the ability to produce complete interior systems. Borealis also produced door panels, climate systems, exterior trim and various components for the Western European automotive, light truck and heavy truck industries. In addition, the Borealis acquisition increased our presence in Western Europe and strengthened our relationships with Volvo, Saab and Scania.

Masland Acquisition

     In July 1996, we acquired Masland Corporation. The Masland acquisition gave us the manufacturing capabilities to produce flooring and acoustic systems. In 1998, primarily as a result of the Masland acquisition, we held a 38% share in the estimated $1.5 billion North American flooring and acoustic systems market. Also as a result of the Masland acquisition, we became a major supplier of interior and luggage trim components and other acoustical products which are designed to minimize noise, vibration and harshness for passenger cars and light trucks.

Automotive Industries Acquisition

     In August 1995, we acquired Automotive Industries, a leading designer and manufacturer of high quality interior systems and blow molded plastic parts for automobile and light truck manufacturers. Prior to the Automotive Industries acquisition, we had participated primarily in the seat systems segment of the interior market. By providing us with substantial manufacturing capabilities to produce door panels and headliners, the Automotive Industries acquisition made us one of the largest independent direct suppliers of automotive interior systems in the North American light vehicle interior market.

Other Acquisitions

     Since January 1, 1994, we have completed eleven acquisitions in addition to the five described above. Most significantly, in terms of size, geographic presence and contribution to our product offerings, we acquired:

     - the Italian automotive interiors manufacturers Pianfei and Strapazzini in 1998;

     - Keiper Car Seating in 1997; and

     - the primary automotive seat systems supplier to Fiat in 1994.

PRODUCTS

     Our products have evolved as a result of our many years of manufacturing experience in the automotive seat frame market, where we have been a supplier to Ford and General Motors since our inception in 1917. The seat frame has structural and safety requirements which make it the basis for overall seat design and was the logical first step to our emergence as a premier supplier of entire seat systems and seat components. Through the acquisitions discussed above, we have expanded our product offerings and can now manufacture and supply our customers with completely integrated interiors, including flooring and acoustic systems, door panels, headliners, instrument panels and electrical distribution systems. We also produce a variety of blow molded products and other automotive components. We believe that automotive manufacturers will continue to seek ways to improve vehicle quality while reducing the costs of vehicle components. As automotive manufacturers pursue these objectives, we expect that they will increasingly look to suppliers such as Lear, with the capability to test, design, engineer and deliver products for a complete vehicle interior. We believe that we will be able to design fully integrated modules of the automotive interior to:

     - reduce the number and complexity of parts used;

     - improve quality and warranty performance; and

     - reduce automotive manufacturer's installation costs.

We also believe that automotive manufacturers will continue their move to modular production by sourcing to key suppliers, such as Lear, the development and manufacture of complete interior modules.

     With the acquisition of UT Automotive, we strengthened our position in certain of our existing product categories, particularly in the headliner and instrument panel markets. In addition, the UT Automotive acquisition provided us with extensive capabilities in automotive electrical distribution systems and electrical/electronic automotive products. We believe that this broadened product portfolio substantially enhances our ability to supply complete automotive interiors. Specifically, we believe that we will be able to combine UT Automotive's electrical distribution system capabilities with our existing interior capabilities to design, develop and supply fully integrated modular assemblies, such as fully integrated instrument panels or "cockpits," overhead systems and door panels.

     Our products fall into the following categories:

     - Seat Systems. The seat systems business consists of the manufacture, assembly and supply of vehicle seating requirements. Seat systems typically represent approximately 50% of the cost of the total automotive interior. We produce seat systems for automobiles and light trucks that are fully finished and ready to be installed in a vehicle. Seat systems are fully assembled seats, designed to achieve maximum passenger comfort by adding a wide range of manual and power features such as lumbar supports, cushion and back bolsters and leg and thigh supports.

     As a result of our product technology and product design strengths, we have been a leader in incorporating convenience features and safety improvements into seat designs. In 1998, we adopted a new methodology for developing automotive interiors, "People-Vehicle-Interface" or PVI Method(TM). PVI Method(TM) is the innovation development discipline that we use to understand what consumers really want inside their vehicles, while developing automotive interiors that meet both federal safety standards and customer requirements. We have also developed methods to reduce our customer's costs throughout the automotive interior. For example, in 1997, we showcased the Revolution(TM) Seat Module. The Revolution(TM) Seat Module utilizes a unique seat frame that can be fitted with a wide variety of our seat backs and cushions to meet the needs of a range of different vehicles. The Revolution(TM) Seat Module simplifies and standardizes seat system assembly, enhances interior room and lowers total vehicle costs. Additionally, we are producing a ventilated seat for Saab, which draws heat and moisture away from the seat with fans that are embedded in the seat cushions. We have also increased production of our new integrated restraint seat system that increases occupant comfort and convenience. Licensed exclusively to Lear, this patented seating concept uses a special ultra high-strength steel tower, a blow-molded seat back frame and a split-frame design to improve occupant comfort and convenience.

     Our position as a market leader in seat systems is largely attributable to seating programs on new vehicle models launched in the past ten years. We are currently working with customers in the development of a number of seat systems products to be introduced by automotive manufacturers in the future.

     - Electrical Distribution Systems and Electrical/Electronic Products. The function of a basic automotive electrical distribution system is to provide the electrical interconnections necessary to convey or distribute electrical power and signals. The distribution of such power and signals is essential for activating, controlling, operating and/or monitoring electric devices and systems throughout the vehicle. Primarily, electrical distribution systems consist of wire harness assemblies, terminal and connector products, fuse boxes and junction boxes. This electrical network extends to virtually every part of a vehicle, including powered comfort/convenience accessories, lighting and signaling, heating and cooling systems, powertrain, chassis, safety restraints systems, audio systems and other devices. With the acquisition of UT Automotive, we have the capability to design and supply complete electrical distribution systems on a global basis.

     The electrical/electronic products group consists of two related groups of products: automotive electrical switches and automotive electronic controls. The switches group includes products for activation and control of lighting, wiper/washers, turn signals, ignition, powered accessories including windows, door locks, seats and mirrors, heating, ventilation, and air conditioning and keypad entry. The switch products include designs for both low- and high-current using a variety of activation methods, including rotary, slide, push-pull, momentary, and latching, and increasingly focus on ergonomic and aesthetic considerations. The electronic controls group includes a variety of body controllers for electronic control of many comfort and convenience features, including memory functions and timer units. With the acquisition of UT Automotive, we also acquired a significant industry presence in remote keyless entry products employing advanced encryption technology.

     Electrical and electronic content per vehicle continues to grow as installation of powered accessories and new features such as on-board phones and navigation systems increases. At the same time, many vehicle functions which had previously been hydraulically or mechanically activated are being replaced by electrical/electronic actuation. This has resulted in a higher number of circuits and electromechanical and electronic controls and switches per vehicle. For example, the 1993 top-of-the-line Ford Explorer had 963 electrical circuits, while a comparable model in 1997 had more than 1,800. With the acquisition of UT Automotive, we believe that we will be well positioned to capitalize on this trend by integrating UT Automotive's broad range of electrical/electronic products into our line of interior products and systems.

     The automotive electrical distribution systems and electrical/electronic automotive products businesses have been rapidly evolving in recent years as electronic functionality is added to traditional wiring systems. This progression has involved the integration of existing products and the development of new products, competencies and technologies. We believe that the progressive increase in the content and complexity of electrical and electronic components requires a broader, overall design perspective. This shift in design philosophy is described as "moving from the wire itself to the wire ends," reflecting a view that design should include both wiring systems and the electromechanical and electronic devices to which they are connected. We believe that the migration from electrical distribution systems to electrical and electronic distribution systems will both facilitate integration of wiring, electronics, and switching/control products within the overall electrical architecture of a vehicle and generate significant design benefits for customers. For example, we expect this integrated approach to help designers optimize the number of circuits and electronic control modules/microprocessors, and help program managers validate the performance of all of the individual components in a vehicle's electronic systems.

     The migration from electrical distribution systems to electrical and electronic distribution systems can be seen in a number of new and next generation products. For example, our smart junction box combines traditional junction box function with electronics capabilities. Unlike earlier junction box designs which provided the mechanical interconnection of electrical wire harnesses, smart junction boxes can incorporate electronic control functions traditionally located elsewhere in the vehicle. We are also positioned to participate in the development of advanced vehicle operating systems. Advanced vehicle operating systems will combine technologies ranging from computer-based communication to entertainment and traffic management.

     - Flooring and Acoustic Systems. Flooring systems consist both of carpet and vinyl products, molded to fit precisely the front and rear passenger compartments of cars and trucks, and accessory mats. While carpet floors are used predominately in passenger cars and trucks, vinyl floors, because of their better wear and maintenance characteristics, are used primarily in commercial and fleet vehicles. We are one of the largest independent suppliers of vinyl automotive flooring systems in North America and one of the few suppliers of both carpet and vinyl automotive flooring systems. With the Masland acquisition, we acquired Maslite(TM), a material that is 40% lighter than vinyl, which has replaced vinyl accessory mats on selected applications.

     The automotive flooring system is multi-purpose. Performance is based on the correct selection of materials to achieve an attractive, quiet and durable interior compartment. Automotive carpet requirements are more stringent than the requirements for carpet used in homes and offices. For example, automotive carpet must provide higher resistance to fading and improved resistance to wear despite being lighter in weight than carpet found in homes and offices. Masland's significant experience has enabled us to meet these specialized needs. Carpet flooring systems generally consist of tufted carpet with a thermoplastic backcoating which, when heated, allows the carpet to be fitted precisely to the interior of the vehicle. Additional insulation materials are added to provide noise, vibration and harshness resistance. Flooring systems are complex products which are based on sophisticated designs and use specialized design materials to achieve the desired visual, acoustic and heat management requirements in the automotive interior.

     Our primary acoustic product, after flooring systems, is the dash insulator. The dash insulator separates the passenger compartment from the engine compartment, and is the primary component for preventing engine noise and heat from entering the passenger compartment. Our ability to produce both the dash insulator and the flooring system enables us to accelerate the design process and supply an integrated system. We believe that automotive manufacturers, recognizing the cost and quality advantages of producing the dash insulator and the flooring system as an integrated system, will increasingly seek suppliers to coordinate the design, development and manufacture of the entire floor and acoustic system.

     - Door Panels. Door panels consist of several component parts that are attached to a base molded substrate by various methods. Specific components include vinyl or cloth-covered appliques, armrests, radio speaker grilles, map pocket compartments, carpet and sound-reducing insulation. In addition, door panels often incorporate electrical distribution systems and electrical/electronic products, including switches and wire harnesses for the control of power seats, windows, mirrors and door locks. Upon assembly, each component must fit precisely and must match the color of the base substrate. In 1997, we introduced the One-Step(TM) door and One-Step(TM) liftgate which consolidate all internal mechanisms, including glass, window regulators and latches, providing customers with a fully assembled higher quality product at a lower price. The One-Step(TM) door and One-Step(TM) liftgate can be shipped to automotive manufacturers fully assembled, tested and ready to install. We believe that both the One-Step(TM) door and One-Step(TM) liftgate, while not yet in production, offer us significant opportunities to capture a major share of the estimated $9 billion modular door market.

     - Instrument Panels. The instrument panel is a complex system of foil coverings, foams, plastics and metals designed to house various components and act as a safety device for the vehicle occupants. Specific components of the instrument panel include the heating, venting and air conditioning module, air distribution ducts, air vents, cross car structure, glove compartment assemblies, electrical/electronic components, wiring harness, radio system and passenger airbag units. As the primary occupant focal point of the vehicle interior, the instrument panel is designed to be aesthetically pleasing while also housing various components.

     Over the past several years, the automotive industry has seen a rapid increase in the complexity of instrument panels. We believe automotive manufacturers will begin to require that suppliers produce integrated instrument panels that combine electrical/electronic products with other traditional instrument panel components. This movement will provide suppliers with the opportunity to capitalize on the ability of instrument panels to incorporate more higher margin, value-added components, such as telecommunications and navigational equipment. In July 1998, UT Automotive was awarded the opportunity to supply General Motors a fully integrated cockpit assembly in North America for a small car program beginning in 2002. This was one of the first integrated cockpit programs awarded by an automotive manufacturer. In addition to being responsible for the overall design, integration and assembly of the cockpit system, we will supply the basic instrument panel, the structural cross vehicle beam, numerous molded parts and a variety of electrical/electronic components. We believe that UT Automotive's strength in designing and manufacturing electrical distribution systems and electrical/electronic products will enhance our position as a leading supplier of instrument panels and better position us as automotive manufacturers continue to demand more complex instrument panels with progressively higher levels of integration.

     Another on-going trend in the instrument panel segment concerns safety issues surrounding air bag technologies. We intend to increase our presence in this area through our research and development efforts, resulting in innovations such as the introduction of cost effective, integrated, seamless airbag covers, which increase occupant safety. Future trends in the instrument panel segment will continue to focus on safety with the introduction of low-mounted airbags as knee restraint components.

     - Headliners. Headliners consist of a substrate as well as a finished interior layer made of a variety of fabrics and materials. While headliners are an important contributor to interior aesthetics, they also provide insulation from road noise and can serve as carriers for a variety of other components, such as visors, overhead consoles, grab handles, coat hooks, electrical wiring, speakers, lighting and other electrical/electronic products. As electrical and electronic content available in vehicles has increased, headliners have emerged as an important carrier of technology since electronic features ranging from garage door openers to lighting systems are often optimally situated in the headliner system. The UT Automotive acquisition provided us with the technical capabilities and electrical distribution products to take advantage of the significant integration opportunities that exist in the headliner market.

     The headliner market is highly fragmented, with no dominant independent supplier. As automotive manufacturers continue to seek ways to improve vehicle quality and simultaneously reduce costs, we believe that headliners will increasingly be outsourced to suppliers, such as Lear, with extensive technological and systems integration capabilities. In addition, as with door panels and instrument panels, the ability of headliners to incorporate more components, provides us with the opportunity to increase the number of high margin, value added products we supply to automotive manufacturers.

     - Component Products. In addition to the interior systems and other products described above, we are able to supply a variety of interior trim, blow molded plastic parts and other automotive components.

     We produce seat covers for integration into our own seat systems and for delivery to external customers. Our major external customers for seat covers are other independent seat systems suppliers as well as automotive manufacturers. The expansion of our seat cover business gives us better control over the costs and quality of one of the critical components of a seat system. Typically, seat covers comprise approximately 30% of the aggregate cost of a seat system.

     We produce steel and aluminum seat frames for passenger cars and light trucks. Seat frames are primarily manufactured using precision stamped, tubular steel and aluminum components joined together by highly automated, state-of-the-art welding and assembly techniques. The manufacture of seat frames must meet strict customer and government specified safety standards. Our seat frames are either delivered to our own plants, where they become part of a complete seat system that is sold to the automotive manufacturer customer, or are delivered to other independent seating suppliers for use in the manufacture of assembled seating systems.

     We also produce a variety of interior trim products, such as pillars, cowl panels, scuff plates, trunk liners, quarter panels and spare tire covers, as well as blow molded plastic products, such as fluid reservoirs, vapor canisters and duct systems.

CUSTOMERS

     We serve the worldwide automobile and light truck market, which produces approximately 50 million vehicles annually. Our automotive manufacturer customers currently include:

- Ford                    - General Motors           - DaimlerChrysler          - Fiat
- Volkswagen              - BMW                      - Volvo                    - Saab
- Toyota                  - Honda USA                - Mitsubishi               - Mazda
- Subaru                  - Nissan                   - Isuzu                    - Peugeot
- Porsche                 - Renault                  - Gaz                      - Mahindra & Mahindra
- Suzuki                  - Hyundai                  - Daewoo

     During the year ended December 31, 1998, on a pro forma basis, Ford and General Motors, the two largest automobile and light truck manufacturers in the world, each accounted for approximately 25% of our net sales.

     In the past ten years, in the course of retooling and reconfiguring plants for new models and model changeovers, certain automotive manufacturers have eliminated the production of seat systems and other interior systems and components from certain of their facilities, thereby committing themselves to purchasing these items from outside suppliers. During this period, we became a supplier of these products for a significant number of new models, many on a "just-in-time" basis.

     The purchase of seat systems and other interior systems and components from full-service independent suppliers like Lear has allowed our customers to realize a competitive advantage as a result of:

     - a reduction in net overhead expenses and capital investment due to the availability of significant floor space for the expansion of other manufacturing operations;

     - the elimination of working capital and personnel costs associated with the production of interior systems by the automotive manufacturer;

     - a reduction in labor costs since suppliers like Lear generally have lower direct labor and benefit rates; and

     - a reduction in transaction costs by utilizing a limited number of sophisticated system suppliers instead of numerous individual component suppliers.

In addition, we offer improved quality and on-going cost reductions to our customers through continuous, Lear-initiated design improvements.

     We maintain "Customer Focused Divisions" for most of our major customers. This organizational structure consists of several dedicated groups, each of which is primarily focused on serving the needs of a single customer and supporting that customer's programs and product development. Each division is capable of providing fully integrated interior systems or whatever interior component the customer needs, thereby providing that customer's purchasing agents, engineers and designers with a single point of contact for their total automotive interior needs.

     We receive blanket purchase orders from our customers that normally cover annual requirements for products to be supplied for a particular vehicle model. Such supply relationships typically extend over the life of the model, which is generally four to seven years, and do not require the purchase by the customer of any minimum number of products. Although such purchase orders may be terminated at any time, we do not believe that any of our customers have terminated a material purchase order prior to the end of the life of a model. Our primary risk is that an automotive manufacturer will produce fewer units of a model than anticipated. In order to reduce our reliance on any one model, we produce interior systems and components for a broad cross-section of both new and more established models.

     Because of the economic benefits inherent in outsourcing to suppliers such as Lear and the costs associated with reversing a decision to purchase seat systems and other interior systems and components from an outside supplier, we believe that automotive manufacturers' commitment to purchasing seat systems and other interior systems and components from outside suppliers, particularly on a "just-in-time" basis, will increase. However, under the contracts currently in effect in the United States and Canada between each of General Motors, Ford and DaimlerChrysler with the United Auto Workers ("UAW") and the Canadian Auto Workers ("CAW"), in order for any of such manufacturers to obtain from external sources components that it currently produces, it must first notify the UAW or the CAW of such intention. If the UAW or the CAW objects to the proposed outsourcing, some agreement will have to be reached between the UAW or the CAW and the automotive manufacturer. Factors that will normally be taken into account by the UAW, the CAW and the automotive manufacturer include:

     - whether the proposed new supplier is technologically more advanced than the automotive manufacturer;

     - whether the new supplier is unionized;

     - whether cost benefits exist; and

     - whether the automotive manufacturer will be able to reassign union members whose jobs are being displaced to other jobs within the same factories.

As part of our agreement with General Motors, we operate our Rochester Hills, Michigan and Wentzville, Missouri facilities with General Motors' employees and reimburse General Motors for the wages of such employees on the basis of our employee wage structure. We enter into these arrangements to enhance our relationship with customers. As of January 1, 1998, the General Motors' employees working at our Lordstown, Ohio facility under this agreement became Lear employees.

     General Motors and DaimlerChrysler have experienced work stoppages over the past few years, primarily relating to the outsourcing of automotive components. These work stoppages halted the production of certain vehicle models and adversely affected our operations.

     Our contracts with major customers generally provide for an annual productivity price reduction and, in some cases, provide for the recovery of increases in material and labor costs. These price reductions have generally been offset by cost reduction through design changes, increased productivity and similar productivity price reduction programs with our suppliers. Our cost structure is comprised of a high percentage of variable costs. We believe that this structure provides us with additional flexibility during economic cycles.

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

MARKETING AND SALES

     We market our products by maintaining strong customer relationships. We have developed these relationships over our 80-year history through:

     - extensive technical and product development capabilities;

     - reliable delivery of high quality products;

     - strong customer service;

     - innovative new products; and

     - a competitive cost structure.

Close personal communications with automotive manufacturers is an integral part of our marketing strategy. Recognizing this, we are organized into independent divisions, each with the ability to focus on its customers and programs and each having complete responsibility for the product, from design to installation. By moving the decision-making process closer to the customer and by instilling a philosophy of "cooperative autonomy," we are more responsive to, and have strengthened our relationships with, our customers. Automotive manufacturers have generally continued to reduce the number of their suppliers as part of a strategy to purchase interior systems rather than individual components. This process favors suppliers like Lear with established ties to automotive manufacturers and the demonstrated ability to adapt to the new competitive environment in the automotive industry.

     Our sales are originated almost entirely by our sales staff. This marketing effort is augmented by design and manufacturing engineers who work closely with automotive manufacturers from the preliminary design to the manufacture and supply of interior systems or components. Manufacturers have increasingly looked to suppliers like Lear to assume responsibility for introducing product innovation, shortening the development cycle of new models, decreasing tooling investment and labor costs, reducing the number of costly design changes in the early phases of production and improving interior comfort and functionality. Once we are engaged to develop the design for the interior system or component of a specific vehicle model, we are also generally engaged to supply these items when the vehicle goes into production. We have devoted substantial resources toward improving our engineering and technical capabilities and developing advanced technology centers in the United States and in Europe. We have also developed full-scope engineering capabilities, including all aspects of safety and functional testing, acoustics testing and comfort assessment. In addition, we have established numerous product engineering sites in close proximity to our automotive manufacturer customers to enhance customer relationships and design activity. Finally, we have implemented a program of dedicated teams consisting of interior trim and seat system personnel who are able to meet all of a customer's interior needs. These teams provide a single interface for our customers and help avoid duplication of sales and engineering efforts.

COMPETITION

     We are the leading supplier of automotive interior products with manufacturing capabilities in all five automotive interior product groups: seat systems; flooring and acoustic systems; door panels; headliners; and instrument panels. Within each segment, we compete with a variety of independent suppliers and automotive manufacturer in-house operations. Set forth below is a summary of our primary independent competitors.

     - Seat Systems. We are one of two primary independent suppliers in the outsourced North American seat systems market. Our main independent competitor in North America is Johnson Controls, Inc. Our major independent competitors in Western Europe are Johnson Controls, Inc. and Faurecia (headquartered in France).

     - Electrical Distribution Systems and Electrical/Electronic Products. With the acquisition of UT Automotive, we became one of the leading independent suppliers of automotive electrical distribution systems in North America and Europe. Our major independent competitors in the electrical distribution systems market include Delphi, Yazaki and Sumitomo. The electrical/electronic automotive products industry remains highly fragmented. Other participants in the electrical/electronic products industry include Eaton, Tokai Rika, Kostal, Methode, Pollack, Cherry, Niles, Omron and others.

     - Flooring and Acoustic Systems. We are one of the three primary independent suppliers in the outsourced North American flooring and acoustic systems market. Our primary independent competitors are Collins & Aikman Corp. and the Magee Carpet Company. Our major independent competitors in Western Europe include Sommer Alibert Industrie, Emfisint Automotive SA, Radici, Treves ETS and Rieter Automotive.

     - Other Interior Systems and Components. Our major independent competitors in the headliner, door panel and instrument panel segments include Johnson Controls, Inc., Magna International, Inc., Davidson Interior Trim (a division of Textron, Inc.), Delphi, Plastic Omnium, Sommer Alibert Industrie and a large number of smaller operations. Visteon also competes in these markets.

SEASONALITY

     Our principal operations are directly related to the automotive industry. Consequently, we may experience seasonal fluctuation to the extent automotive vehicle production slows, such as in the summer months when plants close for model year changeovers and vacation. Historically, our sales and operating profit have been the strongest in the second and fourth calendar quarters.

EMPLOYEES

     As of October 2, 1999, we employed approximately 34,000 persons in the United States and Canada, 35,000 in Mexico, 34,000 in Europe and 12,000 in other regions of the world. A substantial number of our employees are members of unions. We have collective bargaining agreements with several unions including: the UAW; the CAW; the Textile Workers of Canada; the International Brotherhood of Teamsters, Chauffeurs, Warehousemen, and Helpers of America; the International Association of Machinists and Aerospace Workers; and the AFL-CIO. Each of our unionized facilities in the United States and Canada has a separate contract with the union which represents the workers employed there, with each such contract having an expiration date independent of our other labor contracts. The majority of our European and Mexican employees are members of industrial trade union organizations and confederations within their respective countries. The majority of these organizations and confederations operate under national contracts which are not specific to any one employer. We have experienced some labor disputes at our plants, none of which has significantly disrupted production or had a materially adverse effect on our operations. We have been able to resolve all such labor disputes and believe our relations with our employees are generally good.

     In addition, as part of our long-term agreements with General Motors, we currently operate two facilities with an aggregate of approximately 600 General Motors' employees and reimburse General Motors for the wages of such employees on the basis of our wage structure.

PROPERTIES

     As of October 2, 1999, our operations were conducted through 335 facilities, some of which are used for multiple purposes, including 231 manufacturing facilities, 27 product engineering centers and 5 advanced technology centers, in 33 countries. Our world headquarters is located in Southfield, Michigan.

     No facility is materially underutilized. Of the 335 facilities, which include facilities owned by our less than majority-owned affiliates, 164 are owned and 171 are leased with expiration dates ranging from 1999 through 2017. We believe substantially all of our property and equipment is in good condition and that we have sufficient capacity to meet our current and expected manufacturing and distribution needs.

                               THE EXCHANGE OFFER

INTRODUCTION

     Lear hereby offers to exchange its 7.96% Series B Senior Notes due 2005, which have been registered under the Securities Act, for a like principal amount of its original unregistered 7.96% Series B Senior Notes due 2005. Lear hereby also offers to exchange its 8.11% Series B Senior Notes due 2009, which have been registered under the Securities Act, for a like principal amount of its original unregistered 8.11% Series B Senior Notes due 2009. The exchange offer is subject to terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Holders may tender some or all of their original securities pursuant to the exchange offer. However, original securities tendered in the exchange offer must be in denominations of $1,000 or any integral multiple of $1,000.

     As of the date of this prospectus, $600,000,000 aggregate principal amount of the original unregistered 7.96% Senior Notes due 2005 and $800,000,000 aggregate principal amount of original unregistered 8.11% Senior Notes due 2009 are outstanding. This prospectus, together with the letter of transmittal, is
first being sent to holders of original securities on or about        , 1999.

TERMS OF THE EXCHANGE OFFER

     On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Lear will accept for exchange pursuant to the exchange offer original securities that are validly tendered and not withdrawn prior to the expiration date. As used in this prospectus, the term
"expiration date" means 5:00 p.m., New York City time, on        , 1999.
However, if Lear, in its sole discretion, extends the period of time for which the exchange offer is open, the term "expiration date" will mean the latest time and date to which Lear shall have extended the expiration of the exchange offer.

     The exchange offer is subject to the conditions set forth in "-- Conditions to the Exchange Offer." Lear reserves the right, but will not be obligated, to waive any or all of the conditions to the exchange offer.

     Lear reserves the right, at any time or from time to time, to extend the period of time during which the exchange offer is open by giving written notice of such extension to the exchange agent and by making a public announcement of such extension. There can be no assurance that Lear will exercise its right to extend the exchange offer. During any extension period, all original securities previously tendered will remain subject to the exchange offer and may be accepted for exchange by Lear. Assuming the prior satisfaction or waiver of the conditions to the exchange offer, Lear will accept for exchange, and exchange, promptly after the expiration date, in accordance with the terms of the exchange offer, all original securities validly tendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Any original securities not accepted by Lear for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

     Lear reserves the right, at any time or from time to time, to:

          (1) terminate the exchange offer, and not to accept for exchange any original securities not previously accepted for exchange, upon the occurrence of any of the events set forth in "-- Conditions to the Exchange Offer," by giving written notice of such termination to the exchange agent, and

          (2) waive any conditions or otherwise amend the exchange offer in any respect, by giving written notice to the exchange agent.

     An extension, termination, or amendment of the exchange offer will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which Lear may choose to make any public announcement, Lear will have no obligation to make or communicate any such announcement otherwise than by issuing a release to the Dow Jones News Service or as otherwise may be required by law.

     Holders of original securities do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware, the indenture, or the supplemental indenture in connection with the exchange offer. Lear intends to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated under those Acts.

PROCEDURES FOR TENDERING

     Except as set forth below, any holder of original securities that wishes to tender original securities must cause the following to be transmitted to and received by The Bank of New York, the exchange agent, at the address set forth below under "-- Exchange Agent" no later than 5:00 p.m., New York City time, on the expiration date:

     - The certificates representing the tendered original securities or, in the case of a book-entry tender as described below, a confirmation of the book-entry transfer of the tendered original securities into the exchange agent's account at DTC, as book-entry transfer facility;

     - A properly completed and duly executed letter of transmittal in the form accompanying this prospectus or, at the option of the tendering holder in the case of a book-entry tender, an agent's message in lieu of such letter of transmittal; and

     - Any other documents required by the letter of transmittal.

     The method of delivery of original securities, letters of transmittal, and all other required documents is at your election and risk. If the delivery is by mail, Lear recommends that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or certificates representing original securities to Lear.

     Any beneficial owner of original securities that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer should promptly contact the person through which it beneficially owns such original securities and instruct that person to tender original securities on behalf of such beneficial owner.

     Any registered holder of original securities that is a participant in DTC's Book-Entry Transfer Facility system may tender original securities by book-entry delivery by causing DTC to transfer the original securities into the exchange agent's account at DTC in accordance with DTC's procedures for such transfer. However, a properly completed and duly executed letter of transmittal in the form accompanying this prospectus or an agent's message, and any other required documents, must nonetheless be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to the expiration date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a confirmation of the book-entry tender of their original securities into the exchange agent's account at DTC which states that DTC has received an express acknowledgment from each participant tendering through DTC's automated Tender Offer Program that the participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that Lear may enforce the letter of transmittal against the participant.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original securities surrendered for exchange are tendered:

     - by a registered holder of the original securities who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be made by a firm that is an eligible institution -- including most banks, savings and loan associations, and brokerage houses -- that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, or the Stock Exchanges Medallion Program.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of the original securities, the letter of transmittal must be accompanied by a written instrument or instruments of transfer or exchange in a form satisfactory to Lear, in its sole discretion, and duly executed by the registered holder or holders with the signature guaranteed by an eligible institution. Certificates representing the original securities must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates representing the original securities.

     If the letter of transmittal or any certificates representing original securities, instruments of transfer or exchange, or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, the persons should so indicate when signing, and, unless waived by Lear, proper evidence satisfactory to Lear of their authority to so act must be submitted.

     By tendering original securities pursuant to the exchange offer, each holder will represent to Lear that, among other things:

     - the holder has full power and authority to tender, sell, assign, transfer, and exchange the original securities tendered;

     - when such original securities are accepted by Lear for exchange, Lear will acquire good and unencumbered title to the original securities, free and clear of all liens, restrictions, charges, encumbrances, and adverse claims;

     - the exchange securities acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving the exchange securities, whether or not the person is the holder of the original securities;

     - neither the holder nor any such other person is engaging in or intends to engage in a distribution of the exchange securities;

     - neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of the exchange securities; and

     - neither the holder nor any such other person is an affiliate of Lear, or if either is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act.

     In addition, each broker-dealer that is to receive exchange securities for its own account in exchange for original securities must represent that such original securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

     Lear will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of original securities tendered for exchange. Lear's determinations in this regard will be final and binding on all parties. Lear reserves the absolute right to reject any and all tenders of any particular original securities not properly tendered or to not accept any particular original securities if the acceptance might, in Lear's or its counsel's judgment, be unlawful. Lear also reserves the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular original securities either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender original securities in the exchange offer.

     Unless waived, any defects or irregularities in connection with tenders of original securities for exchange must be cured within such reasonable period of time as Lear determines. Neither Lear, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of original securities for exchange, nor will any of them incur any liability for any failure to give notification. Any original securities received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

ACCEPTANCE OF ORIGINAL SECURITIES FOR EXCHANGE; DELIVERY OF EXCHANGE SECURITIES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, Lear will accept, promptly after the expiration date, all original securities that have been validly tendered and not withdrawn, and will issue the applicable exchange securities in exchange for such original securities promptly after its acceptance of such original securities. See "-- Conditions to the Exchange Offer" below.

     For purposes of the exchange offer, Lear will be deemed to have accepted validly tendered original securities for exchange when, as, and if Lear has given written notice of such acceptance to the exchange agent.

     For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will accrue interest from the date of completion of the exchange offer. Holders of original notes that are accepted for exchange will receive accrued and unpaid interest on such original notes to, but not including, the date of completion of the exchange offer. Such interest will be paid on the first interest payment date for the exchange notes and will be paid to the holders on the relevant record date of the exchange notes issued in respect of the original notes being exchanged. Interest on the original notes being exchanged in the exchange offer will cease to accrue on the date of completion of the exchange offer.

     In all cases, issuance of exchange securities for original securities that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

     - the certificates representing the original securities, or a timely confirmation of book-entry transfer of the original securities into the exchange agent's account at the book-entry transfer facility;

     - a properly completed and duly executed letter of transmittal, or, in the case of a book-entry tender, an agent's message; and

     - all other required documents.

     If any tendered original securities are not accepted for any reason or if original securities are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged original securities will be returned without expense to the tendering holder of the original securities or, if the original securities were tendered by book-entry transfer, the non-exchanged original securities will be credited to an account maintained with the book-entry transfer facility. In either case, the return of such original securities will be effected promptly after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent has advised Lear that it will establish an account with respect to the original securities at The DTC, as book-entry transfer facility, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of original securities by causing the book-entry transfer facility to transfer the original securities into the exchange agent's account at the facility in accordance with the facility's procedures for transfer. However, although delivery of original securities may be effected through book-entry transfer at the facility, a properly completed and duly executed letter of transmittal or an agent's message, and any other required documents, must nonetheless be transmitted to, and received by, the exchange agent at the address set forth below under "-- Exchange Agent" prior to the expiration date, unless the holder has strictly complied with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of original securities desires to tender its original securities, and the original securities are not immediately available, or time will not permit the holder's original securities or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be effected if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal, or, in the case of a book-entry tender, an agent's message, and notice of guaranteed delivery, substantially in the form provided by Lear, by facsimile transmission, mail, or hand delivery, (a) setting forth the name and address of the holder of original securities and the amount of original securities tendered, (b) stating that the tender is being made thereby, and (c) guaranteeing that, within three NYSE trading days after the expiration date, the certificates for all physically tendered original securities, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the certificates for all physically tendered original securities, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the expiration date.

WITHDRAWAL RIGHTS

     You may withdraw tenders of original securities at any time prior to 5:00 p.m., New York City time, on the expiration date. Withdrawals may be made of any portion of such original securities in integral multiples of $1,000 principal amount.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address or, in the case of eligible institutions, at the facsimile number, set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the person who tendered the original securities to be withdrawn;

     - identify the original securities to be withdrawn, including the certificate number or numbers and principal amount of the original securities;

     - contain a statement that the holder is withdrawing his election to have the original securities exchanged;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original securities were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the registrar with respect to the original securities (i.e., the trustee) register the transfer of such original securities in the name of the person withdrawing the tender; and

     - specify the name in which such original securities are registered, if different from that of the person who tendered the original securities.

     If original securities have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original securities and otherwise comply with the procedures of the facility. All questions as to the validity, form, and eligibility, including time of receipt, of notices of withdrawal will be determined by Lear, whose determination will be final and binding on all parties. Any original securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn original securities may be retendered by following the procedures described under "-- Procedures for Tendering" above at any time prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Lear need not exchange any original securities, may terminate the exchange offer or may waive any conditions to the exchange offer or amend the exchange offer, if any of the following conditions have occurred:

     - the Securities and Exchange Commission's staff no longer allows the exchange securities to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act;

     - a government body passes any law, statute, rule or regulation which, in Lear's opinion, prohibits or prevents the exchange offer, or

     - the Securities and Exchange Commission or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement.

     If Lear reasonably believes that any of the above conditions has occurred, it may (1) terminate the exchange offer, whether or not any original securities have been accepted for exchange, (2) waive any condition to the exchange offer or (3) amend the terms of the exchange offer in any respect. Lear's failure at any time to exercise any of these rights will not waive such rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. However, Lear does not intend to terminate the exchange offer if none of the preceding conditions has occurred.

EXCHANGE AGENT

     The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

               DELIVERY TO: THE BANK OF NEW YORK, EXCHANGE AGENT

                                                  Facsimile Transmissions:
     By Hand or Overnight Delivery              (Eligible Institutions Only)             By Registered or Certified Mail:
         The Bank of New York                          (212) 815-4699                          The Bank of New York
          101 Barclay Street                                                                  101 Barclay Street, 7E
    Corporate Trust Services Window                To Confirm by Telephone                   New York, New York 10286
             Ground Level                         or for Information Call:                  Attention: Tolutope Adeyujo
      Attention: Tolutope Adeyujo                      (212) 815-2824                         Reorganization Section
        Reorganization Section

                             ---------------------

     IF YOU DELIVER THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, SUCH DELIVERY OR INSTRUCTIONS WILL NOT BE EFFECTIVE.

FEES AND EXPENSES

     Lear will not make any payment to brokers, dealers, or others for soliciting acceptances of the exchange offer. Lear will pay the estimated cash expenses to be incurred in connection with the exchange offer. Lear estimates these expenses, excluding the registration fee paid to the Securities and Exchange Commission, will be approximately $1 million.

ACCOUNTING TREATMENT

     Lear will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. Lear will amortize the expense of the exchange offer over the term of the exchange securities under generally accepted accounting principles.

TRANSFER TAXES

     Holders who tender their original securities for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct Lear to register exchange securities in the name of, or request that original securities not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes on such transfer.

RESTRICTIONS ON TRANSFER OF ORIGINAL SECURITIES

     The original securities were originally issued in a transaction exempt from registration under the Securities Act, and may be offered, sold, pledged, or otherwise transferred only:

     - in the United States to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A under the Securities Act;

     - outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

     - pursuant to an effective registration statement under the Securities Act.

     The offer, sale, pledge, or other transfer of original securities must also be made in accordance with any applicable securities laws of any state of the United States, and the seller must notify any purchaser of the original securities of the restrictions on transfer described above. Holders of original securities who do not exchange their original securities for exchange securities pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such original securities. Lear does not currently anticipate that it will register original securities under the Securities Act. See "Risk Factors -- Failure to Exchange."

TRANSFERABILITY OF EXCHANGE SECURITIES

     Based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties, Lear believes that exchange securities issued pursuant to the exchange offer may be offered for resale, resold, or otherwise transferred by holders that are not affiliates of Lear within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act if such exchange securities are acquired in the ordinary course of such holders' business and such holders do not engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange securities. However, the Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter. Lear cannot assure that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer. If any holder of original securities is an affiliate of Lear or is engaged in or intends to engage in, or has any arrangement or understanding with any person to participate in a distribution of the exchange securities to be acquired pursuant to the exchange offer, such holder:

          - cannot rely on the interpretations of the staff of the Securities and Exchange Commission set forth in the no-action letters referred to above; and

          - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original securities or the exchange securities.

     Each broker-dealer that is to receive exchange securities for its own account in exchange for original securities must represent that such original securities were acquired by such broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of the exchange securities. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the exchange securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification, with which there has been compliance, is available. See "Plan of Distribution."

                   DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS

PRIMARY CREDIT FACILITIES

     The following is a summary of the material provisions of our primary credit facilities. For further information regarding the terms and provisions of our primary credit facilities, including the definitions of terms that are not defined in this prospectus, please refer to the agreements relating to our primary credit facilities which we filed with the Securities and Exchange Commission on May 6, 1999 as exhibits to our Current Report on Form 8-K dated May 4, 1999.

     Amended and Restated Revolving Credit Facility. Our amended and restated revolving credit facility currently provides for:

     - borrowings in a principal amount of up to $2.1 billion outstanding at any one time;

     - swing line loans in a maximum aggregate amount of $150 million, the commitment for which is part of the aggregate amended and restated revolving credit facility commitment;

     - letters of credit in an aggregate face amount of up to $250 million, the commitment for which is part of the aggregate amended and restated revolving credit facility commitment; and

     - multicurrency borrowings in a maximum aggregate amount of up to $500 million, the commitment for which is part of the aggregate amended and restated revolving credit facility commitment.

The entire unpaid balance under our amended and restated revolving credit facility will be payable on September 30, 2001.

     New Credit Facilities. In addition to our amended and restated revolving credit facility, our primary credit facilities are comprised of:

     - a new revolving credit facility providing for borrowings of up to $500 million and maturing on May 4, 2004;

     - a new $500 million term loan having scheduled amortization beginning in October 31, 2000 and a final maturity of May 4, 2004; and

     - multicurrency borrowings in a maximum aggregate amount of up to $165 million, the commitment for which is part of the aggregate new revolving credit facility commitment.

The loans under our amended and restated revolving credit facility, our new revolving loans and our new term loan are collectively referred to in this prospectus as the "Loans."

     Interest. For purposes of calculating interest, the U.S. dollar Loans can be, at our election, ABR Loans or Eurodollar Loans or a combination thereof. ABR Loans bear interest at the higher of (a) The Chase Manhattan Bank's, or any replacement agent's, prime rate and (b) the federal funds rate plus 0.50%. Eurodollar Loans bear interest at the relevant Eurodollar Rate plus a margin based on the level of a specified financial ratio or Lear's credit ratings on its long-term senior unsecured debt.

     Repayment. Subject to the provisions of our primary credit facilities, we may, from time to time, borrow, repay and reborrow under our amended and restated revolving credit facility and our new revolving credit facility. Our new term loan provides for scheduled repayments of $50 million in 2000, $100 million in 2001, $125 million in 2002, $150 million in 2003 and $75 million in 2004. Amounts repaid under our new term loan may not be reborrowed. We can prepay our new term loan at any time prior to maturity.

     Security and Guarantees. With certain exceptions, the Loans are guaranteed by our direct and indirect domestic subsidiaries that account for 10% or more of our consolidated assets or revenues, on a pro forma basis. With certain exceptions, the Loans are secured by a pledge to the Agent for the ratable benefit of the banks party to our primary credit facilities of all or a portion of the capital stock of our subsidiaries comprising 10% or more of our consolidated assets or revenues, on a pro forma basis. The stock pledges also equally and ratably secure our obligations under term loans having an aggregate principal amount of $75 million. Pursuant to the terms of our primary credit facilities, the guarantees and the stock pledges shall be released when and if:

     - Lear attains "Release Status" or achieves a leverage ratio, as calculated pursuant to our primary credit facilities, of less than 2.50 to 1.00;

     - the agent has no actual knowledge of the existence of a default;

     - Lear delivers an officer's certificate that such officer has obtained no knowledge of a default or an event or default; and

     - the guarantees of the notes shall have been released or shall be released simultaneously with the guarantees of our primary credit facilities.

Under our primary credit facilities, "Release Status" is generally defined to exist at any time when the actual or implied rating of our senior long-term unsecured debt is at or above "BBB-" from Standard & Poor's Ratings Group or at or above "Baa3" from Moody's Investors Service, Inc.

     Covenants. Our primary credit facilities contain financial covenants relating to ratios of consolidated operating profit to consolidated interest expense and of consolidated indebtedness to consolidated operating profit. Our primary credit facilities also contain restrictive covenants pertaining to the management and operation of Lear. The covenants include, among others, limitations on indebtedness, guarantees, mergers, acquisitions, fundamental corporate changes, asset sales, investments, loans and advances, liens, dividends and other stock payments, transactions with affiliates and optional payments and modification of debt instruments.

     Events of Default. Our primary credit facilities provide for events of default customary in facilities of these types, including:

     - failure to make payments when due;

     - breach of certain covenants;

     - breach of representations or warranties in any material respect when made;

     - default under any agreement relating to debt for borrowed money in excess of $40 million in the aggregate;

     - bankruptcy defaults;

     - unsatisfied judgments in excess of $40 million;

     - ERISA defaults;

     - any security document or guarantee ceasing to be in full force and effect other than as otherwise contemplated by the relevant primary credit facility;

     - the subordination provisions in the instruments under which subordinated debt, or any refinancings thereof, were created ceasing to be in full force and effect or enforceable to the same extent purported to be created thereby; and

     - a change of control of Lear.

SUBORDINATED NOTES

     We currently have outstanding $136 million of 8 1/4% subordinated notes due 2002 and $200 million of 9 1/2% subordinated notes due 2006 which will remain outstanding. The subordinated notes are subordinated in right of payment to all of our existing and future senior indebtedness, including the exchange notes and obligations arising under our primary credit facilities. Interest on the subordinated notes is payable in arrears semi-annually.

     The indentures governing the subordinated notes limit, among other things:

     - the making of any Restricted Payment, as defined in the subordinated note indentures;

     - the incurrence of indebtedness unless we satisfy a specified cash flow to interest expense coverage ratio;

     - the creation of liens;

     - the incurrence of payment restrictions affecting subsidiaries;

     - entering into transactions with stockholders and affiliates;

     - the sale of assets;

     - the issuance of preferred stock; and

     - the merger, consolidation or sale of all or substantially all of our assets.

The subordinated note indentures also provide that a holder of the subordinated notes may, under certain circumstances, have the right to require that we repurchase such holder's securities upon a change of control of Lear at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase.

     The 8 1/4% subordinated notes mature on February 1, 2002 and may, at our option, be redeemed in whole or in part, on at least 30 days' but not more then 60 days' notice to each holder of the notes to be redeemed at 100% of their principal amount together with accrued and unpaid interest, if any, to the redemption date. The 9 1/2% subordinated notes mature on July 15, 2006 and may, at our option, be redeemed in whole or in part at any time on or after July 15, 2001, on at least 30 days' but not more than 60 days' notice to each holder of the notes to be redeemed at specified redemption prices.

OTHER DEBT

     As of July 3, 1999, we had outstanding approximately $122 million of debt other than the debt under our primary credit facilities, our subordinated notes and the original notes. This debt consisted primarily of U.S. term loans, foreign subsidiary working capital indebtedness, industrial revenue bonds and capital leases. The U.S. term loans, having an aggregate principal amount of $75 million, are secured by an equal and ratable pledge of the subsidiary stock securing our primary credit facilities and are guaranteed by the same domestic subsidiaries that guarantee the Loans under our primary credit facilities. The stock pledge shall be released when and if the stock pledge securing our primary credit facilities is released. Approximately $91 million of the remaining debt was incurred by subsidiaries and, in certain cases, is guaranteed by Lear.

     Several of our European subsidiaries factor their accounts receivable with financial institutions subject to limited recourse provisions and are charged a discount fee. The amount of such factored receivables, at July 3, 1999, was approximately $166 million.

                       DESCRIPTION OF EXCHANGE SECURITIES

GENERAL

     The forms and terms of the exchange securities and the original securities are identical in all respects except that the registration rights and related liquidated damages provisions, and the transfer restrictions, applicable to the original securities do not apply to the exchange securities. Except where the context otherwise requires, references below to "notes" or "securities" are references to both original notes and exchange notes or both original securities and exchange securities, as the case may be.

     The exchange securities will be issued under the indenture dated as of May 15, 1999, among Lear, the Guarantors and The Bank of New York, as trustee. The following discussion includes a summary of the material provisions of the indenture and the exchange securities. For further information regarding the terms and provisions of the indenture and exchange securities, including the definitions of certain terms and those terms made part of the indenture by the Trust Indenture Act, please refer to the indenture and form of exchange securities which we have filed as exhibits to the registration statement of which this prospectus is part.

     The exchange notes will be limited to an aggregate principal amount of up to $1,400,000,000, consisting of $600,000,000 aggregate principal amount of 7.96% Series B Senior Notes due 2005 (the "Exchange Notes Due 2005") and $800,000,000 aggregate principal amount of 8.11% Series B Senior Notes due 2009 (the "Exchange Notes Due 2009").

     Exchange Notes Due 2005. The Exchange Notes Due 2005 will mature on May 15, 2005. The Exchange Notes Due 2005 will bear interest from the date of issuance, at 7.96% per annum, payable semiannually on May 15 and November 15 of each year, commencing on November 15, 1999. Interest will be payable to the person in whose name an Exchange Note Due 2005, or any predecessor Exchange Note Due 2005, is registered, subject to certain exceptions set forth in the indenture, at the close of business on May 1 or November 1, as the case may be, immediately preceding such May 15 or November 15. Interest on the Exchange Notes Due 2005 will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

     Exchange Notes Due 2009. The Exchange Notes Due 2009 will mature on May 15, 2009. The Exchange Notes Due 2009 will bear interest from the date of issuance, at 8.11% per annum, payable semiannually on May 15 and November 15 of each year, commencing on November 15, 1999. Interest will be payable to the person in whose name an Exchange Note Due 2009, or any predecessor Exchange Note Due 2009, is registered, subject to certain exceptions set forth in the indenture, at the close of business on May 1 or November 1, as the case may be, immediately preceding such May 15 or November 15. Interest on the Exchange Notes Due 2009 will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

     Principal of and premium, if any, and interest on the exchange notes will be payable, and the exchange notes will be exchangeable and transfers thereof will be registrable, at an office or agency of Lear, one of which will be maintained for such purpose in New York, New York, which initially will be the corporate trust office of the trustee, or such other office or agency permitted under the Indenture. So long as the exchange notes are represented by global notes, the interest payable on such exchange notes will be paid to Cede & Co., the nominee of the DTC, or its registered assigns as the registered owner of such global notes, by wire transfer of immediately available funds on each applicable interest payment date. If any of the exchange notes are no longer represented by global notes, payment of interest thereon may, at our option, be made by check mailed to the address of the person entitled thereto.

     The original notes and the exchange notes of each tranche constitute a single class of securities and will vote and consent together on all matters as one series, and neither the original notes nor the exchange notes of the same tranche will have the right to vote or consent as a class or series separate from one another on any matter.

     The exchange notes will be issued only in registered form without coupons, in denominations of $1,000 or integral multiples thereof. To the extent described under "-- Book Entry; Delivery and Form" below, the principal of and interest on the exchange notes will be payable and transfer of the exchange notes will be registrable through DTC. No service charge will be made for any registration of transfer or exchange of exchange notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

     The indenture does not contain any provisions that would limit the ability of Lear or the Guarantors to incur indebtedness or that would require the maintenance of financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require Lear to repurchase or redeem or otherwise modify the terms of any of the exchange securities upon a change in control or other events involving Lear that may adversely affect the creditworthiness of the exchange securities. However, the indenture does:

     - provide that, subject to certain exceptions, neither Lear nor any Restricted Subsidiary will subject its property or assets to any mortgage or other encumbrance unless the exchange notes are secured equally and ratably with such other indebtedness thereby secured; and

     - contain certain limitations on the ability of Lear and its Restricted Subsidiaries to enter into certain sale and lease-back arrangements.

See "-- Certain Covenants."

OPTIONAL REDEMPTION

     The Exchange Notes Due 2005 and the Exchange Notes Due 2009 will be redeemable as a whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

          (1) 100% of the principal amount of such exchange notes, and

          (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date discounted, to the redemption date on a semiannual basis, assuming a 360-day year consisting of 12 months of 30 days each, at the Treasury Rate plus 50 basis points, in each case, together with any interest accrued but not paid to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date for the Exchange Notes Due 2005 and the Exchange Notes Due 2009, as the case may be,

          (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue, if no maturity is within three months before or after the maturity date for the Exchange Notes Due 2005 or the Exchange Notes Due 2009, as the case may be, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month, or

          (2) if such release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

     The Treasury Rate shall be calculated on the third business day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes Due 2005 or the Exchange Notes Due 2009, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

     "Comparable Treasury Price" means with respect to any redemption date for the Exchange Notes Due 2005 or the Exchange Notes Due 2009, as the case may be:

          (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or

          (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

     "Reference Treasury Dealer" means Morgan Stanley & Co. Incorporated and three other primary U.S. Government securities dealers in New York City (each, a "Primary Treasury Dealer") appointed by the trustee after consultation with us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

     Notice of redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of exchange notes to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange notes or portions thereof called for redemption.

STATUS OF EXCHANGE NOTES

     The exchange notes will be unsecured obligations of Lear, ranking equal in right of payment with all other unsecured and unsubordinated indebtedness of Lear, and ranking senior in right of payment to the outstanding subordinated indebtedness of Lear and any future subordinated indebtedness of Lear. As of July 3, 1999, we had outstanding approximately $3,015 million of senior indebtedness and approximately $336 million of subordinated indebtedness. In addition, the exchange notes will be structurally subordinated to indebtedness of our subsidiaries other than indebtedness of the Guarantors. As of July 3, 1999, the Guarantors had outstanding approximately $11 million of indebtedness, excluding indebtedness represented by guarantees of our Principal Credit Facilities and the exchange notes and intercompany debt, and our subsidiaries other than the Guarantors had outstanding approximately $217 million of indebtedness, including $126 million under our primary credit facilities.

     Indebtedness under our Principal Credit Facilities is secured by pledges of all or a portion of the stock of certain of our subsidiaries, including the Guarantors. The exchange notes will not have the benefit of such pledges and the indenture does not contain any restriction upon indebtedness, whether secured or unsecured, that Lear and its subsidiaries may incur in the future. The total amount of secured indebtedness as of July 3, 1999 was approximately $41 million, excluding indebtedness under the Principal Credit Facilities. Secured creditors of Lear will have a claim on the assets which secure the obligations of Lear prior to any claims of holders of the exchange notes against such assets.

GUARANTEES

     Each of certain of our domestic subsidiaries (the "Guarantors") will irrevocably and unconditionally guarantee on a joint and several basis the punctual payment when due, whether at stated maturity, by acceleration or otherwise, all of our obligations under the indenture and the exchange notes, including our obligations to pay principal, premium, if any, and interest with respect to the exchange notes. Each of the Guarantees shall be a guarantee of payment and not of collection. The obligations of each Guarantor under its guarantee (each a "Guarantee") are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payment made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee can be guaranteed by such Guarantor without resulting in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. Notwithstanding the foregoing, there is a risk that the Guarantees will involve a fraudulent conveyance or transfer or otherwise be void, and thus will be unenforceable.

     The Guarantors on the date of the indenture were Lear Operations Corporation and Lear Corporation Automotive Holdings, formerly known as UT Automotive. The indenture provides that each subsidiary of Lear that becomes a guarantor under our Principal Credit Facilities after the date of the indenture will become a Guarantor.

     In the event that a subsidiary that is a Guarantor ceases to be a guarantor under our Principal Credit Facilities, such subsidiary will also cease to be a Guarantor, whether or not a Default or Event of Default is then outstanding, subject to reinstatement as a Guarantor in the event that such subsidiary should thereafter become a guarantor under our Principal Credit Facilities. A subsidiary may cease to be a Guarantor upon sale or other disposal of such subsidiary or otherwise. We are not restricted from selling or otherwise disposing of any of the Guarantors or any or all of the assets of any of the Guarantors.

     The indenture provides that if the exchange notes are defeased in accordance with the terms of the indenture, including pursuant to a covenant defeasance, then the Guarantors shall be released and discharged of their obligations under the Guarantees. See "Description of Other Material Indebtedness -- Primary Credit Facilities -- Security and Guarantees."

CERTAIN COVENANTS

  Limitation on Liens

     The indenture provides that Lear will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

          (1) Permitted Liens;

          (2) Liens on shares of capital stock of Subsidiaries of Lear, and the proceeds thereof, securing obligations under the Principal Credit Facilities;

          (3) Liens on receivables subject to a Receivable Financing
     Transaction;

          (4) Liens arising in connection with industrial development bonds or other industrial development, pollution control or other tax-favored or government-sponsored financing transactions, provided that such Liens do not at any time encumber any property other than the property financed by such transaction and other property, assets or revenues related to the property so financed on which Liens are customarily granted in connection with such transactions, in each case, together with improvements and attachments thereto;

          (5) Liens granted after the Closing Date on any assets or properties of Lear or any of its Restricted Subsidiaries to secure obligations under the exchange notes;

          (6) Extensions, renewals and replacements of any Lien described in subsections (1) through (5) above; and

          (7) Other Liens in respect of Indebtedness of Lear and its Restricted Subsidiaries in an aggregate principal amount at any time not exceeding 5% of Consolidated Assets at such time.

  Limitation on Sale and Lease-Back Transactions

     The indenture provides that Lear will not, nor will it permit any of its Restricted Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of Lear or any of its Restricted Subsidiaries, except such transactions (1) entered into prior to the Closing Date, (2) for the sale and leasing back of any property or asset by a Restricted Subsidiary of Lear to Lear or any other Restricted Subsidiary of Lear, (3) involving leases for less than three years or (4) in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset, unless:

          (a) Lear or such Restricted Subsidiary would be entitled under the "Limitation on Liens" covenant above to create, incur, assume or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Value in respect of such transaction without equally and ratably securing the exchange notes, or

          (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase, acquisition, construction or refurbishment of assets or to the repayment of Indebtedness of Lear or any of its Restricted Subsidiaries which on the date of original incurrence had a maturity of more than one year.

CERTAIN DEFINITIONS

     The following terms shall have the meanings set forth below.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Lear or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in contemplation of such Person becoming a Restricted Subsidiary of Lear or such acquisition, and any refinancings thereof.

     "Attributable Value" means, in connection with a sale and lease-back transaction, the lesser of (1) the fair market value of the assets subject to such transaction and (2) the present value, discounted at a rate per annum equal to the rate of interest implicit in the lease involved in such sale and lease-back transaction, as determined in good faith by us, of the obligations of the lessee for rental payments during the term of the related lease.

     "Closing Date" means the date on which the original notes were issued.

     "Consolidated Assets" means at a particular date, all amounts which would be included under total assets on a consolidated balance sheet of Lear and its Restricted Subsidiaries as at such date, determined in accordance with GAAP.

     "Financing Lease" means (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Lear and its Restricted Subsidiaries and (b) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are applicable from time to time.

     "Indebtedness" of a Person means all obligations which would be treated as liabilities upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP.

     "Investment" by any Person means:

          (1) all investments by such Person in any other Person in the form of loans, advances or capital contributions,

          (2) all guarantees of Indebtedness or other obligations of any other Person by such Person,

          (3) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, capital stock or other securities of any other Person, and

          (4) all other items that would be classified as investments, including, without limitation, purchases outside the ordinary course of business, on a balance sheet of such Person prepared in accordance with GAAP.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement or any Financing Lease having substantially the same economic effect as any of the foregoing.

     "Permitted Liens" means:

          (1) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Lear or its Restricted Subsidiaries, as the case may be, in accordance with GAAP, or, in the case of Restricted Subsidiaries organized outside the United States, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization;

          (2) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers or other like Liens arising in the ordinary course of business relating to obligations not overdue for a period of more than 60 days or which are bonded or being contested in good faith by appropriate proceedings;

          (3) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith and deposits securing liabilities to insurance carriers under insurance and self-insurance programs;

          (4) Liens, other than any Lien imposed by ERISA, incurred on deposits to secure the performance of bids, trade contracts, other than for borrowed money, leases, statutory obligations, surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;

          (5) easements, rights-of-way, restrictions and other similar encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of the business of Lear and its Restricted Subsidiaries taken as a whole;

          (6) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings fully covered by insurance or involving, individually or in the aggregate, no more than $40,000,000 at any one time, provided that the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 60 days or, in the case of any stay of execution or enforcement pending appeal, within such lesser time during which such appeal may be taken;

          (7) Liens securing obligations, other than obligations representing indebtedness for borrowed money, under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;

          (8) statutory Liens and rights of offset arising in the ordinary course of business of Lear and its Restricted Subsidiaries;

          (9) Liens in connection with leases or subleases granted to others and the interest or title of a lessor or sublessor, other than Lear or any of its Subsidiaries, under any lease; and

          (10) Liens securing indebtedness in respect of interest rate agreement obligations or currency agreement obligations entered into to protect against fluctuations in interest rates or exchange rates and not for speculative reasons.

     "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     "Principal Credit Facilities" means

          (1) the Second Amended and Restated Credit and Guarantee Agreement, dated as of May 4, 1999, among Lear, Lear Corporation Canada Ltd., the Foreign Subsidiary Borrowers (as defined therein), the Lenders Party thereto, Bankers Trust Company and Bank of America National Trust & Savings Association, as Co-Syndication Agents, The Bank of Nova Scotia, as Documentation Agent and Canadian Administrative Agent, and The Chase Manhattan Bank, as General Administrative Agent;

          (2) the Interim Term Loan Agreement, dated as of May 4, 1999, among Lear, the Lenders parties thereto, Citicorp USA, Inc. and Credit Suisse First Boston, as Co-Syndication Agents, Deutsche Bank AG New York Branch, as Documentation Agent, the other Agents named therein, and The Chase Manhattan Bank, as Administrative Agent;

          (3) the Revolving Credit and Term Loan Agreement, dated as of May 4, 1999, among Lear, certain of its Foreign Subsidiaries, the Lenders parties thereto, Citicorp USA, Inc. and Morgan Stanley Senior Funding, Inc., as Co-Syndication Agents, Toronto Dominion (Texas), Inc., as Documentation Agent, the other Agents named therein, and The Chase Manhattan Bank, as Administrative Agent;

          (4) the Term Loan Agreement, dated November 17, 1998, between Lear and Toronto Dominion (Texas), Inc., as amended by that certain amendment dated as of May 4, 1999; and

          (5) the Term Loan Agreement, dated as of December 3, 1998, between Lear and Deutsche Bank AG, New York Branch and/or Cayman Islands Branch, as amended by that certain amendment dated as of May 4, 1999, in each case, including any related notes, collateral documents, security documents, instruments and agreements entered into in connection therewith and, in each case, as the same may be amended, supplemented or otherwise modified, including any agreement extending the maturity of, increasing the total commitment under or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement, renewed, refunded, replaced, restated or refinanced from time to time.

     "Receivable Financing Transaction" means any transaction or series of transactions involving a sale for cash of accounts receivable, without recourse based upon the collectibility of the receivables sold, by Lear or any of its Restricted Subsidiaries to a Special Purpose Subsidiary and a subsequent sale or pledge of such accounts receivable, or an interest therein, by such Special Purpose Subsidiary, in each case without any guarantee by Lear or any of its Restricted Subsidiaries, other than the Special Purpose Subsidiary.

     "Restricted Subsidiary" means any Subsidiary other than a Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary which has:

          (1) consolidated assets or in which Lear and its other Subsidiaries have Investments, equal to or greater than 5% of the total consolidated assets of Lear at the end of its most recently completed fiscal year, or

          (2) consolidated gross revenue equal to or greater than 5% of the consolidated gross revenue of Lear for its most recently completed fiscal year.

     "Special Purpose Subsidiary" means any wholly owned Restricted Subsidiary of Lear created by Lear for the sole purpose of facilitating a Receivable Financing Transaction.

     "Subsidiary" of any Person means:

          (1) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person or by such Person and a subsidiary or subsidiaries of such Person or by a subsidiary or subsidiaries of such Person or

          (2) any other Person (other than a corporation) in which such Person or such Person and a subsidiary or subsidiaries of such Person or a subsidiary or subsidiaries of such Persons, at the time, directly or indirectly, owns at least a majority voting interest under ordinary circumstances.

     "Unrestricted Subsidiary" means any Subsidiary designated as such by the Board of Directors of Lear; provided, however, that at the time of any such designation by the Board of Directors, such Subsidiary does not constitute a Significant Subsidiary; and provided, further, that at the time that any Unrestricted Subsidiary becomes a Significant Subsidiary it shall cease to be an Unrestricted Subsidiary.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indenture provides that Lear will not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person unless:

          (1) the Person formed by or surviving any such consolidation or merger, if other than Lear, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger, if other than Lear, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, assumes all our obligations under the exchange notes and the indenture; and

          (3) immediately after such transaction, and giving effect thereto, no Default, as defined in the indenture, or Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, we may merge with another Person or acquire by purchase or otherwise all or any part of the property or assets of any other corporation or Person in a transaction in which we are the surviving entity.

EVENTS OF DEFAULT

     The indenture provides that the following events will constitute Events of Default with respect to the notes of each series:

     - failure to pay principal of any note of such series when due and payable at stated maturity, upon acceleration, redemption or otherwise;

     - failure to pay any interest on any note of such series when due, and the Default continues for 30 days;

     - failure to comply with any of our other agreements of the notes of such series or in the indenture, other than covenants or agreements included in the indenture solely for the benefit of the other series of notes, and the Default continues for the period of 30 days after either the trustee or the holders of at least 25% in principal amount of the then outstanding notes of such series have given written notice as provided in the indenture;

     - any Guarantee of the notes of such series ceases to be in full force and effect or any Guarantor denies or disaffirms its obligations under its Guarantee of the notes of such series, except, in each case, in connection with a release of a Guarantee in accordance with the terms of the indenture;

     - the nonpayment at maturity or other default, beyond any applicable grace period, under any agreement or instrument relating to any other indebtedness of Lear or its Subsidiaries, the unpaid principal amount of which is not less than $40 million, which default results in the acceleration of the maturity of such indebtedness prior to its stated maturity or occurs at the final maturity thereof;

     - the entry of any final judgment or orders against Lear or its Subsidiaries in excess of $40 million individually or in the aggregate, not covered by insurance, that is not paid, discharged or otherwise stayed, by appeal or otherwise, within 60 days after the entry of such judgments or orders; and

     - certain events of bankruptcy, insolvency or reorganization of Lear or any Significant Subsidiary.

     If an Event of Default with respect to outstanding notes of any series, other than an Event or Default relating to certain events of bankruptcy, insolvency or reorganization, in which case the unpaid principal amount of, and any accrued and unpaid interest on, all notes of that series are due and payable immediately, shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes of such series by notice, as provided in the indenture, may declare the unpaid principal amount of, and any accrued and unpaid interest on, all notes of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to notes of such series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding notes of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Amendment, Supplement and Waiver" below.

     The indenture provides that, subject to the duty of the trustee during an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the outstanding notes of each series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of such series.

     We will be required to furnish to the trustee under the indenture annually a statement as to the performance by us of our obligations under the indenture and as to any default in such performance.

DISCHARGE OF INDENTURE AND DEFEASANCE

     We may terminate our obligations under the notes of any series, and the corresponding obligations under the indenture, when we irrevocably deposit with the trustee funds or U.S. government obligations in an amount certified to be sufficient (without reinvestment thereof) to pay at maturity all outstanding notes of such series, including all interest thereon, other than destroyed, lost or stolen notes of such series which have not been replaced or paid, and

          (1) all outstanding notes of such series have been delivered, other than destroyed, lost or stolen notes of such series which have not been replaced or paid, to the trustee for cancellation; or

          (2) all outstanding notes of such series have become due and payable, whether at stated maturity, early redemption or otherwise,

and, in either case, we have paid all other sums payable under the indenture.

     In addition, we may terminate substantially all our obligations under the notes of any series, and the corresponding obligations under the indenture, if we deposit, or cause to be deposited with the trustee, in trust an amount of cash or U.S. government obligations maturing as to principal and interest in such amounts and at such times as are certified to be sufficient to pay principal of and interest on the then outstanding notes of such series to maturity or redemption, as the case may be, and

          (1) such deposit will not result in a breach of, or constitute a Default under, the indenture;

          (2) no Default or Event of Default shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date;

          (3) we deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and

          (4) certain other conditions are met.

     We shall be released from our obligations with respect to the covenants described under "-- Certain Covenants" and certain other covenants contained in the indenture and any Event of Default occurring because of a Default with respect to such covenants as they related to any series of notes if we deposit, or cause to be deposited with the trustee, in trust an amount of cash or U.S. government obligations certified to be sufficient to pay and discharge when due the entire unpaid principal of and interest on all outstanding notes of such series, and

          (1) such deposit will not result in a breach of, or constitute a Default under, the indenture;

          (2) no Default or Event of Default shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date;

          (3) we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and

          (4) certain other conditions are met.

Upon satisfaction of such conditions, our obligations under the indenture with respect to the notes of such series, other than with respect to the covenants and Events of Default referred to above, shall remain in full force and effect.

     Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of the notes of the series subject to such discharge or defeasance:

          (1) rights of registration of transfer and exchange of notes of such series,

          (2) rights of substitution of mutilated, defaced, destroyed, lost or stolen notes of such series,

          (3) rights of holders of notes of such series to receive payments of principal thereof and premium, if any, and interest thereon when due,

          (4) the rights, obligations, duties and immunities of the trustee,

          (5) rights of holders of notes of such series as beneficiaries with respect to property deposited with the trustee and payable to all or any of them, and

          (6) our obligations to maintain an office or agency in respect of the notes of such series.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar for the notes may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any note selected for redemption or any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note may be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the terms of the indenture or the notes may be amended or supplemented by us and the trustee with the written consent of the holders of at least a majority in principal amount of such then outstanding notes of each series affected thereby by the amendment and any existing Default may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding notes of the series affected thereby. Without the consent of any holder of the notes, we and the trustee may amend the terms of the indenture or the notes to:

     - cure any ambiguity, defect or inconsistency,

     - provide for the assumption of our obligations to holders of the notes by a successor corporation,

     - provide for uncertificated notes in addition to certificated notes,

     - make any change that does not adversely affect the rights of any holder of the notes in any material respect,

     - add to our covenants or take any other action for the benefit of the holders of the notes or

     - comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.

     Without the consent of each holder of notes of the series affected, we may not:

     - reduce the principal amount of notes the holders of which must consent to an amendment, supplement or waiver of any provision of the indenture;

     - reduce the rate or extend the time for payment of interest on any note;

     - reduce the principal of or change the stated maturity of any notes;

     - change the date on which any note may be subject to redemption, or reduce the redemption price therefor;

     - make any note payable in currency other than that stated in the note;

     - modify or change any provision of the indenture affecting the ranking of the notes in a manner which adversely affects the holders thereof;

     - impair the right of any holder to institute suit for the enforcement of any payment in or with respect to any note;

     - modify or change any provision of any Guarantee in a manner which adversely affects the holders of the notes; or

     - make any change in the foregoing amendment provisions which require each holder's consent.

     The consent of the holders of notes is not necessary to approve the particular form of any proposed amendment to any indenture. It is sufficient if any consent approves the substance of the proposed amendment.

REPLACEMENT SECURITIES

     Any mutilated certificate representing a note will be replaced by us at the expense of the holder thereof upon surrender of such certificate to the trustee. Certificates representing notes that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to us and the trustee of evidence of any destruction, loss or theft thereof satisfactory to us and the trustee, provided that neither we nor the trustee has been notified that such certificate has been acquired by a bona fide purchaser. In the case of a destroyed, lost or stolen certificate representing the note, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement certificate will be issued.

GOVERNING LAW

     The indenture, the notes and the Guarantees will be governed by, and will be construed in accordance with the laws of, the State of New York.

REGARDING THE TRUSTEE

     The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the trustee, should it become a creditor of Lear, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the then outstanding notes of each series will have the right to direct, the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an Event of Default shall occur, and be continuing, the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

BOOK-ENTRY; DELIVERY AND FORM

  Book-Entry System

     Lear will initially issue the exchange notes in respect of original notes held in global form in the form of one or more global notes. The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the global notes may be transferred, in whole but not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global notes directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

     DTC has advised us that it is:

          (1) a limited purpose trust company organized under the laws of the State of New York,

          (2) a "banking organization" within the meaning of the New York Banking Law,

          (3) a member of the Federal Reserve System,

          (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

          (5) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     We expect that pursuant to procedures established by DTC:

          (1) upon deposit of each global note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of exchange notes represented by such global notes to the accounts of Participants, and

          (2) ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of Participants, and the records of Participants and the Indirect Participants, with respect to the interests of persons other than Participants.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in exchange notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have exchange notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes, except in connection with a transfer to an Institutional Accredited Investor, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of notes under the applicable indenture or such global note. We understand that under existing industry practice, in the event that the owner of a beneficial interest in a global note desires to give any notice or take any action that DTC, as the holder of such global note, is entitled to give or take, DTC would authorize the Participants to give such notice or take such action and the Participants would authorize holders owning through such Participants to give such notice or take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

     Payments with respect to the principal of, and premium, if any, and interest on, any exchange notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of such global note representing such exchange notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note including principal, premium, if any, and interest. Payments by Participants and Indirect Participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of such Participants or Indirect Participants and DTC.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among Participants of DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     DTC and Year 2000 Problems. DTC's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  Certificated Exchange Notes

     Upon the occurrence of any of the following:

     - we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as clearing agency under the Securities Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

     - we, at our option, notify the trustee in writing that we elect to cause the issuance of the applicable notes in definitive form under the indenture or

     - certain other events as provided in the indenture,

then, upon surrender by DTC of such global note, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by such global note. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

     Neither we nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of United States federal income tax consequences associated with the exchange of the original securities for the exchange securities pursuant to the exchange offer and the ownership and disposition of the exchange securities. This summary applies only to a holder of an exchange security who acquired an original security from an Initial Purchaser and who acquires the exchange security pursuant to the exchange offer. This discussion is based on provisions of the Internal Revenue Code of 1986 ("Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations of the foregoing, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address tax consequences (1) of the purchase, ownership, or disposition (other than pursuant to the exchange offer) of the original securities to any holder of the original securities, or (2) of the purchase, ownership, or disposition of the exchange securities to subsequent purchasers of the exchange securities, and is limited to investors who hold the original securities and the exchange securities as capital assets. The tax treatment of the holders of the securities may vary depending upon their particular situations. In addition, certain holders (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, and Non-U.S. Holders (as defined below) that are engaged in a trade or business in the United States or that have ceased to be United States citizens or to be taxed as resident aliens) may be subject to special rules not discussed below. ALTHOUGH THE FOLLOWING IS A GENERAL DISCUSSION OF TAX CONSEQUENCES, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OF THE ORIGINAL SECURITIES FOR THE EXCHANGE SECURITIES PURSUANT TO THE EXCHANGE OFFER AND THE OWNERSHIP DISPOSITION OF THE SECURITIES, AS WELL AS ANY ESTATE TAX CONSEQUENCES AND ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY RELEVANT FOREIGN, STATE, LOCAL, OR OTHER TAXING JURISDICTION.

UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means a holder of an exchange security that is, for United States federal income tax purposes:

          (1) a citizen or resident of the United States,

          (2) a corporation or other entity treated as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof,

          (3) an estate the income of which is subject to United States federal income taxation regardless of its source,

          (4) a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust was in existence on August 20, 1996, was treated as a United States person prior to that date, and elected to continue to be treated as a United States person, and

          (5) a partnership, or other entity treated as a partnership, created or organized in or under the laws of the United States or of any political subdivision thereof, except as Treasury regulations may otherwise provide.

  Exchange Offer

     The exchange of an original security for an exchange security pursuant to the exchange offer will not constitute a "significant modification" of the original security for United States federal income tax purposes and, accordingly, the exchange security received will be treated as a continuation of the original security in the hands of the holder. As a result, there will be no United States federal income tax consequences to a United States Holder who exchanges an original security for an exchange security pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the exchange security as that holder had in the original security immediately before the exchange.

  Payment of Interest

     Interest payable on a exchange security generally will be included in the gross income of a United States Holder as ordinary interest income at the time accrued or received, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

  Disposition of the Exchange Securities

     Upon the sale, exchange, retirement at maturity, or other taxable disposition of an exchange security (collectively, a "disposition"), a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such holder, except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income, and such holder's adjusted tax basis in the exchange security. Such capital gain or loss will be long-term capital gain or loss if such United States Holder's holding period for the exchange security exceeds one year at the time of the disposition.

  Backup Withholding and Information Reporting

     Backup withholding tax at a rate of 31%, and information reporting requirements, will apply in certain circumstances to interest and principal payments on, and proceeds from the disposition of, an exchange security held by a United States Holder other than a corporation. Backup withholding will apply to such a United States Holder in the event of a failure by that United States Holder to furnish his, her or its correct taxpayer identification number to the relevant payor or otherwise to comply with, or to establish an exemption from, the backup withholding requirements. Corporate United States Holders generally will be exempt from information reporting and backup withholding requirements, but may be required to certify their status on a Form W-9 in order to secure that exemption.

     Backup withholding is not an additional tax. Any amounts withheld from a payment to a United States Holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

     Under current Treasury Regulations, payments on the sale, exchange, or other disposition of an exchange security made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

NON-UNITED STATES HOLDERS

     As used herein, the term "Non-U.S. Holder" means any beneficial owner of an exchange security that is not a United States Holder.

  Exchange Offer

     The exchange of an original security for an exchange security pursuant to the exchange offer will not constitute a "significant modification" of the original security for United States federal income tax purposes and, accordingly, the exchange security received will be treated as a continuation of the original security in the hands of the holder. As a result, there will be no United States federal income tax consequences to a Non-U.S. Holder who exchanges an original security for an exchange security pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the exchange security as that holder had in the original security immediately before the exchange.

  Payment of Interest

     Subject to the discussion below concerning backup withholding, payment of interest on the exchange securities to any Non-U.S. Holder will not be subject to United States federal withholding tax, provided that (1) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Lear entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to Lear through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(a) of the Code and (2) the requirement to certify such holder's non-U.S. status, as set forth in Section 871(h) or Section 881(c) of the Code, has been fulfilled with respect to the beneficial owner.

  Disposition of the Exchange Securities

     Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of an exchange security will not be subject to United States federal income tax on gain realized on the sale, exchange, or other disposition of that exchange security, unless:

          (1) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, or

          (2) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

  Backup Withholding and Information Reporting

     Under current United States federal income tax law, backup withholding at a rate of 31% will not apply to payments by Lear or any paying agent thereof on an exchange security if the certifications required by Sections 871(h) and 881(c) of the Code are received, provided in each case that Lear or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments on the sale, exchange, or other disposition of an exchange security made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or, in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption. Recently enacted Treasury Regulations, effective for payments after December 31, 2000, provide certain presumptions under which Non-U.S. Holders will be subject to backup withholding or information reporting unless such holder certifies its non-U.S. status.

     Non-U.S. Holders of exchange securities should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against that holder's United States federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for original securities where such original securities were acquired as a result of market-making activities or other trading activities. Lear has agreed that, for a period of 90 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     Lear will not receive any proceeds from any sale of exchange securities by broker-dealers. Exchange securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange securities, or through a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange securities. Any broker-dealer that resells exchange securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Lear has agreed, for a period of 90 days after the expiration date to promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Lear has also agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the securities, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act to the extent they arise out of or are based upon:

          (1) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus or

          (2) an omission or alleged omission to state in the registration statement or the prospectus a material fact that is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     This indemnification obligation does not extend to statements or omissions in the registration statement or prospectus made in reliance upon and in conformity with written information pertaining to the holder that is furnished to Lear by or on behalf of the holder.

                                 LEGAL MATTERS

     Winston & Strawn, New York, New York, will pass upon certain legal matters relating to the validity of the issuance of the exchange securities offered hereby.

                                    EXPERTS

     The audited financial statements and schedule of Lear included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited historical financial statements of UT Automotive, Inc., formerly a wholly-owned operating segment of United Technologies Corporation, as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated in this prospectus by reference to Lear's Current Report on Form 8-K dated May 4, 1999, have been so incorporated in reliance on the report on PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Seating Business formerly of the Delphi Interior Systems Division of Delphi Automotive Systems Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus from Lear's Current Report on Form 8-K/A dated September 1, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
LEAR CORPORATION AND SUBSIDIARIES
Report of Independent Public Accountants....................     F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................     F-3
Consolidated Statements of Income for the years ended
  December 31, 1998, 1997 and 1996..........................     F-4
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1998, 1997 and 1996..............     F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..........................     F-6
Notes to Consolidated Financial Statements..................     F-7
Report of Independent Public Accountants....................    F-40
Schedule II-Valuation and Qualifying Accounts...............    F-41
Consolidated Balance Sheets as of July 3, 1999 (unaudited)
  and December 31, 1998.....................................    F-42
Consolidated Statements of Income for the three and six
  months ended July 3, 1999 and June 27, 1998 (unaudited)...    F-43
Consolidated Statements of Cash Flows for the six months
  ended July 3, 1999 and June 27, 1998 (unaudited)..........    F-44
Notes to the Consolidated Financial Statements..............    F-45
UT AUTOMOTIVE, INC.
Introduction to the Unaudited Combined Financial
  Statements................................................    F-60
Unaudited Combined Balance Sheets -- March 31, 1999 and
  December 31, 1998.........................................    F-61
Unaudited Combined Statements of Income -- Three Month
  Periods Ended March 31, 1999 and March 31, 1998...........    F-62
Unaudited Combined Statements of Cash Flows -- Three Month
  Periods Ended March 31, 1999 and March 31, 1998...........    F-63
Notes to the Unaudited Combined Financial Statements........    F-64

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Lear Corporation:

     We have audited the accompanying consolidated balance sheets of LEAR CORPORATION AND SUBSIDIARIES ("the Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Detroit, Michigan,
  January 29, 1999 (except with respect to the matters discussed in Note 18, as to which the date is May 18, 1999).

                       LEAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                                -----------------------
                                                                  1998           1997
                                                                  ----           ----
                                                                     (IN MILLIONS,
                                                                  EXCEPT SHARE DATA)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   30.0       $   12.9
  Accounts receivable, net of reserves of $16.0 in 1998 and
     $14.7 in 1997..........................................     1,373.9        1,065.8
  Inventories...............................................       349.6          231.4
  Recoverable customer engineering and tooling..............       221.4          152.6
  Other.....................................................       223.1          152.2
                                                                --------       --------
     Total current assets...................................     2,198.0        1,614.9
                                                                --------       --------
LONG-TERM ASSETS:
  Property, plant and equipment, net........................     1,182.3          939.1
  Goodwill, net.............................................     2,019.8        1,692.3
  Other.....................................................       277.2          212.8
                                                                --------       --------
     Total long-term assets.................................     3,479.3        2,844.2
                                                                --------       --------
                                                                $5,677.3       $4,459.1
                                                                ========       ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.....................................    $   82.7       $   37.9
  Accounts payable and drafts...............................     1,600.8        1,186.5
  Accrued liabilities.......................................       797.5          620.5
  Current portion of long-term debt.........................        16.5            9.1
                                                                --------       --------
     Total current liabilities..............................     2,497.5        1,854.0
                                                                --------       --------
LONG-TERM LIABILITIES:
  Deferred national income taxes............................        39.0           61.7
  Long-term debt............................................     1,463.4        1,063.1
  Other.....................................................       377.4          273.3
                                                                --------       --------
     Total long-term liabilities............................     1,879.8        1,398.1
                                                                --------       --------
STOCKHOLDERS' EQUITY:
  Common Stock, par value $.01 per share, 150,000,000 shares authorized and 67,194,314 and 66,872,188 shares issued
     at December 31,1998 and 1997, respectively.............          .7             .7
  Additional paid-in capital................................       859.3          851.9
  Notes receivable from sale of common stock................         (.1)           (.1)
  Common stock held in treasury, 510,230 and 10,230 shares
     at December 31, 1998 and 1997, respectively, at cost...       (18.3)           (.1)
  Retained earnings.........................................       504.7          401.3
  Accumulated other comprehensive income....................       (46.3)         (46.7)
                                                                --------       --------
     Total stockholders' equity.............................     1,300.0        1,207.0
                                                                --------       --------
                                                                $5,677.3       $4,459.1
                                                                ========       ========

 The accompanying notes are an integral part of these consolidated statements.

                       LEAR CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                                ------------------------------------
                                                                  1998          1997          1996
                                                                  ----          ----          ----
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...................................................    $9,059.4      $7,342.9      $6,249.1
Cost of sales...............................................     8,198.0       6,533.5       5,629.4
Selling, general and administrative expenses................       337.0         286.9         210.3
Restructuring and other charges.............................       133.0            --            --
Amortization of goodwill....................................        49.2          41.4          33.6
                                                                --------      --------      --------
  Operating income..........................................       342.2         481.1         375.8
Interest expense............................................       110.5         101.0         102.8
Other expense, net..........................................        16.9          34.3          19.6
                                                                --------      --------      --------
  Income before provision for national income taxes,
     minority interests in consolidated subsidiaries, equity
     in net income of affiliates and extraordinary item.....       214.8         345.8         253.4
Provision for national income taxes.........................        93.9         143.1         101.5
Minority interests in consolidated subsidiaries.............         6.9           3.3           4.0
Equity in net income of affiliates..........................        (1.5)         (8.8)         (4.0)
                                                                --------      --------      --------
  Income before extraordinary item..........................       115.5         208.2         151.9
Extraordinary loss on early extinguishment of debt..........          --          (1.0)           --
                                                                --------      --------      --------
  Net income................................................    $  115.5      $  207.2      $  151.9
                                                                ========      ========      ========
Basic net income per share:
  Income before extraordinary item..........................       $1.73         $3.14         $2.51
  Extraordinary loss........................................          --          (.01)           --
                                                                --------      --------      --------
Basic net income per share..................................       $1.73         $3.13         $2.51
                                                                ========      ========      ========
Diluted net income per share:
  Income before extraordinary item..........................       $1.70         $3.05         $2.38
  Extraordinary loss........................................          --          (.01)           --
                                                                --------      --------      --------
Diluted net income per share................................       $1.70         $3.04         $2.38
                                                                ========      ========      ========

 The accompanying notes are an integral part of these consolidated statements.

                       LEAR CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          DECEMBER 31,
                                                                --------------------------------
                                                                  1998        1997        1996
                                                                  ----        ----        ----
                                                                (IN MILLIONS, EXCEPT SHARE DATA)
COMMON STOCK
Balance at beginning of period..............................    $     .7    $     .7    $     .6
Sale of common stock (Note 5)...............................          --          --          .1
                                                                --------    --------    --------
Balance at end of period....................................    $     .7    $     .7    $     .7
                                                                ========    ========    ========
ADDITIONAL PAID-IN CAPITAL
Balance at beginning of period..............................    $  851.9    $  834.5    $  559.1
Sale of common stock (Note 5)...............................          --          --       242.7
Stock options exercised.....................................         3.4         8.4         6.7
Stock options cancelled.....................................          --        (5.8)         --
Tax benefit of stock options exercised......................         4.0        14.8        17.0
Conversion of Masland stock options.........................          --          --         9.0
                                                                --------    --------    --------
Balance at end of period....................................    $  859.3    $  851.9    $  834.5
                                                                ========    ========    ========
NOTES RECEIVABLE FROM SALE OF COMMON STOCK
Balance at beginning of period..............................    $    (.1)   $    (.6)   $    (.9)
Repayment of stockholders' notes receivable.................          --          .5          .3
                                                                --------    --------    --------
Balance at end of period....................................    $    (.1)   $    (.1)   $    (.6)
                                                                ========    ========    ========
TREASURY STOCK
Balance at beginning of period..............................    $    (.1)   $    (.1)   $    (.1)
Purchases, 500,000 shares at an average price of $36.50 per
  share.....................................................       (18.2)         --          --
                                                                --------    --------    --------
Balance at end of period....................................    $  (18.3)   $    (.1)   $    (.1)
                                                                ========    ========    ========
RETAINED EARNINGS
Balance at beginning of period..............................    $  401.3    $  194.1    $   42.2
Net income..................................................       115.5       207.2       151.9
Net loss from change in consolidation policy (Note 1).......       (12.1)         --          --
                                                                --------    --------    --------
Balance at end of period....................................    $  504.7    $  401.3    $  194.1
                                                                ========    ========    ========
ACCUMULATED OTHER COMPREHENSIVE INCOME
Minimum Pension Liability
Balance at beginning of period..............................    $    (.5)   $   (1.0)   $   (3.5)
Minimum pension liability adjustment........................       (11.3)         .5         2.5
                                                                --------    --------    --------
Balance at end of period....................................    $  (11.8)   $    (.5)   $   (1.0)
                                                                ========    ========    ========
CUMULATIVE TRANSLATION ADJUSTMENTS
Balance at beginning of period..............................    $  (46.2)   $   (8.9)   $  (17.4)
Cumulative translation adjustments..........................        11.7       (37.3)        8.5
                                                                --------    --------    --------
Balance at end of period....................................    $  (34.5)   $  (46.2)   $   (8.9)
                                                                --------    --------    --------
Accumulated other comprehensive income......................    $  (46.3)   $  (46.7)   $   (9.9)
                                                                --------    --------    --------
TOTAL STOCKHOLDERS' EQUITY..................................    $1,300.0    $1,207.0    $1,018.7
                                                                ========    ========    ========
COMPREHENSIVE INCOME
Net income..................................................    $  115.5    $  207.2    $  151.9
Net loss from change in consolidation policy, including tax
  of $1.2 (Note 1)..........................................       (12.1)         --          --
Minimum pension liability adjustment, net of tax of $6.1,
  $(.2) and $(1.3) in 1998, 1997 and 1996, respectively.....       (11.3)         .5         2.5
Cumulative translation adjustments..........................        11.7       (37.3)        8.5
                                                                --------    --------    --------
Comprehensive income........................................    $  103.8    $  170.4    $  162.9
                                                                ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                       LEAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                                --------------------------------
                                                                  1998        1997        1996
                                                                  ----        ----        ----
                                                                         (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................    $ 115.5     $ 207.2     $ 151.9
Adjustments to reconcile net income to net cash provided by
  operating activities --
  Depreciation and amortization of goodwill.................      219.7       184.4       142.3
  Postretirement benefits accrued, net......................       15.3         8.5         6.9
  Loss on long-lived assets.................................       33.2          --          --
  Net loss from change in consolidation policy (Note 1).....      (12.1)         --          --
  Recoverable customer engineering and tooling, net.........     (119.1)      (48.4)      (35.3)
  Extraordinary loss........................................         --         1.0          --
  Other, net................................................      (28.9)       (3.7)      (19.1)
  Net change in working capital items.......................       61.8       100.4       215.9
                                                                -------     -------     -------
     Net cash provided by operating activities..............      285.4       449.4       462.6
                                                                -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment..................     (351.4)     (187.9)     (153.8)
Acquisitions................................................     (328.2)     (332.2)     (529.0)
Other, net..................................................        1.8          .4         1.1
                                                                -------     -------     -------
     Net cash used in investing activities..................     (677.8)     (519.7)     (681.7)
                                                                -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term revolving credit borrowings, net (Note 9).........      317.0       136.9      (211.3)
Other long-term debt borrowings, net........................       58.3      (133.0)      203.6
Short-term borrowings, net..................................       43.2        24.2        (7.5)
Proceeds from sale of common stock, net.....................        3.4         8.4       249.5
Purchase of treasury stock, net.............................      (18.2)         --          --
Increase (decrease) in drafts...............................      (19.9)        2.2       (29.5)
Other, net..................................................         --          .3        (3.2)
                                                                -------     -------     -------
     Net cash provided by financing activities..............      383.8        39.0       201.6
                                                                -------     -------     -------
Effect of foreign currency translation......................       25.7        18.2         9.4
                                                                -------     -------     -------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................       17.1       (13.1)       (8.1)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............       12.9        26.0        34.1
                                                                -------     -------     -------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................    $  30.0     $  12.9     $  26.0
                                                                =======     =======     =======
CHANGES IN WORKING CAPITAL, NET OF EFFECTS OF ACQUISITIONS:
Accounts receivable, net....................................    $(218.6)    $ (72.7)    $  42.5
Inventories.................................................      (59.9)      (10.3)       30.9
Accounts payable............................................      322.1       150.4        52.7
Accrued liabilities and other...............................       18.2        33.0        89.8
                                                                -------     -------     -------
Net change in working capital items.........................    $  61.8     $ 100.4     $ 215.9
                                                                =======     =======     =======
SUPPLEMENTARY DISCLOSURE:
Cash paid for interest......................................     $109.0      $109.3       $97.0
                                                                =======     =======     =======
Cash paid for income taxes..................................     $119.9      $ 91.9       $74.3
                                                                =======     =======     =======

 The accompanying notes are an integral part of these consolidated statements.

                       LEAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Lear Corporation, a Delaware corporation ("Lear" or the "Parent"), and its wholly-owned and majority-owned subsidiaries (collectively, the "Company"). Investments in affiliates in which Lear owns a 20% or greater equity interest are accounted for under the equity method (Note 7).

     The Company and its affiliates are involved in the design and manufacture of interior systems and components for automobiles and light trucks. The Company's main customers are automotive original equipment manufacturers. The Company operates facilities worldwide (Note 14). Effective December 31, 1998, certain international operating facilities, which had previously been included in the consolidated financial statements based on fiscal years ending November 30, are now included in the consolidated financial statements based on fiscal years ending December 31. Net sales at these international facilities for December 1998 were $339.9 million, and the December 1998 net loss from these international facilities was charged to retained earnings.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. Inventories are comprised of the following (in millions):

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1998        1997
                                                                 ----        ----
Raw materials...............................................    $253.9      $165.7
Work-in-process.............................................      23.8        22.5
Finished goods..............................................      71.9        43.2
                                                                ------      ------
Inventories.................................................    $349.6      $231.4
                                                                ======      ======

  Recoverable Customer Engineering and Tooling

     Costs incurred for certain engineering and tooling projects for which the Company will receive customer recovery are capitalized and classified as either recoverable customer engineering and tooling or other long-term assets, dependent upon when recovery is anticipated. Provisions for losses are provided at the time the Company anticipates engineering and tooling costs will exceed anticipated customer recovery.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciable property is depreciated over the estimated useful lives of the assets, using principally the straight-line method as follows:

Buildings and improvements..................................    20 to 25 years
Machinery and equipment.....................................    5 to 15 years

                       LEAR CORPORATION AND SUBSIDIARIES

     A summary of property, plant and equipment is shown below (in millions):

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998          1997
                                                                ----          ----
Land......................................................    $   70.6      $   60.5
Buildings and improvements................................       429.6         345.9
Machinery and equipment...................................     1,197.8         919.4
Construction in progress..................................        78.4          54.8
                                                              --------      --------
Total property, plant and equipment.......................     1,776.4       1,380.6
Less -- accumulated depreciation..........................      (594.1)       (441.5)
                                                              --------      --------
Net property, plant and equipment.........................    $1,182.3      $  939.1
                                                              ========      ========

  Goodwill

     Goodwill is amortized on a straight-line basis over 40 years. Accumulated amortization of goodwill amounted to $206.3 million and $156.9 million at December 31, 1998 and 1997, respectively. The Company evaluates the carrying value of goodwill for potential impairment if the facts and circumstances of the operations to which goodwill relates suggest that it may be impaired. Such evaluations consider significant declines in sales, earnings or cash flows or material adverse changes in the business climate. If any impairment is indicated, the Company would measure it by comparing the undiscounted cash flow of the business to its book value including goodwill.

  Long Term Assets

     The Company complies with Statement of Financial Accounting Standards ("SFAS") No. 121, "Recognition of Impairment of Long-Lived Assets." In accordance with this statement, the Company reevaluates the carrying values of its long-term assets whenever circumstances arise which call into question the recoverability of such carrying values. The evaluation takes into account all future estimated cash flows from the use of assets, with an impairment being recognized if the evaluation indicates that the future cash flows will not be greater than the carrying value. An impairment charge of $33.2 million was recognized in 1998 in connection with the restructuring (Note 3).

  Revenue Recognition and Sales Commitments

     The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements with its customers to produce products at the beginning of a given vehicle's life. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is the obligation of the Company for the entire production life of the vehicle, with terms of up to 10 years. These agreements generally may be terminated by the customer (but not by the Company) at any time, but in general are not. The Company, in certain instances, may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable and are recorded at the minimum amount necessary to fulfill the Company's obligations to its customer. Losses are determined on a separate agreement basis and are estimated based upon information available at the time of the estimate, including future production volume estimates, length of the program and selling price and production cost information.

  Research and Development

     Costs incurred in connection with the development of new products and manufacturing methods to the extent not recoverable from the Company's customers are charged to selling, general and

                       LEAR CORPORATION AND SUBSIDIARIES
administrative expenses as incurred. These costs amounted to $116.6 million, $90.4 million and $70.0 million for the years ended December 31, 1998, 1997 and 1996, respectively.

  Foreign Currency Translation

     With the exception of foreign subsidiaries operating in highly inflationary economies, which are measured in U.S. dollars, assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect at the end of the period. Revenues and expenses of foreign subsidiaries are translated using an average of exchange rates in effect during the period. Translation adjustments that arise from translating a foreign subsidiary's financial statements from the functional currency to U.S. dollars are reflected in accumulated other comprehensive income in the consolidated balance sheets.

     Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which operate as a hedge of a foreign currency investment position, are included in the results of operations as incurred.

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Generally, assets and liabilities subject to estimation and judgment include amounts related to unsettled pricing discussions with customers and suppliers, pension and other postretirement costs (Note 11), plant consolidation and reorganization reserves (Note 3), self-insurance accruals, asset valuation reserves and accruals related to litigation and environmental remediation costs. Management does not believe that the ultimate settlement of any such assets or liabilities will materially affect the Company's financial position or future results of operations.

  Net Income Per Share

     Basic net income per share is computed using the weighted average common shares outstanding during the period. Diluted net income per share is computed using the average share price during the period when calculating the dilutive effect of stock options. Shares outstanding were as follows:

                                                 FOR THE YEAR ENDED DECEMBER 31,
                                              --------------------------------------
                                                 1998          1997          1996
                                                 ----          ----          ----
Weighted average common shares
  outstanding...............................  66,947,135    66,304,770    60,485,696
Dilutive effect of stock options............   1,076,240     1,943,313     3,275,938
                                              ----------    ----------    ----------
Diluted shares outstanding..................  68,023,375    68,248,083    63,761,634
                                              ==========    ==========    ==========

  Comprehensive Income

     During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income. Comprehensive income is defined as all changes in a Company's net assets except changes resulting from transactions with shareholders. It differs from net income in that certain items currently recorded to equity are included in comprehensive income. Prior years have been restated to conform to the requirements of SFAS No. 130.

  Reclassifications

     Certain items in prior years' financial statements have been reclassified to conform with the presentation used in the year ended December 31, 1998.

                       LEAR CORPORATION AND SUBSIDIARIES

(3) RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 1998, the Company began to implement a restructuring plan designed to lower its cost structure and improve the long-term competitive position of the Company. As a result of this restructuring plan, the Company recorded pre-tax charges of $133.0 million, consisting of $110.5 million of restructuring charges and $22.5 million of other charges. Included in this total are the costs to consolidate the Company's European operations of $78.9 million, charges resulting from the consolidation of certain manufacturing and administrative operations in North and South America of $31.6 million, other asset impairment charges of $15.0 million and contract termination fees and other of $7.5 million.


     The consolidation of the European operations includes the closing of six manufacturing facilities and two administrative offices. These facilities are expected to be closed by the end of 1999. The majority of the European countries in which the Company operates have statutory requirements with regards to the minimum severance payments that must be made to employees upon termination. The Company has accrued $37.7 million of severance costs for approximately 210 salaried and 1,040 hourly employees under SFAS No. 112, "Employers' Accounting for Postemployment Benefits," at December 31, 1998, as the Company anticipates this is the minimum aggregate severance payments that will be made in accordance with these statutory requirements. The accrual of $37.7 million of severance costs recorded under SFAS 112 includes employees in two countries, Italy and Sweden. The accrual in Italy includes $5.3 million for 220 manufacturing and support personnel and $1.7 million for 131 Engineering and administrative personnel. The accrual in Sweden includes $27.7 million for 820 manufacturing and support personnel and $3.0 million for 79 engineering and administrative personnel.



     In addition, the Company has also accrued $5.5 million for separation pay for approximately 450 employees at European locations where the individuals have been notified of their planned termination, of which 77 employees were terminated as of December 31, 1998. The European consolidation has also resulted in lease cancellation costs with a net present value of $22.1 million and asset impairment charges of $11.7 million. The asset impairment charges include a $3.6 million write-down to fair value less disposal costs of land and buildings based upon appraisals and a $8.1 million write-down to fair value less disposal costs of machinery and equipment made obsolete or redundant due to the decision to close or consolidate European facilities. Other costs incurred to consolidate these facilities amount to $1.9 million, consisting mainly of government grant repayments. The Company anticipates incurring the majority of these costs in 1999 with the exception of the lease cancellation costs, for which payments extend out for up to 9 years.


     In addition, the Company is eliminating two manufacturing facilities in North America and three in South America. These facility closures are expected to be finalized by the end of 1999. Management feels that these consolidations better position the Company in terms of capacity, location and utilization in the future. The charge consists of severance of $5.2 million for approximately 470 employees notified prior to December 31, 1998, of which 172 employees were terminated as of December 31, 1998, a $6.5 million write-down of assets to their fair value less disposal costs, lease cancellation costs of $4.5 million and other costs to close the facilities of $.4 million. The asset impairment charges include a $2.1 million write-down to fair value less disposal costs of land and buildings based upon appraisals and a $4.4 million write-down to fair value less disposal costs of machinery and equipment made obsolete or redundant due to the decision to close or consolidate facilities. The write-down of fixed assets has been recorded in 1998, while the payments related to the other costs are anticipated to take place in 1999. Lear also implemented a plan to consolidate certain administrative functions and to reduce the U.S. salaried workforce. As of December 31, 1998, approximately 830 salaried employees were notified that their positions were being eliminated and were presented with the severance packages that they will receive upon their departure from the Company, of which 814 employees were terminated as of December 31, 1998. As a result, the Company recorded a charge of $15.0 million to cover severance pay and benefits offered to these employees.

                       LEAR CORPORATION AND SUBSIDIARIES

     The Company has reevaluated the carrying value of its long-lived assets as a result of changes in the economic condition of certain countries in which the Company operates and the consolidation of specific operations in North and South America. The carrying values of these assets were determined to be impaired as the separately identifiable, anticipated, undiscounted future cash flows from such assets were less than their respective carrying values. The resulting impaired asset charges of $15.0 million, included in other charges, consist of a valuation allowance on the collectibility of a note receivable from a South American supplier of $6.5 million, the write-down of equipment of $5.6 million and the write-down of costs related to the termination of an information systems project of $2.9 million.

     The costs of contract terminations and other are comprised primarily of a contract termination penalty related to a sales representation contract.

     The following table summarizes the restructuring and other charges (in millions):

                                                                         UTILIZED             ACCRUAL
                                                        ORIGINAL     ----------------       BALANCE AT
                                                        PROVISION    CASH     NONCASH    DECEMBER 31, 1998
                                                        ---------    ----     -------    -----------------
European Operations Consolidation:
  Severance.........................................     $ 43.2      $(3.4)                    $39.8
  Asset impairments.................................       11.7               $(11.7)             --
  Lease cancellation costs..........................       22.1                                 22.1
  Other closure costs...............................        1.9                                  1.9
North and South America Operations Consolidation:
  Severance.........................................       20.2       (5.1)                     15.1
  Asset impairments.................................        6.5                 (6.5)             --
  Lease cancellation costs..........................        4.5                                  4.5
  Other closure costs...............................         .4                                   .4
Other charges:
  Asset impairments.................................       15.0                (15.0)             --
  Other.............................................        7.5                                  7.5
                                                         ------      -----    ------           -----
     Total..........................................     $133.0      $(8.5)   $(33.2)          $91.3
                                                         ======      =====    ======           =====

(4) ACQUISITIONS

  1998 ACQUISITIONS

  Delphi Seating Systems

     In September 1998, the Company purchased the seating business of Delphi Automotive Systems, a division of General Motors Corporation ("Delphi Seating"). Delphi Seating was a leading supplier of seat systems to General Motors with sixteen facilities located throughout ten countries. The aggregate purchase price for the acquisition of Delphi Seating (the "Delphi Acquisition") was $246.6 million. Funds for the Delphi Acquisition were provided by borrowings under the Credit Agreement (Note 9).

     The Delphi Acquisition was accounted for as a purchase, and accordingly, the assets purchased and liabilities assumed have been reflected in the accompanying consolidated balance sheet as of December 31, 1998. The operating results of Delphi Seating have been included in the consolidated financial statements

                       LEAR CORPORATION AND SUBSIDIARIES
of the Company since the date of acquisition. The purchase price and related allocation were as follows (in millions):

Consideration paid to former owner, net of cash acquired of
$6.0 million................................................    $212.9
Deferred purchase price.....................................      30.0
Debt assumed................................................        .5
Estimated fees and expenses.................................       3.2
                                                                ------
     Cost of acquisition....................................    $246.6
                                                                ======
Property, plant and equipment...............................    $ 50.8
Net working capital.........................................      15.1
Other assets purchased and liabilities assumed, net.........     (15.6)
Goodwill....................................................     196.3
                                                                ------
     Total cost allocation..................................    $246.6
                                                                ======

     The purchase price and related allocation may be revised up to one year from the date of acquisition, as a result of obtaining more information regarding property valuations, liabilities assumed, outcomes of final negotiations with the former owner, revisions of preliminary estimates of fair values and finalization of restructuring plans. While there may be revisions, the Company does not know whether there will be a material change as additional information on issues such as those noted above is not available at this time. The final purchase price and related allocation will be completed by the end of August 1999.

     During the third quarter of 1998, the Company began to implement restructuring plans designed to integrate the operations of Delphi Seating. As of December 31, 1998, the Company recorded an adjustment to the original purchase price allocation of $7.2 million, consisting of $3.2 million of asset impairment charges, $1.2 million of severance, $1.2 million of lease cancellation costs and $1.6 million of other charges, consisting mainly of government grant repayments. The asset impairment charges represent the write-down to fair value less disposal costs of equipment made obsolete or redundant due to the decision to close or exit facilities.

     The following pro forma unaudited financial data is presented to illustrate the estimated effects of the Delphi Acquisition as if this transaction had occurred as of the beginning of each year presented (in millions, except per share data).

                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                            ------------------------
                                                              1998           1997
                                                            PRO FORMA      PRO FORMA
                                                            ---------      ---------
Net sales...............................................    $9,728.4       $8,411.1
Income before extraordinary item........................        27.9           44.1
Net income..............................................        27.9           43.1
Basic income per share before extraordinary item........         .42            .67
Diluted income per share before extraordinary item......         .41            .65
Basic net income per share..............................         .42            .65
Diluted net income per share............................         .41            .63

     The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The Company believes there are adjustments that could affect pro forma net income for the years ended December 31, 1998 and 1997 related to the Delphi Acquisition which have not been reflected in the pro forma financial information, as such adjustments represent adjustments to the historical operating results of Delphi. These adjustments primarily relate to costs incurred as a result of actions taken by the former owner prior to the date of acquisition and other cost allocations which the Company believes will not have a continuing impact on our results of operations.

                       LEAR CORPORATION AND SUBSIDIARIES

The adjustments were determined using allocation methods consistent with those used in deriving Delphi's audited financial statements and include:

     - operating losses of approximately $27.3 million and $46.3 million in 1998 and 1997, respectively, related to plants closed by the former owner prior to the date of acquisition where the Company did not acquire or assume any of the related obligations;

     - charges of approximately $15.3 million and $20.7 million in 1998 and 1997, respectively, related to employee benefit obligations which were not assumed by the Company; and


     - charges of approximately $56.1 million and $32.2 million in 1998 and 1997, respectively, related to a general corporate allocation which had previously been allocated by the former owner. The Company believes based upon its experience of operating Delphi Seating since September 1, 1998, reasonable estimates of Delphi Seating's general corporate costs on a stand-alone basis would have been approximately $15.4 million and $23.1 million in 1998 and 1997, respectively.


  Other 1998 Acquisitions

     In May 1998, the Company acquired, in separate transactions, Gruppo Pianfei S.r.L. ("Pianfei"), Strapazzini Resine S.r.L. ("Strapazzini") and the A.W. Chapman Ltd. and A.W. Chapman Belgium NV subsidiaries of the Rodd Group Limited ("Chapman"). Each of the acquired companies was a supplier of automotive interiors to the European automotive market. These acquisitions were accounted for as purchases, and accordingly, the assets purchased and liabilities assumed have been reflected in the accompanying consolidated balance sheet as of December 31, 1998. The operating results of these acquired companies have been included in the consolidated financial statements of the Company since the date of each acquisition. The aggregate cash paid for these acquisitions was $115.3 million, with funds provided by borrowings under the Credit Agreement (Note 9). The pro forma effects of these acquisitions would not be materially different from reported results.

     During the second quarter of 1998, the Company began to implement restructuring plans designed to integrate the operations of recently acquired Pianfei, Strapazzini and Chapman. As of December 31, 1998 the Company recorded an adjustment to the original purchase price allocation of $9.4 million, consisting of $3.9 million of asset impairment charges, $3.4 million of severance and $2.1 million of lease cancellation costs. The asset impairment charges represent the write-down to fair value less disposal costs of equipment made obsolete or redundant due to the decision to close or exit facilities.

  1997 ACQUISITIONS

     In August 1997, the Company acquired the Seat Sub-Systems Unit of ITT Automotive, a division of ITT Industries ("ITT Seat Sub-Systems"). ITT Seat Sub-Systems was a North American supplier of power seat adjusters and power recliners.

     In July 1997, the Company acquired certain equity and partnership interests in Keiper Car Seating GmbH & Co. and certain of its subsidiaries and affiliates (collectively, "Keiper Seating") for approximately $252.5 million. Keiper Seating was a leading supplier of automotive vehicle seat systems with operations in Germany, Italy, Hungary, Brazil and South Africa.

     As part of the Keiper Seating acquisition, the Company acquired a 25% ownership interest in Euro American Seating Corporation ("EAS"). On December 12, 1997, the Company acquired the remaining 75% of EAS. EAS was a supplier of automotive seat systems to original equipment manufacturers.

     In June 1997, the Company acquired all of the outstanding shares of common stock of Dunlop Cox Limited ("Dunlop Cox"). Dunlop Cox, based in Nottingham, England, provided Lear with the ability to design and manufacture manual and electronically-powered automotive seat adjusters.

                       LEAR CORPORATION AND SUBSIDIARIES

     The ITT Seat Sub-Systems, Keiper Seating and Dunlop Cox acquisitions (collectively, the "1997 Acquisitions") were accounted for as purchases, and accordingly, the assets purchased and liabilities assumed in the acquisitions have been reflected in the accompanying consolidated balance sheets. The operating results of the 1997 Acquisitions have been included in the consolidated financial statements of the Company since the date of each acquisition. Funds for the 1997 Acquisitions were provided by borrowings under the Company's then existing credit agreements. The aggregate purchase price of the 1997 Acquisitions and final allocation, which were not materially different than preliminary estimates, were as follows (in millions):

Consideration paid to former owners, net of cash acquired of
$9.2 million................................................    $332.2
Deferred purchase price.....................................      28.1
Debt assumed................................................       4.4
Estimated fees and expenses.................................       3.5
                                                                ------
     Cost of acquisition....................................    $368.2
                                                                ======
Property, plant and equipment...............................    $ 85.0
Net working capital.........................................      12.5
Other assets purchased and liabilities assumed, net.........      (4.9)
Goodwill....................................................     275.6
                                                                ------
     Total cost allocation..................................    $368.2
                                                                ======

     The pro forma effects of these acquisitions would not be materially different from reported results.

  1996 ACQUISITIONS

  Borealis Industrier, AB

     In December 1996, the Company acquired all of the issued and outstanding capital stock of Borealis Industrier, AB ("Borealis") for an aggregate purchase price of $91.1 million (including the assumption of $18.8 million of Borealis existing net indebtedness and $1.5 million of fees and expenses). Borealis was a supplier of instrument panels and other interior components to the European automotive market. The Borealis acquisition was accounted for as a purchase, and accordingly, the assets purchased and liabilities assumed have been reflected in the accompanying consolidated balance sheets. The operating results of Borealis have been included in the consolidated financial statements of the Company since the date of acquisition.

  Masland Corporation

     In June 1996, the Company, through a wholly-owned subsidiary ("PA Acquisition Corp."), acquired 97% of the issued and outstanding shares of common stock of Masland Corporation ("Masland") pursuant to an offer to purchase which was commenced on May 30, 1996. On July 1, 1996, the remaining issued and outstanding shares of common stock of Masland were acquired and PA Acquisition Corp. merged with and into Masland, such that Masland became a wholly-owned subsidiary of the Company. The aggregate purchase price for the acquisition of Masland (the "Masland Acquisition") was $473.8 million (including the assumption of $80.7 million of Masland's existing net indebtedness and $8.1 million in fees and expenses). Funds for the Masland Acquisition were provided by borrowings under the Company's then existing credit agreements.

     Masland was a leading supplier of flooring and acoustic systems to the North American automotive market. Masland also was a major supplier of interior luggage compartment trim components and other acoustical products which are designed to minimize noise, vibration and harshness for passenger cars and light trucks.

     The Masland Acquisition was accounted for as a purchase, and accordingly, the assets purchased and liabilities assumed in the acquisition have been reflected in the accompanying consolidated balance sheets.

                       LEAR CORPORATION AND SUBSIDIARIES

The operating results of Masland have been included in the consolidated financial statements of the Company since the date of acquisition. The purchase price and final allocation, which were not materially different than preliminary estimates, were as follows (in millions):

Consideration paid to stockholders, net of cash acquired of
$16.1 million...............................................    $337.8
Consideration paid to former Masland stock option holders...      22.1
Debt assumed................................................      96.8
Stock options issued to former Masland option holders.......       9.0
Fees and expenses...........................................       8.1
                                                                ------
     Cost of acquisition....................................    $473.8
                                                                ======
Property, plant and equipment...............................    $125.8
Net working capital.........................................      31.5
Other assets purchased and liabilities assumed, net.........     (15.7)
Goodwill....................................................     332.2
                                                                ------
     Total cost allocation..................................    $473.8
                                                                ======

     The pro forma unaudited financial data is presented to illustrate the estimated effects of the Masland Acquisition, the related financing and subsequent refinancing (Notes 5 and 6) as if these transactions had occurred as of the beginning of the year presented as follows (in millions, except per share data):

                                                                   YEAR ENDED
                                                                DECEMBER 31, 1996
                                                                -----------------
                                                                    PRO FORMA
                                                                    ---------
Net sales...................................................        $6,510.8
Net income..................................................           153.9
Basic net income per share..................................            2.39
Diluted net income per share................................            2.27

(5) PUBLIC STOCK OFFERINGS

  COMPANY OFFERINGS

     In July 1996, the Company issued and sold 7,500,000 shares of common stock in a public offering (the "1996 Offering"). The total proceeds to the Company from the stock issuance were $251.3 million. Fees and expenses related to the 1996 Offering totaled $8.5 million, including approximately $1.1 million paid to Lehman Brothers Inc., an affiliate of the Lehman Funds. Net of issuance costs, the Company received $242.8 million, which was used to repay debt incurred in connection with the Masland Acquisition (Note 4).

  SECONDARY OFFERINGS

     In June 1997, the Company's then-largest stockholders, certain merchant banking partnerships affiliated with Lehman Brothers Holdings, Inc., (the "Lehman Funds"), sold all 10,284,854 of their remaining shares of common stock of Lear in a secondary offering. Prior to the offering, the Lehman Funds held approximately 16% of the outstanding common stock of the Company. The Company received no proceeds from the sale of these shares.

     Concurrent with the 1996 Offering, 7,500,000 shares were sold by certain stockholders of the Company, including the Lehman Funds. The Company received no proceeds from the sale of these shares.

(6) SUBORDINATED NOTES OFFERINGS

     In July 1996, the Company completed a public offering of $200.0 million principal amount of its 9 1/2% Subordinated Notes due 2006 (the "9 1/2% Notes"). Interest is payable on the 9 1/2% Notes semi-annually on January 15 and July 15. Fees and expenses related to the issuance of the 9 1/2% Notes were approximately

                       LEAR CORPORATION AND SUBSIDIARIES

$4.5 million. Net of issuance costs, the Company received $195.5 million, which was used to repay debt incurred in connection with the Masland Acquisition (Note
4).

(7) INVESTMENTS IN AFFILIATES

     The investments in affiliates, which are accounted for using the equity method, are as follows:

                                                                 PERCENT BENEFICIAL
                                                                  OWNERSHIP AS OF
                                                                    DECEMBER 31,
                                                                --------------------
                                                                1998    1997    1996
                                                                ----    ----    ----
Sommer Masland UK Limited...................................     50%     50%     50%
Industrias Cousin Freres, S.L. (Spain)......................     50      50      50
Lear -- Donnelly Overhead Systems, L.L.C. ..................     50      50      --
SALBI, A.B. ................................................     50      50      50
Detroit Automotive Interiors, L.L.C. .......................     49      49      49
Autoform Kunststoffteile GmbH...............................     45      --      --
Interiores Automotrices Summa, S.A. de C.V. (Mexico)........     40      40      40
U.P.M. S.r.L. (Italy).......................................     39      --      --
Markol Otomotiv Yan Sanayi Ve Ticaret (Turkey)..............     35      35      35
Jiangxi Jiangling Lear, Interior Systems Co., Ltd.
  (China)...................................................     33      33      50
Guildford Kast Plastifol Dynamics, Ltd. (U.K.)..............     33      33      33
Precision Fabrics Group.....................................     29      29      29
Interni Interiores S.A. (Brazil)............................     25      --      --
Pacific Trim Corporation Ltd. (Thailand)....................     20      20      20

     In October 1997, the Company formed a joint venture with Donnelly Corporation named Lear-Donnelly Overhead Systems, L.L.C. The joint venture designs, develops, markets and produces overhead systems for the global automotive market. The aggregate investment in affiliates was $73.9 million and $71.3 million as of December 31, 1998 and 1997, respectively.

     Summarized group financial information for affiliates accounted for under the equity method is as follows (unaudited, in millions):

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1998      1997
                                                                 ----      ----
Balance sheet data:
  Current assets............................................    $162.0    $127.7
  Non-current assets........................................     137.0      78.1
  Current liabilities.......................................     128.9      69.8
  Non-current liabilities...................................      54.2      77.7

                                                           YEAR ENDED DECEMBER 31,
                                                          --------------------------
                                                           1998      1997      1996
                                                           ----      ----      ----
Income statement data:
  Net sales...........................................    $579.4    $493.2    $471.0
  Gross profit........................................      80.0      75.4      68.1
  Income (loss) before provision for income taxes.....       (.1)     25.2      21.6
  Net income (loss)...................................      (1.6)     20.3      17.9

     The Company had sales to affiliates of approximately $62.9 million, $28.1 million and $22.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. Dividends of approximately $2.3 million, $3.9 million and $3.0 million were received by the Company for the years ended December 31, 1998, 1997 and 1996, respectively.

                       LEAR CORPORATION AND SUBSIDIARIES

     During 1998, the Company increased its ownership of General Seating of America, Inc., General Seating of Canada, Ltd. and Lear Corporation Thailand. As a result of these ownership increases, the Company acquired majority control and included the results of operations and financial position of these entities in its consolidated financial statements from the date of majority control.

(8) SHORT-TERM BORROWINGS

     Lear utilizes uncommitted lines of credit to satisfy short-term working capital requirements. At December 31, 1998, the Company had unsecured lines of credit available from banks of approximately $470 million, subject to certain restrictions imposed by the Credit Agreement (Note 9). Weighted average interest rates on the outstanding borrowings at December 31, 1998 and 1997 were 4.7% and 7.2%, respectively.

(9) LONG-TERM DEBT

     Long-term debt is comprised of the following (in millions):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                                ----        ----
Credit agreement..........................................    $  970.3    $  647.7
Other.....................................................       173.6        88.5
                                                              --------    --------
                                                               1,143.9       736.2
Less -- Current Portion...................................        16.5         9.1
                                                              --------    --------
                                                               1,127.4       727.1
                                                              --------    --------
9 1/2% Subordinated Notes.................................       200.0       200.0
8 1/4% Subordinated Notes.................................       136.0       136.0
                                                              --------    --------
                                                                 336.0       336.0
                                                              --------    --------
Long-Term Debt............................................    $1,463.4    $1,063.1
                                                              ========    ========

     In May and December 1998, the Company amended its multi-currency revolving credit agreement (the "Credit Agreement") to increase total borrowing availability from $1.8 billion to $2.1 billion, eliminate the pledge of subsidiary stock which secured the facility and provide for euro denominated multi-currency loans. The Credit Agreement matures on September 30, 2001 and may be used for general corporate purposes, including acquisitions.

     As of December 31, 1998, the Company had $970 million outstanding under the Credit Agreement and $60 million committed under outstanding letters of credit, resulting in approximately $1.1 billion unused long-term revolving credit commitments. The weighted average interest across all currencies was approximately 5.4% and 5.8% at December 31, 1998 and 1997, respectively. Borrowings and repayments on the Credit Agreement were as follows (in millions):

                          YEAR                               BORROWINGS    REPAYMENTS
                          ----                               ----------    ----------
1998.....................................................     $3,994.8      $3,677.8
1997.....................................................      3,422.3       3,260.3
1996.....................................................      2,790.8       3,027.8

     Other senior debt at December 31, 1998 is principally made up of amounts outstanding under U.S. term loans, industrial revenue bonds and capital leases.

     The 8 1/4% Subordinated Notes, due in 2002, require interest payments semi-annually on February 1 and August 1 and became callable at par on February 1, 1999. The 9 1/2% Subordinated Notes, due in 2006, require interest payments semi-annually on January 15 and July 15 and are callable at par beginning

                       LEAR CORPORATION AND SUBSIDIARIES

July 15, 2001. In July 1997, the Company redeemed all of its 11 1/4% Senior Subordinated Notes, due 2000 (the "11 1/4% Notes"), at par with borrowings under the Credit Agreement. The accelerated amortization of deferred financing fees related to the 11 1/4% Notes totaled approximately $1.6 million. This amount, net of the related tax benefit of $.6 million, has been reflected as an extraordinary loss in the consolidated statement of income in 1997.

     The Credit Agreement and indentures relating to the Company's subordinated debt contain restrictive covenants. The most restrictive of these covenants are the financial covenants related to the maintenance of certain levels of leverage and interest coverage. These agreements also restrict the Company's ability to incur additional indebtedness, declare dividends, create liens, make investments and advances and sell assets.

     The scheduled maturities of long-term debt at December 31, 1998 for the five succeeding years are as follows (in millions):

                            YEAR                                MATURITIES
                            ----                                ----------
1999........................................................     $   16.5
2000........................................................         31.2
2001........................................................      1,026.3
2002........................................................        138.1
2003........................................................          5.1

(10) NATIONAL INCOME TAXES

     A summary of income before provision for national income taxes and components of the provision for national income taxes is as follows (in millions):

                                                                 YEAR ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1998      1997      1996
                                                                 ----      ----      ----
Income before provision for national income taxes, minority
interests in consolidated subsidiaries, equity in net income of affiliates and extraordinary item:
  Domestic..................................................    $ 98.9    $213.2    $135.7
  Foreign...................................................     115.9     132.6     117.7
                                                                ------    ------    ------
                                                                $214.8    $345.8    $253.4
                                                                ======    ======    ======
Domestic provision for national income taxes:
  Current provision.........................................    $ 72.7    $109.8    $ 48.4
                                                                ------    ------    ------
Deferred --
  Deferred provision........................................     (14.2)    (18.3)      2.8
  Benefit of previously unbenefitted net operating loss
     carryforwards..........................................        --      (5.9)       --
                                                                ------    ------    ------
                                                                 (14.2)    (24.2)      2.8
                                                                ------    ------    ------
Total domestic provision....................................      58.5      85.6      51.2
                                                                ------    ------    ------
Foreign provision for national income taxes:
  Current provision.........................................      58.1      65.1      51.0
                                                                ------    ------    ------
Deferred --
  Deferred provision........................................     (17.4)     (1.9)      6.6
  Benefit of previously unbenefitted net operating loss
     carryforwards..........................................      (5.3)     (5.7)     (7.3)
                                                                ------    ------    ------
                                                                 (22.7)     (7.6)      (.7)
                                                                ------    ------    ------
Total foreign provision.....................................      35.4      57.5      50.3
                                                                ------    ------    ------
Provision for national income taxes.........................    $ 93.9    $143.1    $101.5
                                                                ======    ======    ======

                       LEAR CORPORATION AND SUBSIDIARIES

     The differences between tax provisions calculated at the United States Federal statutory income tax rate of 35% and the consolidated national income tax provision are summarized as follows (in millions):

                                                           YEAR ENDED DECEMBER 31,
                                                          --------------------------
                                                           1998      1997      1996
                                                           ----      ----      ----
Income before provision for national income taxes,
  minority interests in consolidated subsidiaries,
  equity in net income of affiliates and extraordinary
  item multiplied by the United States Federal
  statutory rate......................................    $ 75.2    $121.0    $ 88.7
Differences between domestic and effective foreign tax
  rates...............................................       6.4       3.9       1.3
Net operating losses not tax benefited................      14.3      10.2      15.8
Decrease in valuation allowance.......................      (0.3)     (3.6)     (8.3)
Foreign subsidiary basis adjustment...................     (13.9)       --        --
Amortization of goodwill..............................      13.5      12.4      10.4
Utilization of net operating losses and other.........      (1.3)      (.8)     (6.4)
                                                          ------    ------    ------
                                                          $ 93.9    $143.1    $101.5
                                                          ======    ======    ======

     Deferred national income taxes represent temporary differences in the recognition of certain items for income tax and financial reporting purposes. The components of the net deferred national income tax (asset) liability are summarized as follows (in millions):

                                                                  DECEMBER 31,
                                                               ------------------
                                                                1998       1997
                                                                ----       ----
Deferred national income tax liabilities:
  Long-term asset basis differences........................    $  52.5    $  63.4
  Taxes provided on unremitted foreign earnings............         --       10.3
  Deferred finance fees....................................        1.7        2.9
  Recoverable customer engineering and tooling.............       50.2       30.3
  Other....................................................       13.7        2.1
                                                               -------    -------
                                                               $ 118.1    $ 109.0
                                                               =======    =======
Deferred national income tax assets:
  Tax credit carryforwards.................................    $    --    $   (.3)
  Tax loss carryforwards...................................     (128.0)     (78.7)
  Retirement benefit plans.................................      (28.6)     (22.4)
  Accruals.................................................      (97.5)     (64.8)
  Self-insurance reserves..................................      (12.4)     (11.6)
  Asset valuations.........................................       (0.8)     (18.2)
  Minimum pension liability................................       (6.4)       (.3)
  Deferred compensation....................................       (2.0)      (2.4)
  Other....................................................       (6.2)      (8.8)
                                                               -------    -------
                                                                (281.9)    (207.5)
Valuation allowance........................................       95.6       64.8
                                                               -------    -------
                                                               $(186.3)   $(142.7)
                                                               =======    =======
Net deferred national income tax asset.....................    $ (68.2)   $ (33.7)
                                                               =======    =======

                       LEAR CORPORATION AND SUBSIDIARIES

     Deferred national income tax assets have been fully offset by a valuation allowance in certain foreign tax jurisdictions due to a history of operating losses. The classification of the net deferred national income tax asset is summarized as follows (in millions):

                                                                  DECEMBER 31,
                                                                -----------------
                                                                 1998       1997
                                                                 ----       ----
Deferred national income tax assets:
  Current...................................................    $(100.7)   $(85.9)
  Long-term.................................................      (13.5)    (15.0)
Deferred national income tax liabilities:
  Current...................................................        7.0       5.5
  Long-term.................................................       39.0      61.7
                                                                -------    ------
Net deferred national income tax asset......................    $ (68.2)   $(33.7)
                                                                =======    ======

     Deferred national income taxes have not been provided on the undistributed earnings of the Company's foreign subsidiaries as such amounts are either considered to be permanently reinvested or would not create any additional U.S. tax upon repatriation. The cumulative undistributed earnings at December 31, 1998 on which the Company had not provided additional national income taxes were approximately $173.7 million.

     As of December 31, 1998, the Company had tax loss carryforwards of $326.0 million which relate to certain foreign subsidiaries. Of the total loss carryforwards, $179.5 million have no expiration and $146.5 million expire in 1999 through 2006.

(11) PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

     The Company has noncontributory defined benefit pension plans covering certain domestic employees and certain employees in foreign countries. The Company's salaried plans provide benefits based on a five-year average earnings formula. Hourly pension plans provide benefits under flat benefit formulas. The Company also has contractual arrangements with certain employees which provide for supplemental retirement benefits. In general, the Company's policy is to fund these plans based on legal requirements, tax considerations and local practices.

     The Company has postretirement plans covering a portion of the Company's domestic employees and Canadian employees. The plans generally provide for the continuation of medical benefits for all employees who complete 10 years of service after age 45 and retire from the Company at age 55 or older. The Company does not fund its postretirement benefit obligation. Rather, payments are made as costs are incurred by covered retirees.

                       LEAR CORPORATION AND SUBSIDIARIES

     Effective January 1, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". In accordance with SFAS No. 132, the following tables provide a reconciliation of the change in benefit obligation, the change in plan assets and the net amount recognized in the consolidated balance sheets (based on a September 30 measurement date, in millions):

                                                                            DECEMBER 31,
                                                                ------------------------------------
                                                                                         OTHER
                                                                    PENSION          POSTRETIREMENT
                                                                ----------------    ----------------
                                                                 1998      1997      1998      1997
                                                                 ----      ----      ----      ----
Change in benefit obligation:
  Benefit obligation at beginning of year...................    $201.0    $154.1    $ 70.2    $ 66.3
  Service cost..............................................      14.8      14.7       4.8       4.6
  Interest cost.............................................      13.9      13.4       4.7       4.9
  Amendments................................................       0.9       8.1        --        --
  Actuarial (gain) loss.....................................       7.0       4.7      (9.4)     (3.6)
  Acquisitions..............................................        --      17.2       3.9        --
  Benefits paid.............................................      (7.1)     (6.6)     (1.9)     (1.3)
  Translation adjustment....................................      (6.7)     (4.6)     (1.4)     (0.7)
                                                                ------    ------    ------    ------
Benefit obligation at end of year...........................    $223.8    $201.0    $ 70.9    $ 70.2
                                                                ======    ======    ======    ======
Change in plan assets:
  Fair value of plan assets at beginning of year............    $138.0    $108.0    $   --    $   --
  Actual return on plan assets..............................      (6.6)     20.1        --        --
  Employer contributions....................................      18.8      15.3       1.9       1.3
  Acquisitions..............................................        --       3.6        --        --
  Benefits paid.............................................      (6.3)     (5.8)     (1.9)     (1.3)
  Translation adjustment....................................      (5.8)     (3.2)       --        --
                                                                ------    ------    ------    ------
Fair value of plan assets at end of year....................    $138.1    $138.0    $   --    $   --
                                                                ======    ======    ======    ======
Funded status...............................................    $(85.7)   $(63.0)   $(70.9)   $(70.2)
Unrecognized net actuarial (gain) loss......................      21.7      (1.9)    (13.9)     (6.9)
Unrecognized net transition (asset) obligation..............      (2.4)     (3.0)     27.2      27.5
Unrecognized prior service cost.............................      26.7      29.4      (2.9)      0.3
                                                                ------    ------    ------    ------
Net amount recognized.......................................    $(39.7)   $(38.5)   $(60.5)   $(49.3)
                                                                ======    ======    ======    ======
Amounts recognized in the consolidated balance sheets:
  Prepaid benefit cost......................................    $ 12.2    $ 10.4    $   --    $   --
  Accrued benefit liability.................................     (93.6)    (75.8)    (60.5)    (49.3)
  Intangible asset..........................................      23.5      26.1        --        --
  Deferred tax asset........................................       6.4       0.3        --        --
  Accumulated other comprehensive income....................      11.8       0.5        --        --
                                                                ------    ------    ------    ------
Net amount recognized.......................................    $(39.7)   $(38.5)   $(60.5)   $(49.3)
                                                                ======    ======    ======    ======

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $161.9 million, $156.8 million and $89.0 million, respectively, as of December 31, 1998, and $136.0 million, $127.6 million and $78.4 million, respectively, as of December 31, 1997.

                       LEAR CORPORATION AND SUBSIDIARIES

     Components of the Company's net periodic benefit costs are as follows (in millions):

                                                                        DECEMBER 31,
                                                     ---------------------------------------------------
                                                                                          OTHER
                                                             PENSION                 POSTRETIREMENT
                                                     ------------------------    -----------------------
                                                      1998     1997     1996     1998     1997     1996
                                                      ----     ----     ----     ----     ----     ----
Components of net periodic benefit cost:
  Service cost...................................    $ 14.8    $14.7    $10.6    $ 4.8    $ 4.6    $ 4.2
  Interest cost..................................      13.9     13.4     10.6      4.7      4.9      4.0
  Expected return on plan assets.................     (10.8)    (8.9)    (7.0)      --       --       --
  Amortization of actuarial (gain) loss..........      (0.2)     0.1      0.8     (1.2)    (0.3)    (0.5)
  Amortization of transition (asset)
     obligation..................................      (0.4)    (0.3)    (0.2)     1.7      1.7      1.8
  Amortization of prior service cost.............       2.3      2.4      1.7     (0.4)     0.1      0.2
                                                     ------    -----    -----    -----    -----    -----
Net periodic benefit cost........................    $ 19.6    $21.4    $16.5    $ 9.6    $11.0    $ 9.7
                                                     ======    =====    =====    =====    =====    =====

     The actuarial assumptions used in determining the funded status information and net periodic benefit cost information shown above were as follows:

                                                                          DECEMBER 31,
                                                                ---------------------------------
                                                                                       OTHER
                                                                    PENSION        POSTRETIREMENT
                                                                ---------------    --------------
                                                                1998      1997     1998     1997
                                                                ----      ----     ----     ----
Weighted-average assumptions:
Discount rate:
  Domestic plans............................................    6 3/4%   7 1/2%    6 3/4%   7 1/2%
  Foreign plans.............................................     6-7%    4 1/2-7 1/2%   7%    8%
Expected return on plan assets:
  Domestic plans............................................       9%        9%     N/A      N/A
  Foreign plans.............................................       7%    7 1/2%     N/A      N/A
Rate of compensation increase:
  Domestic plans............................................    4 1/4%       5%     N/A      N/A
  Foreign plans.............................................    3-4 1/2%   1-5%     N/A      N/A

     For measurement purposes, domestic health care costs were assumed to increase 8.8% in 1998, grading down over time to 5.5% in eight years. Foreign health care costs were assumed to increase 8.0% in 1998, grading down over time to 5.5% in fifteen years.

     Assumed healthcare cost trend rates have a significant effect on the amounts reported for the postretirement plans. A 1% rise in the assumed rate of healthcare cost increases each year would increase the postretirement benefit obligation as of December 31, 1998 by $10.7 million and increase the postretirement net periodic benefit cost by $1.8 million for the year ended December 31, 1998.

     The Company also sponsors defined contribution plans and participates in government sponsored programs in certain foreign countries. Contributions are determined as a percentage of each covered employee's salary. The Company also participates in multi-employer pension plans for certain of its hourly employees and contributes to those plans based on collective bargaining agreements. The aggregate cost of the defined contribution and multi-employer pension plans charged to income was $12.1 million, $10.4 million and $4.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                       LEAR CORPORATION AND SUBSIDIARIES

(12) COMMITMENTS AND CONTINGENCIES

     The Company is the subject of various lawsuits, claims and environmental contingencies. In addition, the Company has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Superfund"), for the cleanup of contamination from hazardous substances at one Superfund site and may incur indemnification obligations for cleanup at three additional sites. In the opinion of management, the expected liability resulting from these matters is adequately covered by amounts accrued and will not have a material adverse effect on the Company's consolidated financial position or future results of operations.

     Approximately 21,000 of the Company's workforce worldwide are subject to collective bargaining agreements, 38% of which expire within one year. Relationships with all unions are good, and management does not anticipate any difficulties with respect to the agreements.

     Lease commitments at December 31, 1998 under noncancelable operating leases with terms exceeding one year are as follows (in millions):

1999........................................................    $ 37.2
2000........................................................      30.6
2001........................................................      24.3
2002........................................................      20.0
2003........................................................      15.5
2004 and thereafter.........................................      24.9
                                                                ------
Total.......................................................    $152.5
                                                                ======

     The Company's operating leases cover principally buildings and transportation equipment. Rent expense incurred under all operating leases and charged to operations was $60.6 million, $37.8 million and $29.8 million for the years ended December 31, 1998, 1997 and 1996, respectively.

(13) STOCK OPTION PLANS

     The Company has four plans under which it has issued stock options, the 1992 Stock Option Plan, the 1994 Stock Option Plan, the 1996 Stock Option Plan and the Long-Term Stock Incentive Plan. Options issued to date under these plans generally vest over a three-year period and expire ten years from the original plan date. All stock options issued by the Company are exercisable at a price equal to the market price at the date of grant.

                       LEAR CORPORATION AND SUBSIDIARIES

     As part of the Masland Acquisition (Note 4), outstanding Masland stock options were converted into options to acquire 517,920 shares of the Company's common stock at prices ranging from $11.63 to $30.17 per share. The value of the Masland options converted as of the date of the acquisition was $9.0 million and was included in the purchase price of the acquisition. A summary of options transactions during each of the three years in the period ended December 31, 1998 is shown below:

                                                      STOCK OPTIONS      PRICE RANGE
                                                      -------------      -----------
Outstanding at December 31, 1995..................      4,476,910      $ 1.29 - $30.25
  Granted.........................................      1,076,920      $11.63 - $33.00
  Expired or cancelled............................        (36,000)     $15.50 - $33.00
  Exercised.......................................     (1,832,588)     $ 1.29 - $23.12
                                                       ----------
Outstanding at December 31,1996...................      3,685,242      $ 1.29 - $33.00
  Granted.........................................        554,000               $37.25
  Expired or cancelled............................       (166,685)     $ 1.29 - $37.25
  Exercised.......................................     (1,286,059)     $ 1.29 - $33.00
                                                       ----------
Outstanding at December 31, 1997..................      2,786,498      $ 1.29 - $37.25
  Granted.........................................        880,350               $54.22
  Expired or cancelled............................        (84,378)     $19.26 - $54.22
  Exercised.......................................       (320,379)     $ 1.29 - $37.25
                                                       ----------
Outstanding at December 31, 1998..................      3,262,091      $ 5.00 - $54.22
                                                       ==========

     The following table summarizes information about options outstanding at December 31, 1998:

Range of Exercise Prices........  $   5.00   $11.63 - 19.63   $20.41 - 26.81   $30.25 - 37.25   $  54.22
                                  --------   --------------   --------------   --------------   --------
Number outstanding..............   701,815          431,097          231,729        1,051,500    845,950
Weighted average:
  Remaining contractual life
     (years)....................      3.29             5.32             6.32             7.85       9.37
  Exercise price................  $   5.00         $  15.80         $  23.32       $    35.08   $  54.22
Options exercisable:
  Number exercisable............   701,815          404,207          149,756           25,000         --
  Weighted average exercise
     price......................  $   5.00         $  15.57         $  22.81       $    30.25   $    N/A

     The Long-Term Stock Incentive Plan also permits the grants of stock appreciation rights, restricted stock, restricted units, performance shares and performance units (collectively "Incentive Units") to officers and other key employees of the Company. As of December 31, 1998, the Company had outstanding Incentive Units convertible into a maximum of 186,588 shares of common stock of the Company, of which 134,151 shares are exercisable at no cost to the employee and 52,437 shares are exercisable at an average cost to the employee of $37.65 per share. Total compensation expense under these plans was $2.9 million, $1.5 million and $0 for the years ended December 31, 1998, 1997 and 1996, respectively.

  Pro Forma

     At December 31, 1998, the Company had several stock option plans, which are described above. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, compensation cost was calculated as the difference between the exercise price of the option and the market value of the stock at the date the option was granted. If compensation cost for the Company's stock option plans was determined based on the fair value at the grant dates consistent with the method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income.

                       LEAR CORPORATION AND SUBSIDIARIES
and net income per share would have been reduced to the pro forma amounts indicated below (unaudited, in millions, except per share data).

                                                           1998      1997      1996
                                                           ----      ----      ----
As Reported
  Income before extraordinary item....................    $115.5    $208.2    $151.9
  Net income..........................................    $115.5    $207.2    $151.9
  Basic income per share before extraordinary item....      1.73      3.14      2.51
  Diluted income per share before extraordinary
     item.............................................    $ 1.70    $ 3.05    $ 2.38
  Basic net income per share..........................      1.73      3.13      2.51
  Diluted net income per share........................    $ 1.70    $ 3.04    $ 2.38
Pro forma
  Income before extraordinary item....................    $107.9    $204.3    $150.4
  Net income..........................................    $107.9    $203.3    $150.4
  Basic income per share before extraordinary item....      1.61      3.08      2.49
  Diluted income per share before extraordinary
     item.............................................    $ 1.59    $ 2.99    $ 2.36
  Basic net income per share..........................      1.61      3.07      2.49
  Diluted net income per share........................    $ 1.59    $ 2.98    $ 2.36

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996: expected dividend yields of 0.0% and expected lives of 10 years. The risk-free interest rates used were 6 3/4% in 1998 and 7 1/2% in 1997 and 1996. The expected volatility used was 33.9% in 1998, 30.2% in 1997 and 31.5% in 1996.

(14) SEGMENT REPORTING

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

     The Company is organized based on customer-focused and geographic divisions. Each division reports their results from operations and makes requests for capital expenditures directly to the chief operating decision making group. This group is comprised of the Chairman & Chief Executive Officer, the Vice-Chairman, the President and Chief Operating Officer and the Chief Financial Officer. Under this organizational structure, the Company's operating segments have been aggregated into one reportable segment. This aggregated segment consists of eight divisions, each with separate management teams and infrastructures dedicated to providing complete automotive interiors to its respective automotive OEM customers. Each of the Company's eight divisions demonstrate similar economic performance, mainly driven by automobile production volumes in the geographic regions in which they operate. Also, each division operates in the competitive "Tier 1" automotive supplier environment and continually is working with its customers to manage costs without sacrificing quality. All of the Company's manufacturing facilities use Just-In-Time (JIT) manufacturing techniques to produce and distribute their automotive interior products. These techniques include maintaining constant computer and other communication connections between personnel at the Company's plants and personnel at the customers' plants to keep production current with the customers' demand. The Other category includes the corporate office, geographic headquarters, technology division and elimination of intercompany activities, none of which meet the requirements of being classified as an operating segment.

     The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies described in Note 2. The Company evaluates the performance of its

                       LEAR CORPORATION AND SUBSIDIARIES
operating segments based primarily on sales, operating income before amortization and cash flow, being defined as EBITA less capital expenditures plus depreciation.

     The following table presents revenues and other financial information by business segment (in millions):

                                                                   1998
                                                  --------------------------------------
                                                  AUTOMOTIVE
                                                  INTERIORS      OTHER      CONSOLIDATED
                                                  ----------     -----      ------------
Revenues......................................     $9,050.4     $    9.0      $9,059.4
EBITA.........................................        537.1       (145.7)        391.4
Depreciation..................................        161.2          9.3         170.5
Capital expenditures..........................        307.2         44.2         351.4
Total assets..................................      3,812.5      1,864.8       5,677.3

                                                                   1997
                                                  --------------------------------------
                                                  AUTOMOTIVE
                                                  INTERIORS      OTHER      CONSOLIDATED
                                                  ----------     -----      ------------
Revenues......................................     $7,330.0     $   12.9      $7,342.9
EBITA.........................................        652.9       (130.4)        522.5
Depreciation..................................        135.4          7.6         143.0
Capital expenditures..........................        168.7         19.2         187.9
Total assets..................................      2,937.2      1,521.9       4,459.1

                                                                   1996
                                                  --------------------------------------
                                                  AUTOMOTIVE
                                                  INTERIORS      OTHER      CONSOLIDATED
                                                  ----------     -----      ------------
Revenues......................................     $6,249.1     $     --      $6,249.1
EBITA.........................................        496.6        (87.2)        409.4
Depreciation..................................        103.4          5.3         108.7
Capital expenditures..........................        139.4         14.4         153.8
Total assets..................................      2,525.6      1,291.2       3,816.8

     The following table presents revenues and long-lived assets for each of the geographic areas in which the Company operates (in millions):

                                                     1998         1997          1996
                                                     ----         ----          ----
Revenues:
  United States...............................     $4,413.7     $3,609.4      $3,213.5
  Canada......................................        957.8      1,056.1         844.5
  Germany.....................................      1,345.8        559.8         476.9
  Other foreign countries.....................      2,342.1      2,117.6       1,714.2
                                                   --------     --------      --------
     Total....................................     $9,059.4     $7,342.9      $6,249.1
                                                   ========     ========      ========

                       LEAR CORPORATION AND SUBSIDIARIES

                                                     1998         1997          1996
                                                     ----         ----          ----
Long-lived assets:
  United States...............................     $  705.0     $  608.7       $554.5
  Canada......................................         82.9         62.9         66.4
  Germany.....................................        132.6        101.1         58.3
  Other foreign countries.....................        392.9        248.6        251.0
                                                   --------     --------       ------
     Total....................................     $1,313.4     $1,021.3       $930.2
                                                   ========     ========       ======

     A majority of the Company's revenues are from four automobile manufacturing companies. The following is a summary of the percentage of revenues from major customers:

                                                         YEAR ENDED DECEMBER 31,
                                                  --------------------------------------
                                                     1998         1997          1996
                                                     ----         ----          ----
General Motors Corporation....................        26%          27%           30%
Ford Motor Company............................        23           29            32
DaimlerChrysler...............................        14            9             7
Fiat S.p.A....................................         8           10            10

     In addition, a significant portion of the remaining revenues are to the above automobile manufacturing companies through various other automotive suppliers or to affiliates of these automobile manufacturing companies.

(15) FINANCIAL INSTRUMENTS

     The Company hedges certain foreign currency risks through the use of forward foreign exchange contracts and options. Such contracts are generally deemed as, and are effective as, hedges of the related transactions. As such, gains and losses from these contracts are deferred and are recognized on the settlement date, consistent with the related transactions. The Company and its subsidiaries contracted to exchange notional United States dollar equivalent principal amounts of $289.8 million as of December 31, 1998 and $231.8 million as of December 31, 1997. All contracts outstanding as of December 31, 1998 mature in 1999. The deferred gain on such contracts as of December 31, 1998 was $.5 million compared to $.3 million as of December 31, 1997.

     The carrying values of the Company's subordinated notes vary from the fair values of these instruments. The fair values were determined by reference to market prices of the securities in recent public transactions. As of December 31, 1998 and 1997, the aggregate carrying value of the Company's subordinated notes was $336.0 million compared to an estimated fair value of $356.7 million and $357.9 million, respectively. The carrying value of the Company's senior indebtedness approximates its fair value which was determined based on rates currently available to the Company for similar borrowings with like maturities.

     The Company uses interest rate swap contracts to hedge against interest rate risks in future periods. As of December 31, 1998, the Company had entered into swap contracts with an aggregate notional value of $300.0 million with maturities between fifteen months and ten years. Pursuant to each of the contracts, the Company will make payments calculated at a fixed base rate of between 4.6% and 6.0% of the notional value and will receive payments calculated at the LIBOR rate. This effectively fixes the Company's interest rate on the portion of the indebtedness under the Credit Agreement covered by the contracts. The fair value of these contracts as of December 31, 1998 was a negative $12.2 million.

     Several of the Company's European subsidiaries factor their accounts receivable with financial institutions subject to limited recourse provisions and are charged a discount fee ranging from 3.8% to

                       LEAR CORPORATION AND SUBSIDIARIES

4.7%. The amount of such factored receivables, which is not included in accounts receivable in the consolidated balance sheets at December 31, 1998 and 1997, was approximately $200.0 million and $137.0 million, respectively.

     During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. It requires all derivative instruments to be recorded in the balance sheet at their fair value. Changes in the fair value of derivatives are required to be recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction. We do not expect the effects of adoption to be significant.

(16) QUARTERLY FINANCIAL DATA

                                                                      THIRTEEN WEEKS ENDED
                                                     ------------------------------------------------------
                                                     MARCH 28,    JUNE 27,    SEPTEMBER 26,    DECEMBER 31,
                                                       1998         1998          1998             1998
                                                     ---------    --------    -------------    ------------
                                                        (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales........................................    $2,032.1     $2,175.0      $1,946.5         $2,905.8
Gross profit.....................................       200.2        231.6         162.0            267.6
Net income (loss)................................        47.3         65.7          21.6            (19.1)
Basic net income per share.......................         .71          .98           .32             (.29)
Diluted net income per share.....................         .69          .96           .32             (.28)

                                                                      THIRTEEN WEEKS ENDED
                                                     ------------------------------------------------------
                                                     MARCH 29,    JUNE 28,    SEPTEMBER 27,    DECEMBER 31,
                                                       1997         1997          1997             1997
                                                     ---------    --------    -------------    ------------
                                                        (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales........................................    $1,724.0     $1,839.3      $1,635.9         $2,143.7
Gross profit.....................................       177.9        213.5         175.3            242.7
Income before extraordinary item.................        41.9         61.1          36.6             68.6
Net income.......................................        41.9         61.1          35.6             68.6
Basic net income per share before extraordinary
  item...........................................         .64          .92           .55             1.03
Basic net income per share.......................         .64          .92           .54             1.03
Diluted net income per share before extraordinary
  item...........................................         .62          .90           .53             1.00
Diluted net income per share.....................         .62          .90           .52             1.00

                       LEAR CORPORATION AND SUBSIDIARIES

(17) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

                                                                     DECEMBER 31, 1998
                                            --------------------------------------------------------------------
                                                                         NON-
                                             PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                             ------     ----------    ----------    ------------    ------------
                                                                       (IN MILLIONS)
                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............    $   (3.8)    $     .9      $   32.9      $      --        $   30.0
  Accounts receivable, net..............       138.4        294.2         941.3             --         1,373.9
  Inventories...........................        17.3         45.9         286.4             --           349.6
  Recoverable customer engineering and
     tooling............................        28.1         12.6         180.7             --           221.4
  Other.................................        44.6         29.5         149.0             --           223.1
                                            --------     --------      --------      ---------        --------
       Total current assets.............       224.6        383.1       1,590.3             --         2,198.0
                                            --------     --------      --------      ---------        --------
LONG-TERM ASSETS:
  Property, plant and equipment, net....       110.6        320.7         751.0             --         1,182.3
  Goodwill, net.........................       274.6        615.3       1,129.9             --         2,019.8
  Investment in subsidiaries............     1,794.4         21.1            --       (1,815.5)             --
  Other.................................        82.0         11.1         184.1             --           277.2
                                            --------     --------      --------      ---------        --------
       Total long-term assets...........     2,261.6        968.2       2,065.0       (1,815.5)        3,479.3
                                            --------     --------      --------      ---------        --------
                                            $2,486.2     $1,351.3      $3,655.3      $(1,815.5)       $5,677.3
                                            ========     ========      ========      =========        ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.................    $   55.0     $     --      $   27.7      $      --        $   82.7
  Accounts payable and drafts...........       191.0        254.5       1,155.3             --         1,600.8
  Accrued liabilities...................       133.9        141.9         521.7             --           797.5
  Current portion of long-term debt.....         3.5           .2          12.8             --            16.5
                                            --------     --------      --------      ---------        --------
       Total current liabilities........       383.4        396.6       1,717.5             --         2,497.5
                                            --------     --------      --------      ---------        --------
LONG-TERM LIABILITIES:
  Deferred national income taxes........       (15.5)        31.2          23.3             --            39.0
  Long-term debt........................     1,168.1           .8         294.5             --         1,463.4
  Intercompany accounts, net............      (484.1)       666.7        (182.6)            --              --
  Other.................................       134.3         53.1         190.0             --           377.4
                                            --------     --------      --------      ---------        --------
       Total long-term liabilities......       802.8        751.8         325.2             --         1,879.8
                                            --------     --------      --------      ---------        --------
STOCKHOLDERS' EQUITY....................     1,300.0        202.9       1,612.6       (1,815.5)        1,300.0
                                            --------     --------      --------      ---------        --------
                                            $2,486.2     $1,351.3      $3,655.3      $(1,815.5)       $5,677.3
                                            ========     ========      ========      =========        ========

                       LEAR CORPORATION AND SUBSIDIARIES

(17) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                                     DECEMBER 31, 1997
                                            --------------------------------------------------------------------
                                                                         NON-
                                             PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                             ------     ----------    ----------    ------------    ------------
                                                                       (IN MILLIONS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............    $    (.6)    $     .5      $   13.0      $      --        $   12.9
  Accounts receivable, net..............        73.4        255.5         736.9             --         1,065.8
  Inventories...........................        11.4         47.9         172.1             --           231.4
  Recoverable customer engineering and
     tooling............................        28.0         14.6         110.0             --           152.6
  Other.................................        38.6         25.9          87.7             --           152.2
                                            --------     --------      --------      ---------        --------
       Total current assets.............       150.8        344.4       1,119.7             --         1,614.9
                                            --------     --------      --------      ---------        --------
LONG-TERM ASSETS:
  Property, plant and equipment, net....        80.6        310.2         548.3             --           939.1
  Goodwill, net.........................       113.3        626.8         952.2             --         1,692.3
  Investment in subsidiaries............     1,098.1         13.1            --       (1,111.2)             --
  Other.................................        79.8          7.7         125.3             --           212.8
                                            --------     --------      --------      ---------        --------
       Total long-term assets...........     1,371.8        957.8       1,625.8       (1,111.2)        2,844.2
                                            --------     --------      --------      ---------        --------
                                            $1,522.6     $1,302.2      $2,745.5      $(1,111.2)       $4,459.1
                                            ========     ========      ========      =========        ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.................    $   27.6     $     --      $   10.3      $      --        $   37.9
  Accounts payable and drafts...........       115.8        190.7         880.0             --         1,186.5
  Accrued liabilities...................        91.4        154.8         374.3             --           620.5
  Current portion of long-term debt.....          --           .3           8.8             --             9.1
                                            --------     --------      --------      ---------        --------
       Total current liabilities........       234.8        345.8       1,273.4             --         1,854.0
                                            --------     --------      --------      ---------        --------
LONG-TERM LIABILITIES:
  Deferred national income taxes........       (19.4)        30.6          50.5             --            61.7
  Long-term debt........................       754.5          1.0         307.6             --         1,063.1
  Intercompany accounts, net............      (737.7)        58.0         679.7             --              --
  Other.................................        83.4         49.1         140.8             --           273.3
                                            --------     --------      --------      ---------        --------
       Total long-term liabilities......        80.8        138.7       1,178.6             --         1,398.1
                                            --------     --------      --------      ---------        --------
STOCKHOLDERS' EQUITY....................     1,207.0        817.7         293.5       (1,111.2)        1,207.0
                                            --------     --------      --------      ---------        --------
                                            $1,522.6     $1,302.2      $2,745.5      $(1,111.2)       $4,459.1
                                            ========     ========      ========      =========        ========

                       LEAR CORPORATION AND SUBSIDIARIES

(17) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                            FOR THE YEAR ENDED DECEMBER 31, 1998
                                            --------------------------------------------------------------------
                                                                         NON-
                                             PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                             ------     ----------    ----------    ------------    ------------
                                                                       (IN MILLIONS)
Net sales...............................    $1,213.8     $2,629.2      $6,951.3      $(1,734.9)       $9,059.4
Cost of sales...........................     1,210.4      2,279.9       6,442.6       (1,734.9)        8,198.0
Selling, general and administrative
  expenses..............................       122.6         31.6         182.8             --           337.0
Restructuring and other changes.........        15.7          8.3         109.0             --           133.0
Amortization of goodwill................         4.1         16.7          28.4             --            49.2
                                            --------     --------      --------      ---------        --------
     Operating income (loss)............      (139.0)       292.7         188.5             --           342.2
Interest expense........................        35.3         47.7          27.5             --           110.5
Intercompany charges, net...............      (161.1)       115.4          45.7             --              --
Other expense (income), net.............         4.5        (11.7)         24.1             --            16.9
                                            --------     --------      --------      ---------        --------
     Income (loss) before provision
       (credit) for national income
       taxes, minority interests in
       consolidated subsidiaries, equity
       in net income of affiliates and
       subsidiaries.....................       (17.7)       141.3          91.2             --           214.8
Provision (credit) for national income
  taxes.................................        (5.4)        48.5          50.8             --            93.9
Minority interests in consolidated
  subsidiaries..........................          --          (.5)          7.4             --             6.9
Equity in net income of affiliates......        (1.5)          --            --             --            (1.5)
Equity in net income of
  subsidiaries..........................      (126.3)        (7.2)           --          133.5              --
                                            --------     --------      --------      ---------        --------
Net income..............................    $  115.5     $  100.5      $   33.0      $  (133.5)       $  115.5
                                            ========     ========      ========      =========        ========

                       LEAR CORPORATION AND SUBSIDIARIES

(17) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                           FOR THE YEAR ENDED DECEMBER 31, 1997
                                            -------------------------------------------------------------------
                                                                        NON-
                                            PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                            ------     ----------    ----------    ------------    ------------
                                                                       (IN MILLIONS)
Net sales...............................    $ 746.8     $2,039.5      $4,577.7       $ (21.1)        $7,342.9
Cost of sales...........................      735.9      1,753.7       4,065.0         (21.1)         6,533.5
Selling, general and administrative
  expenses..............................       79.1         74.4         133.4            --            286.9
Amortization of goodwill................        3.5         16.6          21.3            --             41.4
                                            -------     --------      --------       -------         --------
     Operating income (loss)............      (71.7)       194.8         358.0            --            481.1
Interest expense........................       31.7          2.2          67.1            --            101.0
Intercompany charges, net...............     (108.9)        56.1          52.8            --               --
Other expense, net......................        9.3         15.0          10.0            --             34.3
                                            -------     --------      --------       -------         --------
     Income (loss) before provision
       (credit) for national income
       taxes, minority interests in
       consolidated subsidiaries, equity
       in net income of affiliates and
       subsidiaries and extraordinary
       item.............................       (3.8)       121.5         228.1            --            345.8
Provision (credit) for national income
  taxes.................................       (1.8)        55.8          89.1            --            143.1
Minority interests in consolidated
  subsidiaries..........................         .7          (.8)          3.4            --              3.3
Equity in net income of affiliates......       (5.2)         (.6)         (3.0)           --             (8.8)
Equity in net income of subsidiaries....     (204.7)       (20.0)           --         224.7               --
                                            -------     --------      --------       -------         --------
     Income before extraordinary item...      207.2         87.1         138.6        (224.7)           208.2
Extraordinary loss on early
  extinguishment of debt................         --           --           1.0            --              1.0
                                            -------     --------      --------       -------         --------
Net income..............................    $ 207.2     $   87.1      $  137.6       $(224.7)        $  207.2
                                            =======     ========      ========       =======         ========

                       LEAR CORPORATION AND SUBSIDIARIES

(17) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                                            -------------------------------------------------------------------
                                                                        NON-
                                            PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                            ------     ----------    ----------    ------------    ------------
                                                                       (IN MILLIONS)
Net sales...............................    $ 765.5     $1,857.1      $3,636.7       $ (10.2)        $6,249.1
Cost of sales...........................      746.2      1,625.7       3,267.7         (10.2)         5,629.4
Selling, general and administrative
  expenses..............................       58.0         86.1          66.2            --            210.3
Amortization of goodwill................        3.5         12.7          17.4            --             33.6
                                            -------     --------      --------       -------         --------
     Operating income (loss)............      (42.2)       132.6         285.4            --            375.8
Interest expense........................       43.3          1.3          58.2            --            102.8
Intercompany charges, net...............     (103.8)        50.4          53.4            --               --
Other expense (income), net.............       (6.9)         9.2          17.3            --             19.6
                                            -------     --------      --------       -------         --------
     Income before provision for
       national income taxes, minority
       interests in consolidated
       subsidiaries, equity in net loss
       (income) of affiliates and
       subsidiaries.....................       25.2         71.7         156.5            --            253.4
                                            -------     --------      --------       -------         --------
Provision for national income taxes.....        7.4         21.1          73.0            --            101.5
Minority interests in consolidated
  subsidiaries..........................        (.4)          --           4.4            --              4.0
Equity in net loss (income) of
  affiliates............................         .5           --          (4.5)           --             (4.0)
Equity in net income of subsidiaries....     (134.2)       (15.6)           --         149.8               --
                                            -------     --------      --------       -------         --------
Net income..............................    $ 151.9     $   66.2      $   83.6       $(149.8)        $  151.9
                                            =======     ========      ========       =======         ========

                       LEAR CORPORATION AND SUBSIDIARIES

(17) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                           FOR THE YEAR ENDED DECEMBER 31, 1998
                                            -------------------------------------------------------------------
                                                                        NON-
                                            PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                            ------     ----------    ----------    ------------    ------------
                                                                       (IN MILLIONS)
NET CASH PROVIDED BY OPERATING
  ACTIVITIES............................    $  46.8     $ 177.3       $  61.3           $--          $ 285.4
                                            -------     -------       -------           --           -------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property, plant and
       equipment........................      (69.5)      (54.3)       (227.6)          --            (351.4)
     Acquisitions.......................      (89.6)         --        (238.6)          --            (328.2)
     Other, net.........................        2.6          --          (0.8)          --               1.8
                                            -------     -------       -------           --           -------
          Net cash used in investing
            activities..................     (156.5)      (54.3)       (467.0)          --            (677.8)
                                            -------     -------       -------           --           -------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Long-term revolving credit
       borrowings, net..................      365.1          --         (48.1)          --             317.0
     Other long-term debt borrowings,
       net..............................       46.2        (0.2)         12.3           --              58.3
     Short-term borrowings, net.........       27.4          --          15.8           --              43.2
     Proceeds from sale of common stock,
       net..............................        3.4          --            --           --               3.4
     Purchase of treasury stock, net....      (18.2)         --            --           --             (18.2)
     Decrease in drafts.................       (0.1)       (0.4)        (19.4)          --             (19.9)
     Change in intercompany accounts....     (317.3)     (122.0)        439.3           --                --
                                            -------     -------       -------           --           -------
          Net cash provided by (used in)
            financing activities........      106.5      (122.6)        399.9           --             383.8
                                            -------     -------       -------           --           -------
     Effect of foreign currency
       translation......................         --          --          25.7           --              25.7
                                            -------     -------       -------           --           -------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS...........................       (3.2)        0.4          19.9           --              17.1
CASH AND CASH EQUIVALENTS -- BEGINNING
  OF YEAR...............................       (0.6)        0.5          13.0           --              12.9
                                            -------     -------       -------           --           -------
CASH AND CASH EQUIVALENTS -- END OF
  YEAR..................................    $  (3.8)    $   0.9       $  32.9           $--          $  30.0
                                            =======     =======       =======           ==           =======

                       LEAR CORPORATION AND SUBSIDIARIES

(17) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                           FOR THE YEAR ENDED DECEMBER 31, 1997
                                            -------------------------------------------------------------------
                                                                        NON-
                                            PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                            ------     ----------    ----------    ------------    ------------
                                                                       (IN MILLIONS)
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES............................    $ (26.1)    $ 156.0       $ 319.5           $--          $ 449.4
                                            -------     -------       -------           --           -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and
     equipment..........................      (12.9)      (49.6)       (125.4)          --            (187.9)
  Acquisitions..........................      (36.5)         --        (295.7)          --            (332.2)
  Other, net............................      (14.6)       (2.1)         17.1           --               0.4
                                            -------     -------       -------           --           -------
     Net cash used in investing
       activities.......................      (64.0)      (51.7)       (404.0)          --            (519.7)
                                            -------     -------       -------           --           -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term revolving credit borrowings,
     net................................      (53.5)         --         190.4           --             136.9
  Other long-term debt borrowings,
     net................................     (134.5)       (1.4)          2.9           --            (133.0)
  Short-term borrowings, net............       27.6          --          (3.4)          --              24.2
  Proceeds from sale of common stock,
     net................................        8.4          --            --           --               8.4
  Increase (decrease) in drafts.........        2.5         2.4          (2.7)          --               2.2
  Change in intercompany accounts.......      237.9      (100.7)       (137.2)          --                --
  Other, net............................        0.3          --            --           --               0.3
                                            -------     -------       -------           --           -------
     Net cash provided by (used in)
       financing activities.............       88.7       (99.7)         50.0           --              39.0
                                            -------     -------       -------           --           -------
  Effect of foreign currency
     translation........................         --          --          18.2           --              18.2
                                            -------     -------       -------           --           -------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS...........................       (1.4)        4.6         (16.3)          --             (13.1)
CASH AND CASH EQUIVALENTS -- BEGINNING
  OF YEAR...............................        0.8        (4.1)         29.3           --              26.0
                                            -------     -------       -------           --           -------
CASH AND CASH EQUIVALENTS -- END OF
  YEAR..................................    $  (0.6)    $   0.5       $  13.0           $--          $  12.9
                                            =======     =======       =======           ==           =======

                       LEAR CORPORATION AND SUBSIDIARIES

(17) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                          FOR THE YEAR ENDED DECEMBER 31, 1996
                                           -------------------------------------------------------------------
                                                                       NON-
                                           PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                           -------    ----------    ----------    ------------    ------------
                                                                      (IN MILLIONS)
NET CASH PROVIDED BY OPERATING
  ACTIVITIES.............................  $  31.0     $ 212.9       $ 218.7           $--          $ 462.6
                                           -------     -------       -------           --           -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and
     equipment...........................    (20.0)      (25.9)       (107.9)          --            (153.8)
  Acquisitions...........................       --      (326.1)       (202.9)          --            (529.0)
  Other, net.............................      1.5         0.7          (1.1)          --               1.1
                                           -------     -------       -------           --           -------
       Net cash used in investing
          activities.....................    (18.5)     (351.3)       (311.9)          --            (681.7)
                                           -------     -------       -------           --           -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term revolving credit borrowings,
     net.................................   (273.6)         --          62.3           --            (211.3)
  Other long-term debt borrowings, net...    210.0        (5.0)         (1.4)          --             203.6
  Short-term borrowings, net.............       --        (0.4)         (7.1)          --              (7.5)
  Proceeds from sale of common stock,
     net.................................    249.5          --            --           --             249.5
  Increase (decrease) in drafts..........     (8.9)       48.5         (69.1)          --             (29.5)
  Change in intercompany accounts........   (187.0)       91.4          95.6           --                --
  Other, net.............................     (3.2)         --            --           --              (3.2)
                                           -------     -------       -------           --           -------
       Net cash provided by (used in)
          financing activities...........    (13.2)      134.5          80.3           --             201.6
                                           -------     -------       -------           --           -------
  Effect of foreign currency
     translation.........................       --          --           9.4           --               9.4
                                           -------     -------       -------           --           -------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS............................     (0.7)       (3.9)         (3.5)          --              (8.1)
CASH AND CASH EQUIVALENTS --
  BEGINNING OF YEAR......................      1.5        (0.2)         32.8           --              34.1
                                           -------     -------       -------           --           -------
CASH AND CASH EQUIVALENTS --
  END OF YEAR............................  $   0.8     $  (4.1)      $  29.3           $--          $  26.0
                                           =======     =======       =======           ==           =======

                       LEAR CORPORATION AND SUBSIDIARIES

(17) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)
     Basis of Presentation -- In connection with the acquisition of UT Automotive, Inc., a wholly-owned subsidiary of United Technologies Corporation ("UT Automotive")(see Note 18), the Company issued $1.4 billion in securities, which consist of $600 million aggregate principal amount of 7.96% Senior Notes due May 15, 2005 and $800 million aggregate principal amount of 8.11% Senior Notes due May 15, 2009 (collectively, the "May 1999 Notes"). Certain of the Company's domestic wholly-owned subsidiaries (the "Guarantors") irrevocably and unconditionally fully guaranteed on a joint and several basis the punctual payment when due, whether at stated maturity, by acceleration or otherwise, all of the Company's obligations under the May 1999 Notes indenture, including the Company's obligations to pay principal, premium, if any, and interest with respect to the May 1999 Notes. The Guarantors on the date of the indenture were Lear Operations Corporation and Lear Corporation Automotive Holdings (formerly, UT Automotive). In lieu of providing separate audited financial statements for the Guarantors, the Company has included the audited consolidating condensed financial statements on pages F-29 to F-36. Management does not believe that separate financial statements of the Guarantors are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantors are not presented.

     Distributions -- There are no significant restrictions on the ability of the Company to sell or otherwise dispose of any or all of the assets of any of the Guarantors or on the ability of the Guarantors to make distributions to the Company.

     Selling, General and Administrative Expenses -- During 1998, 1997 and 1996, the Parent allocated $64.5 million, $67.4 million and $53.5 million, respectively, of corporate selling, general and administrative expenses to its operating subsidiaries. The allocations were based on various factors which estimate usage of particular corporate functions, and in certain instances, other relevant factors were used, such as the revenues or headcount of the Company's subsidiaries.

     Long-term Debt of the Parent Corporation and the Guarantors -- Long-term debt of the Parent and the Guarantors on a combined basis consisted of the following at December 31 (in millions):

                                                                  1998       1997
                                                                  ----       ----
Credit agreement............................................    $  755.1    $390.0
Other long-term debt........................................        81.5      29.8
Subordinated notes..........................................       336.0     336.0
                                                                --------    ------
                                                                 1,172.6     755.8
Less current portion........................................        (3.7)     (0.3)
                                                                --------    ------
                                                                $1,168.9    $755.5
                                                                ========    ======

     The obligations of foreign subsidiary borrowers under the credit agreement are guaranteed by the Parent.

     For a more detailed description of the above indebtedness, see Note 9 to the Consolidated Financial Statements.

                       LEAR CORPORATION AND SUBSIDIARIES

(17) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)
     Aggregate minimum principal payment requirements on long-term debt, including capital lease obligations, in each of the five years subsequent to December 31, 1998 are as follows:

1999........................................................    $  3.7
2000........................................................      31.3
2001........................................................     731.9
2002........................................................     138.1
2003........................................................       5.1
Thereafter..................................................     262.5

(18) SUBSEQUENT EVENTS

  Acquisition of UT Automotive

     On May 4, 1999, the Company acquired UT Automotive for approximately $2.3 billion, subject to certain post-closing adjustments. UT Automotive is a supplier of electrical, electronic, motor and interior products and systems to the global automotive industry. Headquartered in Dearborn, Michigan, UT Automotive has annual sales of approximately $3 billion, 44,000 employees and 90 facilities located in 18 countries. The purchase price for the UT Automotive acquisition was financed through borrowings under the Company's primary credit facilities.

  Primary Credit Facilities and the Senior Notes Offering

     In connection with the UT Automotive acquisition, the Company amended and restated its existing $2.1 billion revolving credit facility and entered into new credit facilities. The new credit facilities consisted of $500 million revolving credit facility, which matures on May 4, 2004, a $500 million term loan having a scheduled amortization beginning on October 31, 2000 and a final maturity of May 4, 2004, and a $1.4 billion interim term loan maturing on May 3, 2000.

     On May 18, 1999, the Company completed the private offering of the May 1999 Notes. Interest is payable on the May 1999 Notes on May 15 and November 15 of each year. The Company used the net proceeds from the May 1999 Notes offering to repay the $1.4 billion interim term loan under its new credit facilities, which was used to fund a portion of the UT Automotive acquisition purchase price. The Company intends to file a registration statement with the Securities and Exchange Commission to register substantially identical notes that will be exchanged for the May 1999 Notes after the registration statement becomes effective.

     The May 1999 Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all of the Company's existing and future unsubordinated unsecured indebtedness. The Company's obligations under the May 1999 Notes are guaranteed, on a joint and several basis, by certain of the Company's domestic subsidiaries. Indebtedness under the Company's primary credit facilities is secured by the pledge of all or a portion of the capital stock of certain of the Company's subsidiaries. The May 1999 Notes do not have the benefit of such pledges. The primary credit facilities are guaranteed by the same domestic subsidiaries of the Company that guarantee the May 1999 Notes. Pursuant to the terms of the primary credit facilities, the guarantees and stock pledges shall be released when and if the Company achieves a certain leverage ratio or its senior long-term unsecured debt is at or above "BBB-" from Standard & Poor's Ratings Group or at or above "Baa3" from Moody's Investors Service, Inc., and certain other conditions are satisfied. In the event that any such subsidiary ceases to be a guarantor under the primary credit facilities, such subsidiary will be released as a guarantor of the May 1999 Notes. The Company may redeem all or part of either series of the May 1999 Notes, at its option, at any time, at the redemption price equal to the greater of (a) 100% of the principal amount of the notes to be redeemed

                       LEAR CORPORATION AND SUBSIDIARIES
and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date discounted to the redemption date on a semiannual basis at the applicable treasury rate plus 50 basis points, in each case, together with any interest accrued but not paid to the date of the redemption.

     The primary credit facilities contain numerous restrictive covenants relating to maintenance of certain financial ratios and to the management and operation of the Company. The covenants include, among others, limitations on indebtedness, guarantees, mergers, acquisitions, fundamental corporate changes, asset sales, investments, loans and advances, liens, dividends and other stock payments, transactions with affiliates and optional payments and modification of debt instruments. The May 1999 Notes also contain covenants restricting the ability of the Company and its subsidiaries to incur liens and enter into sale and leaseback transactions, and limiting the ability of the Company to consolidate or merge with or into, or sell or otherwise dispose of all or substantially all of its assets to, any person.

  Sale of Electric Motor Systems

     On May 7, 1999, the Company entered into a definitive purchase agreement with Johnson Electric Holdings Limited to sell the recently acquired Electric Motor Systems ("EMS") business for $310 million, subject to certain post-closing adjustments. The Company acquired the EMS business as a part of the acquisition of UT Automotive. EMS is a supplier of industrial and automotive electric motors and starter motors for small gasoline engines. EMS had gross sales of $351 million and has approximately 3,300 employees operating at locations in 10 countries.

     Consummation of the sale is contingent upon expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, applicable foreign competition act approvals and certain other customary conditions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Lear Corporation:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of LEAR CORPORATION AND SUBSIDIARIES ("the Company") included in this Form S-4 , and have issued our report thereon dated January 29, 1999 (except with respect to the matters discussed in Note 18, as to which the date is May 18, 1999). Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule on page F-40 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

Detroit, Michigan
  January 29, 1999.

                       LEAR CORPORATION AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                    BALANCE AT                                        BALANCE
                                                    BEGINNING                               OTHER     AT END
                                                    OF PERIOD    ADDITIONS   RETIREMENTS   CHANGES   OF PERIOD
                                                    ----------   ---------   -----------   -------   ---------
                                                                          (IN MILLIONS)
FOR THE YEAR ENDED DECEMBER 31, 1996:
  Valuation of accounts deducted from related
     assets:
  Allowance for doubtful accounts................     $ 4.0       $  3.3       $  (.6)      $ 2.3     $  9.0
  Reserve for unmerchantable inventories.........       6.3          4.6         (1.0)        (.6)       9.3
                                                      -----       ------       ------       -----     ------
                                                      $10.3       $  7.9       $ (1.6)      $ 1.7     $ 18.3
                                                      =====       ======       ======       =====     ======
FOR THE YEAR ENDED DECEMBER 31, 1997:
  Valuation of accounts deducted from related
     assets:
  Allowance for doubtful accounts................     $ 9.0       $  5.1       $ (2.6)      $ 3.2     $ 14.7
  Reserve for unmerchantable inventories.........       9.3          3.6         (3.7)        3.2       12.4
                                                      -----       ------       ------       -----     ------
                                                      $18.3       $  8.7       $ (6.3)      $ 6.4     $ 27.1
                                                      =====       ======       ======       =====     ======
FOR THE YEAR ENDED DECEMBER 31, 1998:
  Valuation of accounts deducted from related
     assets:
  Allowance for doubtful accounts................     $14.7       $  8.4       $ (5.8)      $(1.3)    $ 16.0
  Reserve for unmerchantable inventories.........      12.4          8.0         (5.6)         .1       14.9
  Reserve for restructuring and other charges....        --        133.0        (41.7)         --       91.3
                                                      -----       ------       ------       -----     ------
                                                      $27.1       $149.4       $(53.1)      $(1.2)    $122.2
                                                      =====       ======       ======       =====     ======

                       LEAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  JULY 3,      DECEMBER 31,
                                                                   1999            1998
                                                                  -------      ------------
                                                                (UNAUDITED)
                                                                       (IN MILLIONS,
                                                                    EXCEPT SHARE DATA)
                           ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................     $   32.3        $   30.0
Accounts receivable, net....................................      1,968.0         1,373.9
Inventories.................................................        481.1           349.6
Recoverable customer engineering and tooling................        302.0           221.4
Other.......................................................        418.5           223.1
                                                                 --------        --------
Total current assets........................................      3,201.9         2,198.0
                                                                 --------        --------
LONG-TERM ASSETS:
Property, plant and equipment, net..........................      1,810.3         1,182.3
Goodwill, net...............................................      3,315.5         2,019.8
Other.......................................................        375.7           277.2
                                                                 --------        --------
Total long-term assets......................................      5,501.5         3,479.3
                                                                 --------        --------
                                                                 $8,703.4        $5,677.3
                                                                 ========        ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings.......................................     $   64.4        $   82.7
Accounts payable and drafts.................................      2,030.4         1,600.8
Accrued liabilities.........................................      1,418.9           797.5
Current portion of long-term debt...........................         13.5            16.5
                                                                 --------        --------
Total current liabilities...................................      3,527.2         2,497.5
                                                                 --------        --------
LONG-TERM LIABILITIES:
Deferred national income taxes..............................         95.2            39.0
Long-term debt..............................................      3,273.3         1,463.4
Other.......................................................        454.1           377.4
                                                                 --------        --------
Total long-term liabilities.................................      3,822.6         1,879.8
                                                                 --------        --------
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value, 150,000,000 authorized;
  67,521,805 issued at July 3, 1999 and 67,194,314
  issued at December 31, 1998...............................           .7              .7
Additional paid-in capital..................................        860.0           859.3
Note receivable from sale of common stock...................          (.1)            (.1)
Less -- Common stock held in treasury, 510,230 shares at
  cost......................................................        (18.3)          (18.3)
Retained earnings...........................................        629.8           504.7
Accumulated other comprehensive income......................       (118.5)          (46.3)
                                                                 --------        --------
Total stockholders' equity..................................      1,353.6         1,300.0
                                                                 --------        --------
                                                                 $8,703.4        $5,677.3
                                                                 ========        ========

      The accompanying notes are an integral part of these balance sheets.

                       LEAR CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED       SIX MONTHS ENDED
                                                          --------------------    --------------------
                                                          JULY 3,     JUNE 27,    JULY 3,     JUNE 27,
                                                            1999        1998        1999        1998
                                                          -------     --------    -------     --------
Net sales.............................................    $3,233.6    $2,175.0    $5,920.8    $4,207.1
Cost of sales.........................................     2,894.4     1,943.4     5,362.9     3,775.3
Selling, general and administrative expenses..........       129.1        80.5       213.4       158.5
Amortization of goodwill..............................        19.3        11.5        33.3        23.0
                                                          --------    --------    --------    --------
Operating income......................................       190.8       139.6       311.2       250.3
Interest expense......................................        60.2        25.5        90.3        50.2
Other expense, net....................................         7.3         5.5        15.2        13.5
                                                          --------    --------    --------    --------
Income before provision for national income taxes.....       123.3       108.6       205.7       186.6
Provision for national income taxes...................        48.5        42.9        80.6        73.6
                                                          --------    --------    --------    --------
Net income............................................    $   74.8    $   65.7    $  125.1    $  113.0
                                                          ========    ========    ========    ========
Basic net income per share............................    $   1.12    $    .98    $   1.87    $   1.69
                                                          ========    ========    ========    ========
Diluted net income per share..........................    $   1.10    $    .96    $   1.85    $   1.65
                                                          ========    ========    ========    ========

        The accompanying notes are an integral part of these statements.

                       LEAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS ENDED
                                                                ---------------------
                                                                 JULY 3,     JUNE 27,
                                                                  1999         1998
                                                                 -------     --------
                                                                     (UNAUDITED,
                                                                    IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................    $   125.1    $ 113.0
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................        150.1      106.5
  Other, net................................................        (57.4)     (67.3)
  Change in working capital items...........................         91.7     (118.2)
                                                                ---------    -------
     Net cash provided by operating activities..............        309.5       34.0
                                                                ---------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment..................       (162.6)    (125.1)
Cost of acquisitions, net of cash acquired..................     (2,277.6)    (101.1)
Proceeds from disposition of business segment...............        310.0         --
                                                                ---------    -------
     Net cash used in investing activities..................     (2,130.2)    (226.2)
                                                                ---------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in long-term debt, net...............................      1,825.6      191.8
Short-term borrowings, net..................................        (17.5)      13.7
Other, net                                                             .7        2.9
                                                                ---------    -------
     Net cash provided by financing activities..............      1,808.8      208.4
                                                                ---------    -------
Effect of foreign currency translation......................         14.2        (.9)
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................          2.3       15.3
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............         30.0       12.9
                                                                ---------    -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $    32.3    $  28.2
                                                                =========    =======
CHANGES IN WORKING CAPITAL, NET OF EFFECTS OF ACQUISITIONS:
Accounts receivable.........................................    $  (234.2)   $(225.4)
Inventories.................................................         11.1      (16.6)
Accounts payable............................................        226.0       93.4
Accrued liabilities and other...............................         88.8       30.4
                                                                ---------    -------
                                                                $    91.7    $(118.2)
                                                                =========    =======
SUPPLEMENTARY DISCLOSURE:
Cash paid for interest......................................    $    56.7    $  49.5
                                                                =========    =======
Cash paid for income taxes..................................    $    49.4    $  41.2
                                                                =========    =======

        The accompanying notes are an integral part of these statements.

                       LEAR CORPORATION AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Lear Corporation, a Delaware corporation, and its wholly-owned and majority-owned subsidiaries (the "Company" or "Lear"). Investments in affiliates in which the Company owns a 20% or greater equity interest are accounted for under the equity method. Certain items in prior year's quarterly financial statements have been reclassified to conform with the presentation used in the quarter ended July 3, 1999.

2. 1999 ACQUISITIONS/DISPOSITIONS

Acquisition of UT Automotive

     On May 4, 1999, Lear acquired UT Automotive, Inc., a wholly-owned operating segment of United Technologies Corporation, for approximately $2.2 billion, net of cash acquired. Subsequent to July 3, 1999, Lear paid an additional $74 million to United Technologies Corporation in settlement of certain post-closing adjustments. UT Automotive was a supplier of electrical, electronic, motor and interior products and systems to the global automotive industry. Headquartered in Dearborn, Michigan, UT Automotive had annual sales of approximately $3 billion, 44,000 employees and 90 facilities located in 18 countries.

     The UT Automotive acquisition was accounted for as a purchase, and accordingly, the assets purchased and liabilities assumed in the acquisition have been reflected in the accompanying consolidated balance sheet. The operating results of UT Automotive have been included in the consolidated financial statements of the Company since the date of acquisition. The purchase price, excluding the subsequent settlement, and related allocation were as follows (in millions):

Consideration paid to former owner, net of cash acquired of
  $83.5 million.............................................    $2,216.5
Debt assumed................................................         9.0
Estimated fees and expenses.................................         8.2
                                                                --------
Cost of acquisition.........................................    $2,233.7
                                                                ========
Property, plant and equipment...............................    $  633.0
Value assigned to assets sold (EMS).........................       310.0
Net working capital.........................................         1.5
Other assets purchased and liabilities assumed..............       (20.0)
Goodwill....................................................     1,309.2
                                                                --------
     Total cost allocation..................................    $2,233.7
                                                                ========

     The purchase price and related allocation may be revised up to one year from the date of acquisition. The Company can provide no assurances as to whether any revisions to the original purchase price allocation will be significant. Adjustments to the purchase price and related allocation may occur as a result of obtaining more information regarding property valuations, liabilities assumed, including liabilities for acquired sales agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product, the outcome of final negotiations with the former owner and revisions of preliminary estimates of fair values made at the date of purchase. Additionally, the Company has not finalized a plan for the restructuring of the acquired operations. The activities being considered include potential plant closings and the termination or relocation of employees. While there may be revisions, the Company does not know whether there will be a material change as additional information on issues such as those noted above is not available at this time. The net effect of the adjustments described above will be reported as an adjustment to the purchase price and related allocation described above. See Note 4 for pro forma financial information.

Acquisition of Peregrine

     On April 1, 1999, the Company acquired certain assets of Peregrine Windsor, Inc. ("Peregrine"), a division of Peregrine Incorporated. Peregrine produces just-in-time seat assemblies and door panels for

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

several General Motors models. The results of Peregrine are not included in the pro forma financial information provided in Note 4 as the amounts would be immaterial.

Acquisition of Polovat / Ovatex

     In February 1999, the Company acquired Polovat and the automotive business of Ovatex. Polovat and Ovatex supply flooring and acoustic products for the automotive market. The acquired operations have three plants in Poland and two plants in Italy and employ more than 600 people. The results of Polovat and Ovatex are not included in the pro forma financial information provided in Note 4 as the amounts would be immaterial.

Sale of Electric Motor Systems

     On June 25, 1999, Lear completed the sale of the recently acquired Electric Motor Systems ("EMS") business to Johnson Electric Holdings Limited for $310 million, subject to certain post-closing adjustments. Lear acquired the EMS business in conjunction with the acquisition of UT Automotive. The EMS business was sold for an amount that was approximately equal to the fair value which had been allocated to the EMS business at the date of acquisition. As such, no gain or loss on the sale was recognized. Although the sale of the EMS business qualified as a discontinued operation, the results of the EMS business operations during the ownership period were not material and are included in other expense, net. See Note 4 for pro forma financial information.

3. 1998 ACQUISITION

Delphi Seating

     In September 1998, the Company purchased the seating business of Delphi Automotive Systems, a division of General Motors Corporation ("Delphi Seating"), for approximately $250 million. Delphi Seating was a leading supplier of seat systems to General Motors with 16 locations in 10 countries.

     The Delphi Seating acquisition was accounted for as a purchase, and accordingly, the assets purchased and liabilities assumed in the acquisition have been reflected in the accompanying consolidated balance sheets. The operating results of Delphi Seating have been included in the consolidated financial statements since the date of acquisition. The purchase price and related allocation was finalized subsequent to quarter end, which resulted in an increase in goodwill from the preliminary allocation as of December 31, 1998 related to the Delphi Seating acquisition of $28 million. The increase was primarily due to the revision of amounts recorded of approximately $13.3 million related to certain agreements existing at the date of acquisition to provide products to its customers at selling prices which are not sufficient to cover the direct costs to produce such products and the write-down to fair value less disposal costs of approximately $12.1 million of certain machinery and equipment. See Note 4 for pro forma financial information.

4. PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial information is presented to illustrate the estimated effects of the transactions described below, as if such transactions had occurred as of January 1, 1998.

The transactions are:

     - the acquisition of Delphi's automotive seating business;

     - the acquisition of UT Automotive;

     - the sale of EMS and the application of the proceeds therefrom;

     - the amendment and restatement of the Company's existing senior credit facility in connection with the acquisition of UT Automotive;

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     - borrowings under the Company's new senior credit facilities, which it entered into in May 1999 in connection with the acquisition of UT Automotive; and

     - the offering and sale of the Company's 7.96% Senior Notes due 2005 and 8.11% Senior Notes due 2009 and the application of the net proceeds therefrom.

     (Unaudited; in millions, except per share data):

                    FOR THE THREE MONTHS ENDED JULY 3, 1999

                                                             UT         OPERATING AND    ELIMINATION    OPERATING AND
                                              LEAR       AUTOMOTIVE       FINANCING        OF EMS         FINANCING
                                           HISTORICAL   HISTORICAL(1)    ADJUSTMENTS    HISTORICAL(1)    ADJUSTMENTS    PRO FORMA
                                           ----------   -------------   -------------   -------------   -------------   ---------
Net sales................................   $3,233.6       $298.1         $      --        $(29.7)          $ --        $3,502.0
Net income...............................       74.8         14.6             (10.6)(3)       (.7)           2.7(5)         80.8
Basic net income per share...............       1.12                                                                        1.21
Diluted net income per share.............       1.10                                                                        1.19

                    FOR THE THREE MONTHS ENDED JUNE 27, 1998

                                         UT         OPERATING AND      DELPHI       OPERATING AND     ELIMINATION    OPERATING AND
                          LEAR       AUTOMOTIVE       FINANCING        SEATING        FINANCING         OF EMS         FINANCING
                       HISTORICAL   HISTORICAL(1)    ADJUSTMENTS    HISTORICAL(2)    ADJUSTMENTS     HISTORICAL(1)    ADJUSTMENTS
                       ----------   -------------   -------------   -------------   -------------    -------------   -------------
Net sales............   $2,175.0       $739.6          $   --          $284.1           $  --           $(95.9)          $ --
Net income...........       65.7         24.7           (32.0)(3)       (52.1)           22.7(4)          (4.1)           3.1(5)
Basic net income per
  share..............        .98
Diluted net income
  per share..........        .96


                       PRO FORMA
                       ---------
Net sales............  $3,102.8
Net income...........      28.0
Basic net income per
  share..............       .42
Diluted net income
  per share..........       .41

                     FOR THE SIX MONTHS ENDED JULY 3, 1999

                                                             UT         OPERATING AND    ELIMINATION    OPERATING AND
                                              LEAR       AUTOMOTIVE       FINANCING        OF EMS         FINANCING
                                           HISTORICAL   HISTORICAL(1)    ADJUSTMENTS    HISTORICAL(1)    ADJUSTMENTS    PRO FORMA
                                           ----------   -------------   -------------   -------------   -------------   ---------
Net sales................................   $5,920.8      $1.091.1        $     --         $(114.9)        $   --       $6,897.0
Net income...............................      125.1          36.4           (41.9)(3)        (6.1)           6.1(5)       119.6
Basic net income per share...............       1.87                                                                        1.79
Diluted net income per share.............       1.85                                                                        1.77

                     FOR THE SIX MONTHS ENDED JUNE 27, 1998

                                         UT         OPERATING AND      DELPHI       OPERATING AND     ELIMINATION    OPERATING AND
                          LEAR       AUTOMOTIVE       FINANCING        SEATING        FINANCING         OF EMS         FINANCING
                       HISTORICAL   HISTORICAL(1)    ADJUSTMENTS    HISTORICAL(2)    ADJUSTMENTS     HISTORICAL(1)    ADJUSTMENTS
                       ----------   -------------   -------------   -------------   -------------    -------------   -------------
Net sales............   $4,207.1      $1,456.0         $   --            507.9          $  --           $(190.2)         $ --
Net income...........      113.0          53.0          (63.9)(3)       (101.7)          44.5(4)           (6.4)          6.2(5)
Basic net income per
  share..............       1.69
Diluted net income
  per share..........       1.65


                       PRO FORMA
                       ---------
Net sales............  $5,980.8
Net income...........      44.7
Basic net income per
  share..............       .67
Diluted net income
  per share..........       .65

---------------
(1) The UT Automotive and EMS historical information for the 1999 periods represent amounts derived from the unaudited results of operations from the beginning of the respective periods to May 4, 1999, the date Lear acquired UT Automotive. The UT Automotive and EMS historical information for the 1998 periods represents amounts derived from the unaudited results of operations for the three months ended June 27, 1998 and the six months ended June 27, 1998. Certain amounts have been reclassified to conform to Lear's presentation.

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) The Delphi Seating historical information represents amounts derived from the unaudited results of operations for the three months ended June 27, 1998 and the six months ended June 27, 1998. The Delphi Seating historical information for the 1999 periods is included in the Lear historical information.

(3) The Operating and Financing Adjustments that resulted from the acquisition of UT Automotive include:

                                                 THREE MONTHS    THREE MONTHS      SIX MONTHS      SIX MONTHS
                                                    ENDED            ENDED           ENDED            ENDED
                                                 JULY 3, 1999    JUNE 27, 1998    JULY 3, 1999    JUNE 27, 1998
                                                 ------------    -------------    ------------    -------------
Amortization of goodwill from the acquisition
  of UT Automotive (over 40 years)...........       $  1.9          $  5.8           $  7.6          $ 11.6
Incremental interest expense incurred as a
  result of the acquisition of UT
  Automotive.................................         13.4            40.3             52.8            80.5
Impact on tax provision due to incremental
  interest expense...........................         (4.7)          (14.1)           (18.5)          (28.2)
                                                    ------          ------           ------          ------
Net impact of adjustments on net income......       $(10.6)         $(32.0)          $(41.9)         $(63.9)
                                                    ======          ======           ======          ======


(4) The Delphi Seating pro forma financial data does not reflect adjustments for the anticipated results of certain activities and actions that the Company feels will benefit continuing operations, as such adjustments represent adjustments to the historical operating results of Delphi. These adjustments were determined using allocation methods consistent with those used in deriving Delphi's audited financial statement and include operating losses of approximately $12.9 million and $22.8 million for the three and six month periods ended June 27, 1998, respectively, of certain plants that will not be incurred in the future as they were closed prior to the acquisition, a charge of approximately $5.7 million and $11.4 million for the three and six month periods ended June 27, 1998, respectively, related to the employee benefit obligations not assumed by the Company and charges of approximately $21.0 million and $42.0 million for the three and six month periods ended June 27, 1998, respectively, that had previously been allocated by the former owner. The Company believes that based upon its experience of operating Delphi Seating since September 1, 1998, reasonable estimates of Delphi Seating's general corporate costs on a stand-alone basis would have been approximately $5.8 million and $11.6 million in the three and six month periods ended June 27, 1998, respectively.


     The Operating and Financing Adjustments that resulted from the acquisition of Delphi Seating include:

                                                                THREE MONTHS      SIX MONTHS
                                                                    ENDED            ENDED
                                                                JUNE 27, 1998    JUNE 27, 1998
                                                                -------------    -------------
Amortization of goodwill from the acquisition of Delphi
  Seating (over 40 years)...................................       $  1.2           $  2.4
Incremental interest expense incurred as a result of the
  acquisition of Delphi Seating.............................          3.3              6.5
Capitalization of fixed asset purchases originally
  expensed..................................................        (11.7)           (23.4)
Depreciation expense on fixed assets previously written
  off.......................................................          3.3              6.6
Impact on tax provision due to utilization of domestic
  Delphi losses against Lear pre-tax income.................        (18.8)           (36.6)
                                                                   ------           ------
Net impact of adjustments on net income.....................       $ 22.7           $ 44.5
                                                                   ======           ======

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(5) The Operating and Financing Adjustments that resulted from the sale of EMS include:



                                                 THREE MONTHS    THREE MONTHS      SIX MONTHS      SIX MONTHS
                                                    ENDED            ENDED           ENDED            ENDED
                                                 JULY 3, 1999    JUNE 27, 1998    JULY 3, 1999    JUNE 27, 1998
                                                 ------------    -------------    ------------    -------------
Reduction of interest expense incurred as a
  result of the sale of EMS..................       $(4.2)           $(4.8)          $(9.4)           $(9.6)
Impact on tax provision due to reduction of
  interest expense...........................         1.5              1.7             3.3              3.4
                                                    -----            -----           -----            -----
Net impact of adjustments on net income......       $ 2.7            $ 3.1           $ 6.1            $ 6.2
                                                    =====            =====           =====            =====


     The pro forma information above does not purport to be indicative of the results that actually would have been achieved if the operations were combined during the periods presented and is not intended to be a projection of future results or trends.

5. 1998 RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 1998, the Company began to implement a restructuring plan designed to lower its cost structure and improve the long-term competitive position of the Company. As a result of this restructuring plan, the Company recorded pre-tax charges of $133.0 million, consisting of $110.5 million of restructuring charges and $22.5 million of other charges. Included in this total are the costs to consolidate the Company's European operations of $78.9 million, charges resulting from the consolidation of certain manufacturing and administrative operations in North and South America of $31.6 million, other asset impairment charges of $15.0 million and contract termination fees and other of $7.5 million. The impaired assets, included in other charges, consist of a valuation allowance on the collectibility of a note receivable from a South American supplier of $6.5 million, the write-down of equipment to fair market value of $5.6 million and the write-down of costs related to the termination of an information systems project of $2.9 million.

     The restructuring plan is progressing as scheduled, and there have been no significant changes to the original restructuring plan. The plan originally called for the termination of approximately 3,000 employees, of which 2,369 have been terminated as of July 3, 1999. In addition, the plan originally called for the closure of 13 facilities, of which 7 have been closed as of July 3, 1999.

     The following table summarizes the restructuring and other charges (in millions):

                                                                                                    ACCRUAL
                                                                                  UTILIZED         BALANCE AT
                                                      ORIGINAL                -----------------     JULY 3,
                                                      PROVISION    ADJUST.     CASH     NONCASH       1999
                                                      ---------    -------     ----     -------    ----------
European Operations Consolidation:
  Severance.......................................     $ 43.2       $(2.5)    $(12.0)   $            $28.7
  Asset impairments...............................       11.7                            (11.7)         --
  Lease cancellation costs........................       22.1                    (.7)                 21.4
  Other closure costs.............................        1.9                              (.6)        1.3
North and South America Operations Consolidation
  Severance.......................................       20.2         2.5      (18.3)                  4.4
  Asset impairments...............................        6.5        (1.1)                (5.4)         --
  Lease cancellation costs........................        4.5        (1.6)      (1.2)                  1.7
  Other closure costs.............................         .4          .1        (.5)                   --
Other charges:
  Asset impairments...............................       15.0                            (15.0)         --
  Other...........................................        7.5                   (7.2)                   .3
                                                       ------       -----     ------    ------       -----
          Total...................................     $133.0       $(2.6)    $(39.9)   $(32.7)      $57.8
                                                       ======       =====     ======    ======       =====

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. RESTRUCTURING CHARGES RELATED TO 1998 ACQUISITIONS

     Pianfei, Strapazzini and Chapman

     During the second quarter of 1998, the Company began to implement restructuring plans designed to integrate the operations of recently acquired Pianfei, Strapazzini and Chapman, which was finalized during the second quarter of 1999. As a result of these restructuring plans, the Company recorded an adjustment to the original purchase price allocations of $24.1 million, consisting of $12.2 million of lease cancellation costs, $6.8 million of asset impairment charges and $5.1 million of severance costs. The asset impairment charges represent the write-down to fair value less disposal costs of machinery and equipment made obsolete or redundant due to the decision to close or exit facilities. The plans called for the termination of 503 employees, of which 65 were terminated as of July 3, 1999. In addition, the plans called for the closure of or exit from 5 facilities, of which 1 was closed as of July 3, 1999. The remaining employee terminations and facility closures or exits are expected to be completed by the second quarter of 2000. The following table summarizes the restructuring activity related to these acquisitions (in millions):

                                                                              UTILIZED         BALANCE AT
                                                             ORIGINAL     -----------------     JULY 3,
                                                            ADJUSTMENT     CASH     NONCASH       1999
                                                            ----------     ----     -------    ----------
Lease cancellation costs................................      $12.2       $ (7.3)    $  --       $ 4.9
Asset impairment........................................        6.8           --      (5.0)        1.8
Severance...............................................        5.1         (1.5)      (.3)        3.3
                                                              -----       ------     -----       -----
          Total.........................................      $24.1       $ (8.8)    $(5.3)      $10.0
                                                              =====       ======     =====       =====

DELPHI SEATING

     During the third quarter of 1998, the Company began to implement restructuring plans designed to integrate the operations of Delphi Seating, which were finalized subsequent to the end of the second quarter of 1999. As a result of these restructuring plans, the Company recorded an adjustment to the original purchase price allocation of $10.6 million, of which $9.9 million was recorded as of December 31, 1998. The adjustment consisted of $3.2 million of severance costs, $3.3 million of asset impairment charges, $2.5 million of lease cancellation costs and $1.6 million of other costs, consisting mainly of government grant repayments. The asset impairment charges represent the write-down to fair value less disposal costs of equipment made obsolete or redundant due to the decision to close or exit facilities. These restructuring plans are progressing as scheduled, and there have been no changes to the original plans. The plans called for the termination of 796 employees of which 189 were terminated as of July 3, 1999. In addition, the plans called for the closure or exit from 5 facilities, none of which were closed at July 3, 1999. The remaining employee terminations and facility closures or exits are expected to be completed by the second quarter of 2000. The following table summarizes the restructuring activity related to the Delphi Seating acquisition (in millions):

                                                                               UTILIZED        BALANCE AT
                                                              ORIGINAL     ----------------     JULY 3,
                                                             ADJUSTMENT    CASH     NONCASH       1999
                                                             ----------    ----     -------    ----------
Lease cancellation costs.................................      $ 2.5       $ (.5)    $  --        $2.0
Asset impairment.........................................        3.3          --      (3.3)         --
Severance................................................        3.2         (.7)       --         2.5
Other....................................................        1.6         (.1)       --         1.5
                                                               -----       -----     -----        ----
  Total..................................................      $10.6       $(1.3)    $(3.3)       $6.0
                                                               =====       =====     =====        ====

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined principally using the first-in, first-out method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. Inventories are comprised of the following (in millions):

                                                                JULY 3,    DECEMBER 31,
                                                                 1999          1998
                                                                -------    ------------
Raw materials...............................................    $271.1        $253.9
Work-in-process.............................................      87.7          23.8
Finished goods..............................................     122.3          71.9
                                                                ------        ------
Inventories.................................................    $481.1        $349.6
                                                                ======        ======

8. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciable property is depreciated over the estimated useful lives of the assets, using principally the straight-line method. A summary of property, plant and equipment is shown below (in millions):

                                                                JULY 3,     DECEMBER 31,
                                                                  1999          1998
                                                                -------     ------------
Land........................................................    $   88.1      $   70.6
Buildings and improvements..................................       569.8         429.6
Machinery and equipment.....................................     1,808.1       1,276.2
                                                                --------      --------
Total property, plant and equipment.........................    $2,466.0      $1,776.4
Less -- accumulated depreciation............................      (655.7)       (594.1)
                                                                --------      --------
Net property, plant and equipment...........................    $1,810.3      $1,182.3
                                                                ========      ========

9. LONG-TERM DEBT

     Long-term debt is comprised of the following (in millions):

                                                                JULY 3,     DECEMBER 31,
                                                                  1999          1998
                                                                -------     ------------
Credit agreement............................................    $1,393.8      $  970.3
Other.......................................................       157.0         173.6
                                                                --------      --------
                                                                 1,550.8       1,143.9
Less -- current portion.....................................        13.5          16.5
                                                                --------      --------
                                                                $1,537.3      $1,127.4
                                                                --------      --------
8.11% Senior Notes..........................................       800.0            --
7.96% Senior Notes..........................................       600.0            --
9.50% Subordinated Notes....................................       200.0         200.0
8.25% Subordinated Notes....................................       136.0         136.0
                                                                --------      --------
                                                                 1,736.0         336.0
                                                                --------      --------
Long-term debt..............................................    $3,273.3      $1,463.4
                                                                ========      ========

     The purchase price for the acquisition of UT Automotive was financed by borrowings under our primary credit facilities. In connection with the acquisition, the Company amended and restated its $2.1 billion senior credit facility and entered into new senior credit facilities. The $2.1 billion senior credit

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

facility matures on September 30, 2001. The new senior credit facilities consist of a $500 million revolving credit facility which matures on May 4, 2004, a $500 million term loan having scheduled amortization beginning on October 31, 2000 and a final maturity on May 4, 2004, and a $1.4 billion interim term loan, which was repaid with the proceeds from the Company's offering of its 8.11% and 7.96% Senior Notes (referred to below). The $310 million proceeds from the sale of the Electric Motors Business were used to reduce revolving credit borrowings under the $2.1 billion senior credit facility.

     On May 18, 1999, the Company issued $1.4 billion aggregate principal amount of Senior Notes, the proceeds of which were used to repay the interim loan. The offering included $800 million in aggregate principal amount of ten-year notes bearing interest at a rate of 8.11% per annum and $600 million in aggregate principal amount of six-year notes bearing interest at a rate of 7.96% per annum.

     The Company's primary credit facilities are guaranteed by certain of its significant domestic subsidiaries and secured by the pledge of all or a portion of the capital stock of certain of its significant subsidiaries. The senior notes are guaranteed by the same subsidiaries that guarantee the Company's primary credit facilities.

10. FINANCIAL INSTRUMENTS

     Certain foreign currency contracts entered into by the Company qualify for hedge accounting as only firm foreign currency commitments are hedged. Gains and losses from these contracts are deferred and generally recognized in cost of sales as of the settlement date. Other foreign currency contracts entered into by the Company, which do not receive hedge accounting treatment, are marked to market with unrealized gains or losses recognized in other expense in the income statement. Interest rate swaps are accounted for by recognizing interest expense and interest income in the amount of anticipated interest payments.

11. FINANCIAL ACCOUNTING STANDARDS

Net Income Per Share

     Basic net income per share is computed using the weighted average common shares outstanding during the period. Diluted net income per share is computed using the average share price during the period when calculating the dilutive effect of stock options. Shares outstanding for the periods presented were as follows:

                                                     THREE MONTHS ENDED           SIX MONTHS ENDED
                                                  ------------------------    ------------------------
                                                   JULY 3,       JUNE 27,      JULY 3,       JUNE 27,
                                                     1999          1998          1999          1998
                                                   -------       --------      -------       --------
Weighted average shares outstanding...........    66,901,059    67,089,593    66,804,126    67,028,822
Dilutive effect of stock options..............     1,028,863     1,359,323       921,324     1,419,690
                                                  ----------    ----------    ----------    ----------
Diluted shares outstanding....................    67,929,922    68,448,916    67,725,450    68,448,512
                                                  ==========    ==========    ==========    ==========

Comprehensive Income

     Comprehensive income is defined as all changes in a Company's net assets except changes resulting from transactions with shareholders. It differs from net income in that certain items currently recorded to

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

equity would be a part of comprehensive income. Comprehensive income for the periods is as follows (in millions):

                                                                   THREE MONTHS
                                                                       ENDED            SIX MONTHS ENDED
                                                                -------------------    -------------------
                                                                JULY 3,    JUNE 27,    JULY 3,    JUNE 27,
                                                                 1999        1998       1999        1998
                                                                -------    --------    -------    --------
Net income..................................................    $ 74.8      $65.7      $125.1      $113.0
Other comprehensive income:
  Foreign currency translation adjustment...................     (18.4)       7.0       (72.2)       (4.7)
                                                                ------      -----      ------      ------
Other comprehensive income..................................     (18.4)       7.0       (72.2)       (4.7)
                                                                ------      -----      ------      ------
Comprehensive income........................................    $ 56.4      $72.7      $ 52.9      $108.3
                                                                ======      =====      ======      ======

12. SEGMENT REPORTING

     The Company is organized based on customer-focused and geographic divisions. Each division reports their results from operations and makes requests for capital expenditures directly to the chief operating decision making group. Under this organizational structure, the Company's operating segments have been aggregated into one reportable segment. This aggregated segment consists of ten divisions, each with separate management teams. The Other category includes the corporate office, geographic headquarters, technology division and elimination of intercompany activities, none of which meet the requirements of being classified as an operating segment.

     The following table presents revenues and other financial information by business segment (in millions):

                                       THREE MONTHS ENDED JULY 3, 1999        SIX MONTHS ENDED JULY 3, 1999
                                      ----------------------------------    ----------------------------------
                                      AUTOMOTIVE                            AUTOMOTIVE
                                      INTERIORS      OTHER       TOTAL      INTERIORS      OTHER       TOTAL
                                      ----------     -----       -----      ----------     -----       -----
Revenues..........................     $3,231.2     $    2.4    $3,233.6     $5,916.0     $    4.8    $5,920.8
EBITA.............................        230.8        (20.7)      210.1        403.5        (59.0)      344.5
Depreciation......................         66.1          2.4        68.5        111.9          4.9       116.8
Capital expenditures..............         90.0          1.0        91.0        158.9          3.7       162.6
Total assets......................      5,867.5      2,835.9     8,703.4      5,867.5      2,835.9     8,703.4

                                       THREE MONTHS ENDED JUNE 27, 1998       SIX MONTHS ENDED JUNE 27, 1998
                                      ----------------------------------    ----------------------------------
                                      AUTOMOTIVE                            AUTOMOTIVE
                                      INTERIORS      OTHER       TOTAL      INTERIORS      OTHER       TOTAL
                                      ----------     -----       -----      ----------     -----       -----
Revenues..........................     $2,172.5     $    2.5    $2,175.0     $4,202.5     $    4.6    $4,207.1
EBITA.............................        191.8        (40.7)      151.1        351.8        (78.5)      273.3
Depreciation......................         37.6          2.5        40.1         78.5          5.0        83.5
Capital expenditures..............         60.9         16.0        76.9        104.2         20.9       125.1
Total assets......................      3,490.8      1,625.1     5,115.9      3,490.8      1,625.1     5,115.9

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

                                                                       JULY 3, 1999
                                           ---------------------------------------------------------------------
                                                                         NON-
                                            PARENT      GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                            ------      ----------    ----------    ------------    ------------
                                                                 (UNAUDITED, IN MILLIONS)
                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............    $   (31.3)    $     .9      $   62.7      $      --        $   32.3
  Accounts receivable, net.............        123.6        268.2       1,576.2             --         1,968.0
  Inventories..........................         15.0         33.0         433.1             --           481.1
  Recoverable customer engineering and
     tooling...........................         48.9         11.9         241.2             --           302.0
  Other................................        124.6         38.6         255.3             --           418.5
                                           ---------     --------      --------      ---------        --------
       Total current assets............        280.8        352.6       2,568.5             --         3,201.9
                                           ---------     --------      --------      ---------        --------
LONG-TERM ASSETS:
  PP&E, net............................        116.1        249.2       1,445.0             --         1,810.3
  Goodwill, net........................        111.8        409.5       2,794.2             --         3,315.5
  Investment in subsidiaries...........      1,522.3      2,390.0            --       (3,912.3)             --
  Other................................        125.6          7.3         242.8                          375.7
                                           ---------     --------      --------      ---------        --------
       Total long-term assets..........      1,875.8      3,056.0       4,482.0       (3,912.3)        5,501.5
                                           ---------     --------      --------      ---------        --------
                                           $ 2,156.6     $3,408.6      $7,050.5      $(3,912.3)       $8,703.4
                                           =========     ========      ========      =========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings................    $    29.7     $     --      $   34.7      $      --        $   64.4
  Accounts payable and drafts..........        172.6        264.2       1,593.6             --         2,030.4
  Accrued liabilities..................        170.3        164.4       1,084.2             --         1,418.9
  Current portion of long-term debt....          5.0           .2           8.3             --            13.5
                                           ---------     --------      --------      ---------        --------
       Total current liabilities.......        377.6        428.8       2,720.8             --         3,527.2
                                           ---------     --------      --------      ---------        --------
LONG-TERM LIABILITIES:
  Deferred national income taxes.......        (15.6)        31.2          79.6             --            95.2
  Long-term debt.......................      3,088.7         10.3         174.3             --         3,273.3
  Intercompany accounts, net...........     (2,797.8)     3,034.9        (237.1)            --              --
  Other................................        150.1         77.8         226.2             --           454.1
                                           ---------     --------      --------      ---------        --------
       Total long-term liabilities.....        425.4      3,154.2         243.0             --         3,822.6
                                           ---------     --------      --------      ---------        --------
STOCKHOLDERS' EQUITY...................      1,353.6       (174.4)      4,086.7       (3,912.3)        1,353.6
                                           ---------     --------      --------      ---------        --------
                                           $ 2,156.6     $3,408.6      $7,050.5      $(3,912.3)       $8,703.4
                                           =========     ========      ========      =========        ========

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                                     DECEMBER 31, 1998
                                            --------------------------------------------------------------------
                                                                         NON-
                                             PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                             ------     ----------    ----------    ------------    ------------
                                                                   (AUDITED, IN MILLIONS)
                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............    $   (3.8)    $     .9      $   32.9      $      --        $   30.0
  Accounts receivable, net..............       138.4        294.2         941.3             --         1,373.9
  Inventories...........................        17.3         45.9         286.4             --           349.6
  Recoverable customer engineering and
     tooling............................        28.1         12.6         180.7             --           221.4
  Other.................................        44.6         29.5         149.0             --           223.1
                                            --------     --------      --------      ---------        --------
       Total current assets.............       224.6        383.1       1,590.3             --         2,198.0
                                            --------     --------      --------      ---------        --------
LONG-TERM ASSETS:
  PP&E, net.............................       110.6        320.7         751.0             --         1,182.3
  Goodwill, net.........................       274.6        615.3       1,129.9             --         2,019.8
  Investment in subsidiaries............     1,794.4         21.1            --       (1,815.5)             --
  Other.................................        82.0         11.1         184.1             --           277.2
                                            --------     --------      --------      ---------        --------
       Total long-term assets...........     2,261.6        968.2       2,065.0       (1,815.5)        3,479.3
                                            --------     --------      --------      ---------        --------
                                            $2,486.2     $1,351.3      $3,655.3      $(1,815.5)       $5,677.3
                                            ========     ========      ========      =========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.................    $   55.0     $     --      $   27.7      $      --        $   82.7
  Accounts payable and drafts...........       191.0        254.5       1,155.3             --         1,600.8
  Accrued liabilities...................       133.9        141.9         521.7             --           797.5
  Current portion of long-term debt.....         3.5           .2          12.8             --            16.5
                                            --------     --------      --------      ---------        --------
       Total current liabilities........       383.4        396.6       1,717.5             --         2,497.5
                                            --------     --------      --------      ---------        --------
LONG-TERM LIABILITIES:
  Deferred national income taxes........       (15.5)        31.2          23.3             --            39.0
  Long-term debt........................     1,168.1           .8         294.5             --         1,463.4
  Intercompany accounts, net............      (484.1)       666.7        (182.6)            --              --
  Other.................................       134.3         53.1         190.0             --           377.4
                                            --------     --------      --------      ---------        --------
       Total long-term liabilities......       802.8        751.8         325.2             --         1,879.8
                                            --------     --------      --------      ---------        --------
STOCKHOLDERS' EQUITY....................     1,300.0        202.9       1,612.6       (1,815.5)        1,300.0
                                            --------     --------      --------      ---------        --------
                                            $2,486.2     $1,351.3      $3,655.3      $(1,815.5)       $5,677.3
                                            ========     ========      ========      =========        ========

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                      FOR THE THREE MONTHS ENDED JULY 3, 1999
                                           --------------------------------------------------------------
                                                                    NON-
                                           PARENT   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                           ------   ----------   ----------   ------------   ------------
                                                              (UNAUDITED, IN MILLIONS)
Net sales................................  $111.0     $666.3      $3,644.8     $(1,188.5)      $3,233.6
Cost of sales............................   108.6      589.2       3,385.1      (1,188.5)       2,894.4
Selling, general and administrative
  expenses...............................    28.4        8.5          92.2            --          129.1
Amortization of goodwill.................      .9        2.9          15.5            --           19.3
                                           ------     ------      --------     ---------       --------
  Operating income (loss)................   (26.9)      65.7         152.0            --          190.8
Interest expense.........................    17.5       38.1           4.6            --           60.2
Other (income) expense, net..............   (64.1)      28.6          42.8            --            7.3
                                           ------     ------      --------     ---------       --------
  Income (loss) before provision for
     national income taxes and equity in
     net income of subsidiaries..........    19.7       (1.0)        104.6            --          123.3
Provision for national income taxes......    16.7        4.2          27.6            --           48.5
Equity in net income of subsidiaries.....   (71.8)     (70.4)           --         142.2             --
                                           ------     ------      --------     ---------       --------
NET INCOME...............................  $ 74.8     $ 65.2      $   77.0     $  (142.2)      $   74.8
                                           ======     ======      ========     =========       ========

                                                      FOR THE THREE MONTHS ENDED JUNE 27, 1998
                                           --------------------------------------------------------------
                                                                    NON-
                                           PARENT   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                           ------   ----------   ----------   ------------   ------------
                                                              (UNAUDITED, IN MILLIONS)
Net sales................................  $239.2     $638.6      $2,080.5     $  (783.3)      $2,175.0
Cost of sales............................   250.3      541.5       1,934.9        (783.3)       1,943.4
Selling, general and administrative
  expenses...............................    21.2       10.8          48.5            --           80.5
Amortization of goodwill.................     (.7)       5.1           7.1            --           11.5
                                           ------     ------      --------     ---------       --------
  Operating income (loss)................   (31.6)      81.2          90.0            --          139.6
Interest expense.........................   (10.6)      22.3          13.8            --           25.5
Other (income) expense, net..............   (77.7)      60.9          22.3            --            5.5
                                           ------     ------      --------     ---------       --------
  Income (loss) before provision for
     national income taxes and equity in
     net income of subsidiaries..........    56.7       (2.0)         53.9            --          108.6
                                           ------     ------      --------     ---------       --------
Provision for national income taxes......    21.1        1.7          20.1            --           42.9
Equity in net income of subsidiaries.....   (30.1)      (4.7)                       34.8             --
                                           ------     ------      --------     ---------       --------
NET INCOME...............................  $ 65.7     $  1.0      $   33.8     $   (34.8)      $   65.7
                                           ======     ======      ========     =========       ========

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                           FOR THE SIX MONTHS ENDED JULY 3, 1999
                                            -------------------------------------------------------------------
                                                                        NON-
                                            PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                            ------     ----------    ----------    ------------    ------------
                                                                 (UNAUDITED, IN MILLIONS)
Net sales...............................    $ 576.4     $1,176.4      $5,356.5      $(1,188.5)       $5,920.8
Cost of sales...........................      566.6      1,031.3       4,953.5       (1,188.5)        5,362.9
Selling, general and administrative
  expenses..............................       63.2         16.8         133.4             --           213.4
Amortization of goodwill................        2.9          5.8          24.6             --            33.3
                                            -------     --------      --------      ---------        --------
  Operating income (loss)...............      (56.3)       122.5         245.0             --           311.2
Interest expense........................       31.3         49.6           9.4             --            90.3
Other (income) expense, net.............     (126.3)        55.1          86.4             --            15.2
                                            -------     --------      --------      ---------        --------
  Income before provision for national
     income taxes and equity in net
     income of subsidiaries.............       38.7         17.8         149.2             --           205.7
Provision for national income taxes.....       23.2         10.7          46.7             --            80.6
Equity in net income of subsidiaries....     (109.6)      (102.2)           --          211.8              --
                                            -------     --------      --------      ---------        --------
NET INCOME..............................    $ 125.1     $  109.3      $  102.5      $  (211.8)       $  125.1
                                            =======     ========      ========      =========        ========

                                                          FOR THE SIX MONTHS ENDED JUNE 27, 1998
                                            -------------------------------------------------------------------
                                                                        NON-
                                            PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                            ------     ----------    ----------    ------------    ------------
                                                                 (UNAUDITED, IN MILLIONS)
Net sales...............................    $ 451.2     $1,240.8      $3,298.4      $  (783.3)       $4,207.1
Cost of sales...........................      450.6      1,061.7       3,046.3         (783.3)        3,775.3
Selling, general and administrative
  expenses..............................       51.0         20.7          86.8             --           158.5
Amortization of goodwill................        1.9          8.4          12.7             --            23.0
                                            -------     --------      --------      ---------        --------
  Operating income (loss)...............      (52.3)       150.0         152.6             --           250.3
Interest expense........................         .7         22.9          26.6             --            50.2
Other (income) expense, net.............      (98.1)        63.0          48.6             --            13.5
                                            -------     --------      --------      ---------        --------
  Income before provision for national
     income taxes and equity in net
     income of subsidiaries.............       45.1         64.1          77.4             --           186.6
                                            -------     --------      --------      ---------        --------
Provision for national income taxes.....       17.3         24.4          31.9             --            73.6
Equity in net income of subsidiaries....      (85.2)        (7.5)                        92.7              --
                                            -------     --------      --------      ---------        --------
NET INCOME..............................    $ 113.0     $   47.2      $   45.5      $   (92.7)       $  113.0
                                            =======     ========      ========      =========        ========

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                        FOR THE SIX MONTHS ENDED JULY 3, 1999
                                          -----------------------------------------------------------------
                                                                      NON-
                                           PARENT     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                           ------     ----------   ----------   ------------   ------------
                                                              (UNAUDITED, IN MILLIONS)
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES............................  $   (65.5)   $  121.7    $   253.3         $--        $   309.5
                                          ---------    --------    ---------         --         ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Additions to property, plant and
     equipment..........................      (28.2)      (20.5)      (113.9)        --            (162.6)
  Acquisitions..........................         --    (2,277.6)          --         --          (2,277.6)
  Proceeds from disposition of business
     segment............................         --       310.0           --         --             310.0
                                          ---------    --------    ---------         --         ---------
     Net cash used in investing
       activities.......................      (28.2)   (1,988.1)      (113.9)        --          (2,130.2)
                                          ---------    --------    ---------         --         ---------
CASH FLOW FROM FINANCING ACTIVITIES:
  Change in long-term debt, net.........    1,922.1         9.5       (106.0)        --           1,825.6
  Short-term borrowings, net............      (25.3)         --          7.8         --             (17.5)
  Change in intercompany accounts.......   (1,831.3)    1,856.9        (25.6)        --                --
  Other, net............................        0.7          --           --         --                .7
                                          ---------    --------    ---------         --         ---------
     Net cash provided by (used in)
       financing activities.............       66.2     1,866.4       (123.8)        --           1,808.8
                                          ---------    --------    ---------         --         ---------
  Effect of foreign currency
     translation........................         --          --         14.2         --              14.2
                                          ---------    --------    ---------         --         ---------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS...........................      (27.5)         --         29.8         --               2.3
CASH AND CASH EQUIVALENTS -- BEGINNING
  OF PERIOD.............................       (3.8)        0.9         32.9         --              30.0
                                          ---------    --------    ---------         --         ---------
CASH AND CASH EQUIVALENTS -- END OF
  PERIOD................................  $   (31.3)   $    0.9    $    62.7         $--        $    32.3
                                          =========    ========    =========         ==         =========

                                                       FOR THE SIX MONTHS ENDED JUNE 27, 1998
                                          -----------------------------------------------------------------
                                                                      NON-
                                           PARENT     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                           ------     ----------   ----------   ------------   ------------
                                                              (UNAUDITED, IN MILLIONS)
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES............................  $    12.5    $  47.7     $   (26.2)        $--        $    34.0
                                          ---------    -------     ---------         --         ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Additions to property, plant and
     equipment..........................      (32.6)     (20.7)        (71.8)        --            (125.1)
  Acquisitions..........................        2.6         --        (103.7)        --            (101.1)
                                          ---------    -------     ---------         --         ---------
     Net cash used in investing
       activities.......................      (30.0)     (20.7)       (175.5)        --            (226.2)
                                          ---------    -------     ---------         --         ---------
CASH FLOW FROM FINANCING ACTIVITIES:
  Change in long-term debt, net.........      285.4        (.3)        (93.3)        --             191.8
  Short-term borrowings, net............       15.2         --          (1.5)        --              13.7
  Change in intercompany accounts.......     (288.1)     (26.7)        314.8         --                --
  Other, net............................        2.9         --            --         --               2.9
                                          ---------    -------     ---------         --         ---------
     Net cash provided by (used in)
       financing activities.............       15.4      (27.0)        220.0         --             208.4
                                          ---------    -------     ---------         --         ---------
  Effect of foreign currency
     translation........................         --         --           (.9)        --               (.9)
                                          ---------    -------     ---------         --         ---------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS...........................       (2.1)        --          17.4         --              15.3
CASH AND CASH EQUIVALENTS -- BEGINNING
  OF PERIOD.............................        (.6)        .5          13.0         --              12.9
                                          ---------    -------     ---------         --         ---------
CASH AND CASH EQUIVALENTS -- END OF
  PERIOD................................  $    (2.7)   $    .5     $    30.4         $--        $    28.2
                                          =========    =======     =========         ==         =========

                       LEAR CORPORATION AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)
     Basis of Presentation -- In connection with the acquisition of UT Automotive, Inc., a wholly-owned subsidiary of United Technologies Corporation ("UT Automotive")(see Notes 2 and 9), the Company issued $1.4 billion in securities, which consist of $600 million aggregate principal amount of 7.96% Senior Notes due May 15, 2005 and $800 million aggregate principal amount of 8.11% Senior Notes due May 15, 2009 (collectively, the "May 1999 Notes"). Certain of the Company's domestic wholly-owned subsidiaries (the "Guarantors") irrevocably and unconditionally fully guaranteed on a joint and several basis the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Company's obligations under the May 1999 Notes indenture, including the company's obligations to pay principal, premium, if any, and interest with respect to the May 1999 Notes. The Guarantors on the date of the indenture were Lear Operations Corporation and Lear Corporation Automotive Holdings (formerly, UT Automotive). In lieu of providing separate unaudited financial statements for the Guarantors, the Company has included the unaudited consolidating condensed financial statements on pages F-54 to F-58. Management does not believe that separate financial statements of the Guarantors are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantors are not presented.

     Distributions -- There are no significant restrictions on the ability of the Company to sell or otherwise dispose of any or all of the assets of any of the Guarantors or on the ability of the Guarantors to make distributions to the Company.

     Selling and Administrative Expenses -- Lear Corporation (the "Parent") allocated $12.3 million and $21.1 million for the three month periods ended July 3,1999 and June 27, 1998, respectively, and $24.4 million and $31.9 million for the six month periods ended July 3, 1999 and June 27, 1998, respectively, of corporate selling and administrative expenses to its operating subsidiaries. The allocations were based on various factors which estimate usage of particular corporate functions, and in certain instances, other relevant factors were used, such as the revenues or headcount of the Company's subsidiaries.

     Long-term debt of the Parent Corporation and the Guarantors -- Long-term debt of the Parent and the Guarantors on a combined basis consisted of the following as of July 3, 1999 and December 31, 1998 (unaudited, in millions):

                                                                1999        1998
                                                                ----        ----
May 1999 Notes............................................    $1,400.0    $     --
Credit agreement..........................................     1,263.1       755.1
Other long-term debt......................................       105.1        81.5
Subordinated notes........................................       336.0       336.0
                                                              --------    --------
                                                               3,104.2     1,172.6
Less current portion......................................        (5.2)       (3.7)
                                                              --------    --------
                                                              $3,099.0    $1,168.9
                                                              ========    ========

     The obligations of foreign subsidiary borrowers under the credit agreement are guaranteed by the Parent.

     For a more detailed description of the above indebtedness, see Note 9 to the Consolidated Financial Statements.

                              UT AUTOMOTIVE, INC.
           (FORMERLY WHOLLY-OWNED BY UNITED TECHNOLOGIES CORPORATION)

          INTRODUCTION TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

     We have prepared the combined financial statements of UT Automotive, Inc., without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. We believe that the disclosures are adequate to make the information presented not misleading when read in conjunction with the financial statements and the notes thereto included in Lear Corporation's Current Report on Form 8-K dated May 4, 1999, and filed with the Securities and Exchange Commission on May 6, 1999.

     The financial information presented reflects all adjustments (consisting only of normal recurring adjustments) which are, in our opinion, necessary for a fair presentation of the results of operations and statements of financial position for the interim periods presented. These results are not necessarily indicative of a full year's results of operations.

                              UT AUTOMOTIVE, INC.
           (FORMERLY WHOLLY-OWNED BY UNITED TECHNOLOGIES CORPORATION)

                            COMBINED BALANCE SHEETS
                            (UNAUDITED, IN MILLIONS)

                                                                 MARCH 31,        DECEMBER 31,
                                                                   1999               1998
                                                                 ---------        ------------
                                                                (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................      $   83.7          $   43.4
  Accounts receivable, net..................................         528.7             575.2
  Inventories...............................................         172.1             170.6
  Other.....................................................          83.7              70.1
                                                                  --------          --------
     Total current assets...................................         868.2             859.3
                                                                  --------          --------
LONG-TERM ASSETS:
  Property, plant and equipment, net........................         703.1             709.7
  Goodwill, net.............................................         329.0             333.1
  Other.....................................................          83.4              85.3
                                                                  --------          --------
     Total long-term assets.................................       1,115.5           1,128.1
                                                                  --------          --------
                                                                  $1,983.7          $1,987.4
                                                                  ========          ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.....................................      $    6.7          $    9.5
  Accounts payable and drafts...............................         366.5             377.0
  Accrued liabilities.......................................         192.4             193.4
  Current portion of long-term debt.........................           1.3                --
                                                                  --------          --------
     Total current liabilities..............................         566.9             579.9
                                                                  --------          --------
LONG-TERM LIABILITIES:
  Deferred national income taxes............................          37.2              38.4
  Long-term debt............................................           4.7               5.2
  Other.....................................................          97.1              98.9
                                                                  --------          --------
     Total long-term liabilities............................         139.0             142.5
                                                                  --------          --------
STOCKHOLDERS' EQUITY:
  UTC Investment............................................       1,277.8           1,265.0
                                                                  --------          --------
                                                                  $1,983.7          $1,987.4
                                                                  ========          ========

      The accompanying notes are an integral part of these balance sheets.

                              UT AUTOMOTIVE, INC.
           (FORMERLY WHOLLY-OWNED BY UNITED TECHNOLOGIES CORPORATION)

                    UNAUDITED COMBINED STATEMENTS OF INCOME
                            (UNAUDITED, IN MILLIONS)

                                                                   THREE MONTHS ENDED
                                                                ------------------------
                                                                MARCH 31,      MARCH 31,
                                                                  1999           1998
                                                                ---------      ---------
                                                                      (UNAUDITED)
Net sales...................................................     $793.0         $715.8
Cost of sales...............................................      655.3          583.5
Selling, general and administrative expenses................       90.6           83.3
Amortization of goodwill....................................        3.3            3.2
                                                                 ------         ------
  Operating income..........................................       43.8           45.8
Interest expense............................................        7.3            2.7
Other (income) / expense, net...............................        (.7)            .6
                                                                 ------         ------
  Income before provision for national income taxes.........       37.2           42.5
Provision for national income taxes.........................       15.4           17.6
                                                                 ------         ------
  Net income................................................     $ 21.8         $ 24.9
                                                                 ------         ------

        The accompanying notes are an integral part of these statements.

                              UT AUTOMOTIVE, INC.
           (FORMERLY WHOLLY-OWNED BY UNITED TECHNOLOGIES CORPORATION)

                  UNAUDITED COMBINED STATEMENTS OF CASH FLOWS
                            (UNAUDITED, IN MILLIONS)

                                                                  THREE MONTHS ENDED
                                                                ----------------------
                                                                MARCH 31,    MARCH 31,
                                                                  1999         1998
                                                                ---------    ---------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................      $21.8       $ 24.9
Adjustments to reconcile net income to net cash provided by
operating activities:
  Depreciation and amortization.............................       34.4         28.5
  Other, net................................................        (.9)        (3.4)
  Change in working capital items...........................       12.8         20.2
                                                                  -----       ------
     Net cash provided by (used in) operating activities....       68.1         70.2
                                                                  -----       ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment..................      (38.0)       (45.4)
Other, net..................................................        (.2)         6.5
                                                                  -----       ------
     Net cash used in investing activities..................      (38.2)       (38.9)
                                                                  -----       ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in long-term debt, net...............................        (.2)         (.8)
Short-term borrowings, net..................................        (.4)        (2.2)
UTC Investment activity.....................................        3.4        (29.3)
Other, net..................................................        9.2           --
                                                                  -----       ------
     Net cash provided by (used in) financing activities....       12.0        (32.3)
                                                                  -----       ------
Effect of foreign currency translation......................       (1.6)         (.3)
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................       40.3         (1.3)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............       43.4         26.8
                                                                  -----       ------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................      $83.7       $ 25.5
                                                                  =====       ======
CHANGES IN WORKING CAPITAL:
Accounts receivable.........................................      $29.0       $(11.6)
Inventories.................................................       (6.4)         2.7
Accounts payable............................................        (.2)        (5.5)
Accrued liabilities and other...............................       (9.6)        34.6
                                                                  -----       ------
                                                                  $12.8       $ 20.2
                                                                  =====       ======
SUPPLEMENTARY DISCLOSURE:
Cash paid for interest......................................      $ 7.3       $  2.7
                                                                  =====       ======
Cash paid for income taxes..................................      $  --       $   --
                                                                  =====       ======

          The accompanying notes are an integral part of these statements.

                              UT AUTOMOTIVE, INC.
           (FORMERLY WHOLLY-OWNED BY UNITED TECHNOLOGIES CORPORATION)

              NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     UT Automotive, Inc. is a wholly-owned operating segment of United Technologies Corporation ("UTC"). The accompanying combined financial statements were prepared to show the historical operating results of the entities comprising UTC's Automotive Business, which includes UT Automotive, Inc. and certain affiliated entities which are subsidiaries of other UTC operating units (collectively, "UT Automotive, Inc.", "UTA" or the "Company"). Throughout the period covered by the combined financial statements, the Company was treated as an operating segment of UTC.

     The combined financial statements were prepared using UTC's historical basis in the assets and liabilities of UTA. Changes in indebtedness between the Company and UTC are reflected as part of the UTC investment in the accompanying combined balance sheets.

(2) 1998 ACQUISITIONS

     During 1998, the Company paid approximately $3.3 million for a 47% interest in NTTF, an Indian components manufacturer; approximately $8.5 million for a 50% interest in Ri Yong, a Chinese cooling fan module manufacturer; approximately $4.0 million to buyout the remaining 25% minority interest in its Loewe operation; and $2.0 million for a preferred share interest of 6% in Eclipse International, Inc., a US based technology company specializing in software and hardware critical to the development of the AutoPC. In addition, during 1998, the Company assumed the remaining minority interest in its Xianfeng venture, to facilitate its closure and redistribution of assets to the Company's other Chinese operations, and contributed net assets of $3.1 million for a 45% interest in a newly-formed battery cable joint venture with Saturn Electronics.

(3) RESTRUCTURING AND OTHER CHARGES

     During 1998, 1997 and 1996, the Company recorded pre-tax charges related to ongoing efforts to reduce costs in response to industry conditions and to enhance cost structure and competitive position. Included in these charges were amounts for facility closures, workforce reduction actions and the restructuring of certain operations. The actions are progressing as scheduled, and there have been no significant changes to the plans since December 31, 1998. As of March 31, 1999, the remaining balance of these charges to be utilized is less than $5.0 million.

(4) INVENTORIES

     Inventories are stated at the lower of cost or market. Approximately 18% and 20% of total inventories were carried on the last-in, first-out (LIFO) cost method at March 31, 1999 and 1998, respectively. The remaining inventories are carried on the first-in, first-out (FIFO) method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. Inventories are comprised of the following (in millions):

                                                           MARCH 31,    DECEMBER 31,
                                                             1999           1998
                                                           ---------    ------------
Raw materials and work-in-progress.......................   $143.2         $137.0
Finished goods...........................................     65.6           67.3
LIFO reserve.............................................    (23.1)         (23.1)
Other reserves...........................................    (13.6)         (10.6)
                                                            ------         ------
Inventories..............................................   $172.1         $170.6
                                                            ------         ------

                              UT AUTOMOTIVE, INC.
           (FORMERLY WHOLLY-OWNED BY UNITED TECHNOLOGIES CORPORATION)

       NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS -- CONTINUED

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciable property is depreciated over the estimated useful lives of the assets, using principally the straight-line method. A summary of property, plant and equipment is shown below (in millions):

                                                           MARCH 31,    DECEMBER 31,
                                                             1999           1998
                                                           ---------    ------------
Land.....................................................  $   16.4       $   16.5
Buildings and improvements...............................     228.6          224.7
Machinery and equipment..................................   1,061.4        1,062.3
Construction in progress.................................      53.3           47.3
                                                           --------       --------
Total property, plant and equipment......................  $1,359.7       $1,350.8
Less -- accumulated depreciation.........................    (656.6)        (641.1)
                                                           --------       --------
Net property, plant and equipment........................  $  703.1       $  709.7
                                                           ========       ========

(6) LONG-TERM DEBT

     Long-term debt is comprised of the following (in millions):

                                                           MARCH 31,    DECEMBER 31,
                                                             1999           1998
                                                           ---------    ------------
Notes and other debt.....................................    $2.3           $2.4
Capital lease obligations................................     3.7            4.4
                                                             ----           ----
                                                              6.0            6.8
Less -- Current portion..................................     1.3            1.6
                                                             ----           ----
Long-term debt...........................................    $4.7           $5.2
                                                             ----           ----

(7) SEGMENT REPORTING

     The Company and its subsidiaries design, develop, manufacture and sell products, classified in four principle operating segments. The Company's operating segments were generally determined on the basis of geographic regions and product segments.

     Electrical Systems -- Americas. Products include electrical distribution, electronic and electromechanical systems and components such as wire assemblies, control modules, switches, actuators, relays, terminals and connectors, smart junction boxes, power network boxes, in addition to, starter motors and wiper systems, manufactured principally in North America.

     Interior Systems -- International. Products include instrument panels, modular headliners, door panels, door and sidewall trim, painted and decorated trim components, exterior mirrors and acoustic and sealing products, manufactured principally in the United States.

     European Managed Operations. Products include electrical distribution, electronic and electromechanical systems and components such as wire assemblies, control modules, switches, actuators, relays, terminals and connectors, smart junction boxes, power network boxes, in addition to fractional horsepower DC motors, analog and digital auto amplifiers and video modules, manufactured principally in Europe.

     Asia Pacific Operations. Products include electronic and electromechanical systems and components such as wire assemblies, control modules, in addition to fractional horsepower DC motors, manufactured principally in Asia.

                              UT AUTOMOTIVE, INC.
           (FORMERLY WHOLLY-OWNED BY UNITED TECHNOLOGIES CORPORATION)

       NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS -- CONTINUED

     The following table presents revenues and other financial information by business segment (in millions):

                                                                  THREE MONTHS
                                                                ENDED MARCH 31,
                                                                ----------------
                                                                 1999      1998
                                                                 ----      ----
NET SALES
  Electrical Systems America................................    $366.4    $340.7
  Interior Systems International............................     154.4     145.2
  European Managed Operations...............................     284.7     243.9
  Asia Pacific Operations...................................       4.8       3.0
  Headquarters, Eliminations, Other.........................     (17.3)    (17.0)
                                                                ------    ------
     Total net sales........................................    $793.0    $715.8
                                                                ======    ======
OPERATING PROFITS
  Electrical Systems America................................    $ 38.6    $ 45.2
  Interior Systems International............................       4.3       7.1
  European Managed Operations...............................      27.3      23.7
  Asia Pacific Operations...................................        .8       (.4)
  Headquarters, Eliminations, Other.........................     (27.2)    (29.8)
                                                                ------    ------
     Total operating profits................................    $ 43.8    $ 45.8
                                                                ======    ======
CAPITAL EXPENDITURES
  Electrical Systems America................................    $ 10.0    $ 17.5
  Interior Systems International............................      10.6       8.5
  European Managed Operations...............................      14.1      21.0
  Asia Pacific Operations...................................        .1        .3
  Headquarters, Eliminations, Other.........................       3.2      (1.9)
                                                                ------    ------
     Total capital expenditures.............................    $ 38.0    $ 45.4
                                                                ======    ======
DEPRECIATION AND AMORTIZATION
  Electrical Systems America................................    $ 11.2    $ 11.2
  Interior Systems International............................       6.2       5.2
  European Managed Operations...............................      12.5       8.2
  Asia Pacific Operations...................................        .1        .1
  Headquarters, Eliminations, Other.........................       4.4       3.8
                                                                ------    ------
     Total depreciation and amortization....................    $ 34.4    $ 28.5
                                                                ======    ======

(8) SUBSEQUENT EVENTS

  Acquisition of UT Automotive

     On May 4, 1999, UT Automotive, Inc. was acquired by Lear Corporation for approximately $2.3 billion, subject to certain post-closing adjustments. The combined financial statements do not give effect to this transaction.

  Sale of Electric Motor Systems

     On May 7, 1999, Lear entered into a definitive purchase agreement with Johnson Electric Holdings Limited to sell the recently acquired Electric Motor Systems ("EMS") business for $310 million, subject

                              UT AUTOMOTIVE, INC.
           (FORMERLY WHOLLY-OWNED BY UNITED TECHNOLOGIES CORPORATION)

       NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS -- CONTINUED

to certain post-closing adjustments. Lear acquired the EMS business in the acquisition of UT Automotive. EMS is a supplier of industrial and automotive electric motors and starter motors for small gasoline engines. EMS had 1998 sales of $351 million and has approximately 3,300 employees operating at locations in 10 countries.

     Consummation of the sale is contingent upon expiration or termination of applicable waiting periods provided under the Hart-Scott-Rodino Antitrust Improvements Act, applicable foreign competition act approvals and certain other customary conditions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                LEAR CORPORATION

                    $600,000,000 7.96% SENIOR NOTES DUE 2005

                    $800,000,000 8.11% SENIOR NOTES DUE 2009

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no such person shall have been adjudged liable to the corporation except as claim was brought. In any type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

     Lear's Certificate of Incorporation and Bylaws require Lear to indemnify its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by Lear with certain of its executive officers and other key employees, Lear must indemnify such officers and employees in the same manner and to the same extent that, Lear is required to indemnify its directors under the Lear's Bylaws. Lear's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

     Lear has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

ITEM 21.  EXHIBITS AND FINANCIAL DATA SCHEDULES.

     (A) Exhibits

     The following is a list of all the exhibits filed as part of the Registration Statement.

EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
   3.1     Restated Certificate of Incorporation of the Company
           (incorporated by reference to Exhibit 3.1 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended March
           30, 1996).

   3.2 Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.4 to Lear's Registration Statement on
           Form S-1 (No. 33-52565)).

  *3.3     Certificate of Incorporation of Lear Operations Corporation.

  *3.4     By-laws of Lear Operations Corporation.

  *3.5     Amended and Restated Certificate of Incorporation of Lear
           Corporation Automotive Holdings.

  *3.6     By-laws of Lear Corporation Automotive Holdings.

   4.1 Indenture dated as of July 1, 1996 by and between the Company and the Bank of New York, as trustee, relating to the 9 1/2% Subordinated Notes due 2006 (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1996).

   4.2 Indenture dated as of February 1, 1994 by and between Lear and The First National Bank of Boston, as Trustee, relating to the 8 1/4% Subordinated Notes (incorporated by reference to Exhibit 4.1 to the Company's Transition Report on Form
           10-K filed on March 31, 1994).

   4.3     Indenture dated as of May 15, 1999, by and among Lear
           Corporation as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee
           (incorporated by reference to Exhibit 10.8 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended April 3,
           1999).

  *5.1     Opinion of Winston & Strawn.

  10.1 Second Amended and Restated Credit and Guarantee Agreement, dated as of May 4, 1999, among Lear, Lear Corporation Canada
           Ltd., the Foreign Subsidiary Borrowers (as defined therein), the Lenders Party thereto, Bankers Trust Company and Bank of
           America National Trust & Savings Association, as
           Co-Syndication Agents, The Bank of Nova Scotia, as
           Documentation Agent and Canadian Administrative Agent, and
           The Chase Manhattan Bank, as General Administrative Agent
           (incorporated by reference to Exhibit 10.1 to the Company's
           Current Report on Form 8-K dated May 4, 1999).

  10.2     Revolving Credit and Term Loan Agreement, dated as of May 4,
           1999, among Lear, certain of its Foreign Subsidiaries, the Lenders parties thereto, Citicorp USA, Inc. and Morgan
           Stanley Senior Funding, Inc., as Co-Syndication Agents,
           Toronto Dominion (Texas), Inc., as Documentation Agent, the other Agents named therein, and The Chase Manhattan Bank, as Administrative Agent (incorporated by reference to Exhibit
           10.3 to the Company's Current Report on Form 8-K dated May
           4, 1999).

  10.3     Employment Agreement dated March 20, 1995 between the
           Company and Kenneth L. Way (incorporated by reference to
           Exhibit 10.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

  10.4     Employment Agreement dated March 20, 1995 between the
           Company and Robert E. Rossiter (incorporated by reference to
           Exhibit 10.10 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

  10.5     Employment Agreement dated March 20, 1995 between the
           Company and James H. Vandenberghe (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
  10.6     Employment Agreement dated May 29, 1996 between the Masland
           Corporation and Dr. Frank J. Preston, (incorporated by
           reference to Exhibit 10.7 to the Company's Annual Report on
           Form 10-K for the year ended December 31, 1997).

  10.7     Employment Agreement dated March 20, 1995 between the
           Company and Donald J. Stebbins (incorporated by reference to
           Exhibit 10.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

  10.8     Lear's 1992 Stock Option Plan (incorporated by reference to
           Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended June 30, 1993).

  10.9 Amendment to Lear's 1992 Stock Option Plan (incorporated by reference to Exhibit 10.26 to the Company's Transition
           Report on Form 10-K filed on March 31, 1994).

  10.10    Lear's 1994 Stock Option Plan (incorporated by reference to
           Exhibit 10.27 to the Company's Transition Report on Form
           10-K filed on March 31, 1994).

  10.11    Masland Holdings, Inc. 1991 Stock Purchase and Option Plan
           (incorporated by reference to Exhibit 99.4 to the Company's
           Current Report on Form 8-K dated June 27, 1996).

  10.12    Masland Corporation 1993 Stock Option Incentive Plan
           (incorporated by reference to Exhibit 99.5 to the Company's
           Current Report on Form 8-K dated June 27, 1995).

  10.13    Lear's Supplemental Executive Retirement Plan, dated as of
           January 1, 1995 (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

  10.14 Share Purchase Agreement dated as of December 10, 1996, between the Company and Borealis Holding AB, (incorporated by reference to Exhibit 10.23 to the Company's Report on Form 10-K for the year ended December 31, 1996).

  10.15 Agreement and Plan of Merger dated as of May 23, 1996, by and among the Company, PA Acquisition Corp. and Masland
           Corporation (incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-3 (No.
           333-05809)).

  10.16 Agreement and Plan of Merger dated as of July 16, 1995, among the Company, AIHI Acquisition Corp. and Automotive
           Industries Holding, Inc. (incorporated by reference to the Exhibit 2.1 to the Company's Current Report on Form 8-K dated August 17, 1995).

  10.17 Lear Corporation 1996 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997).

  10.18 Lear Corporation Long-Term Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Company's quarterly Report on Form 10Q for the quarter ended June 28, 1997.

  10.19 Lear Corporation Outside Directors Compensation Plan, as amended and restated (incorporated by reference to Exhibit
           10.3 to the Company's quarterly Report on Form 10-Q for the quarter ended June 28, 1997).

  10.20    Purchase Agreement dated as of May 26, 1997 amend Keiper
           GmbH & Co., Putsch GmbH & Co. KG, Keiper Recaro GmbH, Keiper
           Car Seating Verwaltungs GmbH, Lear Corporation GmbH & Co., and Lear Corporation (incorporated by reference to Exhibit
           10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997.

  10.21    Operating Agreement of Lear Donnelly Overhead Systems,
           L.L.C. dated as of the 1st day of November, 1997, by and between the Company and Donnelly Corporation, (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
  10.22    Form of the Lear Corporation Long-Term Stock Incentive Plan
           Deferral and Restricted Stock Unit Agreement, (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

  10.23    Form of the Lear Corporation 1996 Stock Option Plan Stock
           Option Agreement, (incorporated by reference to Exhibit
           10.30 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

  10.24 Restricted Property Agreement dated as of December 17, 1997 between the Company and Robert E. Rossiter (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

  10.25    Lear Corporation 1992 Stock Option Plan, 3rd amendment dated
           March 14, 1997 (incorporated by reference to Exhibit 10.30 to the Company's Annual Report of Form 10-K for the year ended December 31, 1997).

  10.26    Lear Corporation 1992 Stock Option plan, 4th amendment dated
           August 4, 1997 (incorporated by reference to Exhibit 10.31 to the Company's Annual Report of Form 10-K for the year ended December 31, 1997).

  10.27 Lear Corporation 1994 Stock Option Plan, Second Amendment effective January 1, 1996, (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

  10.28 Lear Corporation 1994 Stock Option Plan, Third Amendment effective March 14, 1997 (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

  10.29    Lear Corporation Long-Term Stock Incentive Plan, Third
           Amendment effective February 26, 1998 (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

  10.30    The Master Sale and Purchase Agreement between General
           Motors Corporation and the Company, dated August 31, 1998, relating to the sale and purchase of the world-wide seating business operated by The Delphi Interior & Lighting System
           Division of General Motors Corporation's Delphi Automotive
           Systems business sector (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

  10.31 Stock Purchase Agreement dated as of March 16, 1999 by and between Nevada Bond Investment Corp. II and Lear Corporation
           (incorporated by reference to Exhibit 99.1 to the Company's
           Current Report on Form 8-K dated March 16, 1999).

  10.32    Stock Purchase Agreement, dated as of May 7, 1999, between
           Lear Corporation and Johnson Electric Holdings Limited
           (incorporated by reference to Exhibit 10.1 to the Company's
           Current Report on Form 8-K dated May 7, 1999).

  10.33    Purchase Agreement dated as of May 13, 1999, among Lear
           Corporation, Lear Operations Corporation, Lear Corporation
           Automotive Holdings and Morgan Stanley & Co. Incorporated,
           Salomon Smith Barney Inc., Chase Securities Inc., Credit
           Suisse First Boston Corporation, Deutsche Bank Securities
           Inc., NationsBanc Montgomery Securities LLC, Scotia Capital
           Markets (USA) Inc. and TD Securities (USA) Inc.
           (incorporated by reference to Exhibit 10.6 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended April 3,
           1999).

EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
  10.34    Registration Rights Agreement dated as of May 18, 1999,
           among Lear Corporation, Lear Operations Corporation, Lear
           Corporation Automotive Holdings and Morgan Stanley & Co.
           Incorporated, Salomon Smith Barney Inc., Chase Securities
           Inc., Credit Suisse First Boston Corporation, Deutsche Bank
           Securities Inc., NationsBanc Montgomery Securities LLC,
           Scotia Capital Markets (USA) Inc. and TD Securities (USA)
           Inc. (incorporated by reference to Exhibit 10.7 to the
           Company's Quarterly Report on Form 10-Q for the quarter
           ended April 3, 1999).
 *11.1     Computation of income (loss) per share.
 *12.1     Statement re computation of ratios (Historical).
 *12.2     Statement re computation of ratios (Pro forma).
 *21.1     List of subsidiaries of Lear Corporation.
**23.1     Consent of Arthur Andersen LLP.
**23.2     Consent of PricewaterhouseCoopers LLP.
**23.3     Consent of Deloitte & Touche LLP.
 *23.4     Consent of Winston & Strawn (included in Exhibit 5.1).
 *24.1     Powers of Attorney.
 *25.1     Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 on Form T-1 of The Bank of New York as
           Trustee under the Indenture.
 *27.1     Financial Data Schedule for the Year Ended December 31,
           1998.
 *27.2     Financial Data Schedule for the Quarter Ended April 3, 1999.
 *27.3     Financial Data Schedule for the Quarter Ended July 3, 1999.
 *99.1     Form of Letter of Transmittal.
 *99.2     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees.
 *99.3     Form of Letter to Clients.
 *99.4     Form of Notice of Guaranteed Delivery.


---------------
 * Previously filed.
** Filed herewith.

     (B) Financial Statement Schedules

     Schedules are omitted since the information required to be submitted has been included in the Supplemental Consolidated Financial Statements of Lear or the notes thereto, or the required information is not applicable.

ITEM 22.  UNDERTAKINGS

     The Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Lear Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and it has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 8th day of November, 1999.


                                          Lear Corporation

                                          By: /s/ DONALD J. STEBBINS
                                            ------------------------------------
                                              Donald J. Stebbins
                                              Senior Vice President and
                                                Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


               SIGNATURE                                  TITLE                          DATE
               ---------                                  -----                          ----
*                                        Chairman of the Board and Chief           November 8, 1999
---------------------------------------    Executive Officer (Principal Executive
Kenneth L. Way                             Officer)

*                                        President and Chief Operating Officer     November 8, 1999
---------------------------------------    and Director
Robert E. Rossiter

*                                        Vice Chairman of the Board                November 8, 1999
---------------------------------------
James H. Vandenberghe

/s/ DONALD J. STEBBINS                   Senior Vice President and Chief           November 8, 1999
---------------------------------------    Financial Officer (Principal Financial
Donald J. Stebbins                         and Accounting Officer)

*                                        Director                                  November 8, 1999
---------------------------------------
David Bing

*                                        Director                                  November 8, 1999
---------------------------------------
Gian Andrea Botta

*                                        Director                                  November 8, 1999
---------------------------------------
Irma B. Elder

*                                        Director                                  November 8, 1999
---------------------------------------
Larry W. McCurdy

*                                        Director                                  November 8, 1999
---------------------------------------
Roy E. Parrott

*                                        Director                                  November 8, 1999
---------------------------------------
Robert W. Shower

*                                        Director                                  November 8, 1999
---------------------------------------
David P. Spalding

               SIGNATURE                                  TITLE                          DATE
               ---------                                  -----                          ----
*                                        Director                                  November 8, 1999
---------------------------------------
James A. Stern

*By: /s/ DONALD J. STEBBINS
--------------------------------------
     Donald J. Stebbins
     Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Lear Operations Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and it has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 8th day of November, 1999.


                                          Lear Operations Corporation

                                          By: /s/ JOSEPH F. MCCARTHY
                                            ------------------------------------
                                              Joseph F. McCarthy
                                              Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


               SIGNATURE                                  TITLE                          DATE
               ---------                                  -----                          ----

*                                        Chairman of the Board and Chief           November 8, 1999
---------------------------------------    Executive Officer (Principal Executive
Kenneth L. Way                             Officer)

*                                        Executive Vice President, Chief           November 8, 1999
---------------------------------------    Financial Officer and Director
James H. Vandenberghe                      (Principal Financial and Accounting
                                           Officer)

/s/ JOSEPH F. MCCARTHY                   Vice President, Secretary, General        November 8, 1999
---------------------------------------    Counsel and Director
Joseph F. McCarthy


*By: /s/ JOSEPH F. MCCARTHY
     --------------------------------------
     Joseph F. McCarthy
     Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Lear Corporation Automotive Holdings, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and it has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 8th day of November, 1999.


                                          Lear Corporation Automotive Holdings

                                          By: /s/ DONALD J. STEBBINS
                                            ------------------------------------
                                              Donald J. Stebbins
                                              Vice President, Chief Financial
                                              Officer
                                                and Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


               SIGNATURE                                  TITLE                          DATE
               ---------                                  -----                          ----

*                                        President and Director                    November 8, 1999
---------------------------------------    (Principal Executive Officer)
James H. Vandenberghe

/s/ DONALD J. STEBBINS                   Vice President, Chief Financial Officer,  November 8, 1999
---------------------------------------    Assistant Secretary and Director
Donald J. Stebbins                         (Principal Financial and Accounting
                                           Officer)

*                                        Vice President, Secretary and Director    November 8, 1999
---------------------------------------
Joseph F. McCarthy

*                                        Vice President and Director               November 8, 1999
---------------------------------------
Douglas G. DelGrosso


* By: /s/ DONALD J. STEBBINS
     -------------------------------------------
      Donald J. Stebbins
      Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
   3.1     Restated Certificate of Incorporation of the Company
           (incorporated by reference to Exhibit 3.1 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended March
           30, 1996).

   3.2 Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.4 to Lear's Registration Statement on
           Form S-1 (No. 33-52565)).

  *3.3     Certificate of Incorporation of Lear Operations Corporation.

  *3.4     By-laws of Lear Operations Corporation.

  *3.5     Amended and Restated Certificate of Incorporation of Lear
           Corporation Automotive Holdings.

  *3.6     By-laws of Lear Corporation Automotive Holdings.

   4.1 Indenture dated as of July 1, 1996 by and between the Company and the Bank of New York, as trustee, relating to the 9 1/2% Subordinated Notes due 2006 (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1996).

   4.2 Indenture dated as of February 1, 1994 by and between Lear and The First National Bank of Boston, as Trustee, relating to the 8 1/4% Subordinated Notes (incorporated by reference to Exhibit 4.1 to the Company's Transition Report on Form
           10-K filed on March 31, 1994).

   4.3     Indenture dated as of May 15, 1999, by and among Lear
           Corporation as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee
           (incorporated by reference to Exhibit 10.8 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended April 3,
           1999).

  *5.1     Opinion of Winston & Strawn.

  10.1 Second Amended and Restated Credit and Guarantee Agreement, dated as of May 4, 1999, among Lear, Lear Corporation Canada
           Ltd., the Foreign Subsidiary Borrowers (as defined therein), the Lenders Party thereto, Bankers Trust Company and Bank of
           America National Trust & Savings Association, as
           Co-Syndication Agents, The Bank of Nova Scotia, as
           Documentation Agent and Canadian Administrative Agent, and
           The Chase Manhattan Bank, as General Administrative Agent
           (incorporated by reference to Exhibit 10.1 to the Company's
           Current Report on Form 8-K dated May 4, 1999).

  10.2     Revolving Credit and Term Loan Agreement, dated as of May 4,
           1999, among Lear, certain of its Foreign Subsidiaries, the Lenders parties thereto, Citicorp USA, Inc. and Morgan
           Stanley Senior Funding, Inc., as Co-Syndication Agents,
           Toronto Dominion (Texas), Inc., as Documentation Agent, the other Agents named therein, and The Chase Manhattan Bank, as Administrative Agent (incorporated by reference to Exhibit
           10.3 to the Company's Current Report on Form 8-K dated May
           4, 1999).

  10.3     Employment Agreement dated March 20, 1995 between the
           Company and Kenneth L. Way (incorporated by reference to
           Exhibit 10.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

  10.4     Employment Agreement dated March 20, 1995 between the
           Company and Robert E. Rossiter (incorporated by reference to
           Exhibit 10.10 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

  10.5     Employment Agreement dated March 20, 1995 between the
           Company and James H. Vandenberghe (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

  10.6     Employment Agreement dated May 29, 1996 between the Masland
           Corporation and Dr. Frank J. Preston, (incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
  10.7     Employment Agreement dated March 20, 1995 between the
           Company and Donald J. Stebbins (incorporated by reference to
           Exhibit 10.8 to the Company's Annual Report on Form 10-K for
           the year ended December 31, 1998).

  10.8     Lear's 1992 Stock Option Plan (incorporated by reference to
           Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended June 30, 1993).

  10.9 Amendment to Lear's 1992 Stock Option Plan (incorporated by reference to Exhibit 10.26 to the Company's Transition
           Report on Form 10-K filed on March 31, 1994).

  10.10    Lear's 1994 Stock Option Plan (incorporated by reference to
           Exhibit 10.27 to the Company's Transition Report on Form
           10-K filed on March 31, 1994).

  10.11    Masland Holdings, Inc. 1991 Stock Purchase and Option Plan
           (incorporated by reference to Exhibit 99.4 to the Company's
           Current Report on Form 8-K dated June 27, 1996).

  10.12    Masland Corporation 1993 Stock Option Incentive Plan
           (incorporated by reference to Exhibit 99.5 to the Company's
           Current Report on Form 8-K dated June 27, 1995).

  10.13    Lear's Supplemental Executive Retirement Plan, dated as of
           January 1, 1995 (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

  10.14 Share Purchase Agreement dated as of December 10, 1996, between the Company and Borealis Holding AB, (incorporated by reference to Exhibit 10.23 to the Company's Report on Form 10-K for the year ended December 31, 1996).

  10.15 Agreement and Plan of Merger dated as of May 23, 1996, by and among the Company, PA Acquisition Corp. and Masland
           Corporation (incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-3 (No.
           333-05809)).

  10.16 Agreement and Plan of Merger dated as of July 16, 1995, among the Company, AIHI Acquisition Corp. and Automotive
           Industries Holding, Inc. (incorporated by reference to the Exhibit 2.1 to the Company's Current Report on Form 8-K dated August 17, 1995).

  10.17 Lear Corporation 1996 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997).

  10.18 Lear Corporation Long-Term Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Company's quarterly Report on Form 10Q for the quarter ended June 28, 1997.

  10.19 Lear Corporation Outside Directors Compensation Plan, as amended and restated (incorporated by reference to Exhibit
           10.3 to the Company's quarterly Report on Form 10-Q for the quarter ended June 28, 1997).

  10.20    Purchase Agreement dated as of May 26, 1997 amend Keiper
           GmbH & Co., Putsch GmbH & Co. KG, Keiper Recaro GmbH, Keiper
           Car Seating Verwaltungs GmbH, Lear Corporation GmbH & Co., and Lear Corporation (incorporated by reference to Exhibit
           10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997.

  10.21    Operating Agreement of Lear Donnelly Overhead Systems,
           L.L.C. dated as of the 1st day of November, 1997, by and between the Company and Donnelly Corporation, (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

  10.22    Form of the Lear Corporation Long-Term Stock Incentive Plan
           Deferral and Restricted Stock Unit Agreement, (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

  10.23    Form of the Lear Corporation 1996 Stock Option Plan Stock
           Option Agreement, (incorporated by reference to Exhibit
           10.30 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
  10.24    Restricted Property Agreement dated as of December 17, 1997 between the Company and Robert E. Rossiter (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on
           Form 10-K for the year ended December 31, 1997).
  10.25    Lear Corporation 1992 Stock Option Plan, 3rd amendment dated
           March 14, 1997 (incorporated by reference to Exhibit 10.30 to the Company's Annual Report of Form 10-K for the year
           ended December 31, 1997).
  10.26    Lear Corporation 1992 Stock Option plan, 4th amendment dated
           August 4, 1997 (incorporated by reference to Exhibit 10.31 to the Company's Annual Report of Form 10-K for the year
           ended December 31, 1997).
  10.27    Lear Corporation 1994 Stock Option Plan, Second Amendment
           effective January 1, 1996, (incorporated by reference to
           Exhibit 10.28 to the Company's Annual Report on Form 10-K
           for the year ended December 31, 1998).
  10.28    Lear Corporation 1994 Stock Option Plan, Third Amendment
           effective March 14, 1997 (incorporated by reference to
           Exhibit 10.29 to the Company's Annual Report on Form 10-K
           for the year ended December 31, 1998).
  10.29    Lear Corporation Long-Term Stock Incentive Plan, Third
           Amendment effective February 26, 1998 (incorporated by
           reference to Exhibit 10.30 to the Company's Annual Report on
           Form 10-K for the year ended December 31, 1998).
  10.30    The Master Sale and Purchase Agreement between General
           Motors Corporation and the Company, dated August 31, 1998, relating to the sale and purchase of the world-wide seating business operated by The Delphi Interior & Lighting System
           Division of General Motors Corporation's Delphi Automotive
           Systems business sector (incorporated by reference to
           Exhibit 10.31 to the Company's Annual Report on Form 10-K
           for the year ended December 31, 1998).
  10.31    Stock Purchase Agreement dated as of March 16, 1999 by and between Nevada Bond Investment Corp. II and Lear Corporation
           (incorporated by reference to Exhibit 99.1 to the Company's
           Current Report on Form 8-K dated March 16, 1999).
  10.32    Stock Purchase Agreement, dated as of May 7, 1999, between
           Lear Corporation and Johnson Electric Holdings Limited
           (incorporated by reference to Exhibit 10.1 to the Company's
           Current Report on Form 8-K dated May 7, 1999).
  10.33    Purchase Agreement dated as of May 13, 1999, among Lear
           Corporation, Lear Operations Corporation, Lear Corporation
           Automotive Holdings and Morgan Stanley & Co. Incorporated,
           Salomon Smith Barney Inc., Chase Securities Inc., Credit
           Suisse First Boston Corporation, Deutsche Bank Securities
           Inc., NationsBanc Montgomery Securities LLC, Scotia Capital
           Markets (USA) Inc. and TD Securities (USA) Inc.
           (incorporated by reference to Exhibit 10.6 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended April 3,
           1999).
  10.34    Registration Rights Agreement dated as of May 18, 1999,
           among Lear Corporation, Lear Operations Corporation, Lear
           Corporation Automotive Holdings and Morgan Stanley & Co.
           Incorporated, Salomon Smith Barney Inc., Chase Securities
           Inc., Credit Suisse First Boston Corporation, Deutsche Bank
           Securities Inc., NationsBanc Montgomery Securities LLC,
           Scotia Capital Markets (USA) Inc. and TD Securities (USA)
           Inc. (incorporated by reference to Exhibit 10.7 to the
           Company's Quarterly Report on Form 10-Q for the quarter
           ended April 3, 1999).
 *11.1     Computation of income (loss) per share.
 *12.1     Statement re computation of ratios (Historical).
 *12.2     Statement re computation of ratios (Pro forma).
 *21.1     List of subsidiaries of Lear Corporation.
**23.1     Consent of Arthur Andersen LLP.
**23.2     Consent of PricewaterhouseCoopers LLP.

EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
**23.3     Consent of Deloitte & Touche LLP.
 *23.4     Consent of Winston & Strawn (included in Exhibit 5.1).
 *24.1     Powers of Attorney.
 *25.1     Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 on Form T-1 of The Bank of New York as
           Trustee under the Indenture.
 *27.1     Financial Data Schedule for the Year Ended December 31,
           1998.
 *27.2     Financial Data Schedule for the Quarter Ended April 3, 1999.
 *27.3     Financial Data Schedule for the Quarter Ended July 3, 1999.
 *99.1     Form of Letter of Transmittal.
 *99.2     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees.
 *99.3     Form of Letter to Clients.
 *99.4     Form of Notice of Guaranteed Delivery.


---------------
 * Previously filed.
** Filed herewith.